Exhibit 2.3

EQUITY INTEREST PURCHASE AGREEMENT

dated as of

May 21, 2026

among

CONDUENT BUSINESS SERVICES, LLC,
MODAXO USA HOLDINGS, INC.,
MODAXO FRANCE HOLDINGS SAS,
and solely for the purposes of Section 11.18 hereto,
MODAXO GROUP, INC.

TABLE OF CONTENTS
ARTICLE I
DEFINITIONS
Section 1.01    Definitions    6
Section 1.02    Cross References    27
Section 1.03    Other Definitional and Interpretative Provisions    34
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale of the Purchased Interests; Assumption of Assumed Liabilities    35
Section 2.02    Purchase Price; Allocation of Purchase Price; Withholding    36
Section 2.03    Closing    36
Section 2.04    Adjustment Amount    41
Section 2.05    Allocation of Purchase Price    45
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Section 3.01    Existence and Power of Seller, US Equity Sellers and Non-US Sellers    45
Section 3.02    Authorization    46
Section 3.03    Governmental Authorization    46
Section 3.04    Noncontravention    46
Section 3.05    Purchased Subsidiaries    47
Section 3.06    Financial Statements    49
Section 3.07    Absence of Certain Changes    49
Section 3.08    No Undisclosed Liabilities    49
Section 3.09    Material Contracts    50
Section 3.10    Litigation    52
Section 3.11    Compliance with Laws    53
Section 3.12    Real Property    55
Section 3.13    Intellectual Property; Information Privacy and Security    57
Section 3.14    Title to and Sufficiency of Assets    62
Section 3.15    Government Contracts    62
Section 3.16    Employee Benefit Plans    64
Section 3.17    Employees    66
Section 3.18    Licenses and Permits    68
Section 3.19    Environmental Compliance    69
Section 3.20    Taxes    69
Section 3.21    Finders’ Fees    71
Section 3.22    Insurance    71
Section 3.23    Related Party Transactions    71
Section 3.24    Customers and Vendors; Shared Contracts    72
Section 3.25    Inventory    72
i

Section 3.27    Business Guarantees.    73
Section 3.28    No Other Representations and Warranties    73
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Section 4.01    Existence and Power    74
Section 4.02    Authorization    75
Section 4.03    Governmental Authorization    75
Section 4.04    Noncontravention    75
Section 4.05    Sufficiency of Funds; Solvency    75
Section 4.06    Litigation    76
Section 4.07    Purchase for Investment    76
Section 4.08    Finders’ Fees    76
Section 4.09    No Other Representations and Warranties; No Reliance    76
ARTICLE V
COVENANTS
Section 5.01    Conduct of the Business    78
Section 5.02    Pre-Closing Access    81
Section 5.03    Regulatory Filings    82
Section 5.04    Shared Contracts    85
Section 5.05    Pre-Closing Intercompany Assignments    86
Section 5.06    Consents Generally    88
Section 5.07    Wrong Pockets    89
Section 5.08    Intercompany Balances; Affiliate Transactions    89
Section 5.09    Business Guarantees    89
Section 5.10    Use of Retained Marks    93
Section 5.11    Representation and Warranty Insurance    94
Section 5.12    Insurance    95
Section 5.13    Retention of Books and Records and Post-Closing Access    95
Section 5.14    Confidentiality    97
Section 5.15    Public Announcements    98
Section 5.16    Resignations    99
Section 5.17    Director and Officer Indemnification    99
Section 5.18    Further Assurances    101
Section 5.19    Contact with Employees, Suppliers and Key Counterparties    101
Section 5.20    Use of Names    102
Section 5.21    Exclusivity    103
Section 5.22    Excluded Assets and Liabilities    103
Section 5.23    International Carve-Outs    104
Section 5.24    Transition of the Business    104
Section 5.25    Delayed Closings    105
Section 5.26    Notification    106

ARTICLE VI
TAX MATTERS
Section 6.01    Tax Returns; Allocation of Taxes    106
Section 6.02    Cooperation on Tax Matters    108
Section 6.03    Buyer Covenants    109
Section 6.04    Tax Claims    109
Section 6.05    Post-Closing Payments    110
Section 6.06    French Tax Return Amendment    110
ARTICLE VII
EMPLOYEE MATTERS
Section 7.01    Employee Communications and Consultations    110
Section 7.02    Offers of Employment    110
Section 7.03    Effect of Transfer    111
Section 7.04    Continuation of Benefits    111
Section 7.05    Foreign Jurisdiction Severance    112
Section 7.06    Service Credit    112
Section 7.07    Work Authorization    112
Section 7.08    Vacation.    113
Section 7.09    Retirement Plans    113
Section 7.10    Health and Welfare Benefits    113
Section 7.11    Workers’ Compensation    114
Section 7.12    Employment Tax Reporting Responsibility    114
Section 7.13    WARN    115
Section 7.14    Third-Party Rights    115
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01    Conditions to the Obligations of Buyer and Seller    115
Section 8.02    Conditions to the Obligations of Buyer    115
Section 8.03    Conditions to the Obligations of Seller    116
Section 8.04    Frustration of Conditions    117
ARTICLE IX
TERMINATION
Section 9.01    Termination    117
Section 9.02    Notice of Termination; Effect of Termination and Abandonment    119
ARTICLE X
INDEMNIFICATION
Section 10.01    Survival    119
Section 10.02    Indemnification by Seller    120
Section 10.03    Indemnification by Buyer    121

Section 10.04    Certain Limitations    121
Section 10.05    Indemnification Procedures    123
Section 10.06    Tax Treatment of Indemnification Payments    124
Section 10.07    Manner of Payment; Effect of Indemnity Payments    124
Section 10.08    Exclusive Remedies    125
ARTICLE XI
MISCELLANEOUS
Section 11.01    Notices    126
Section 11.02    Waiver    127
Section 11.03    Expenses    127
Section 11.04    Assignment    127
Section 11.05    Governing Law    128
Section 11.06    Jurisdiction; Waiver of Jury Trial    128
Section 11.07    Captions; Counterparts    128
Section 11.08    Rights of Third Parties    129
Section 11.09    Entire Agreement    129
Section 11.10    Amendments    129
Section 11.11    Severability    129
Section 11.12    Disclosure Schedules    130
Section 11.13    Enforcement    130
Section 11.14    Non-Recourse    131
Section 11.15    Privileged Matters; Conflicts of Interest    132
Section 11.16    Currency    134
Section 11.17    Fulfillment of Obligations    134
Section 11.18    Modaxo Group Guarantee.    135
Section 11.19    Release    136

ANNEX I
PURCHASED SUBSIDIARIES
EXHIBIT A
FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT B
ACCOUNTING PRINCIPLES
&
ILLUSTRATIVE EXAMPLE OF NET TANGIBLE ASSET CALCULATION
EXHIBIT C
EXAMPLE CALCULATION OF ESTIMATED PURCHASE PRICE
EXHIBIT D
INTERNATIONAL CARVE-OUTS

EXHIBIT E
FRENCH SPA
EXHIBIT F
RESTRICTIVE COVENANT AGREEMENT
EXHIBIT G
ILLUSTRATIVE CALCULATION OF
NTA ADJUSTMENT AMOUNT
EXHIBIT H
IP ASSIGNMENT AGREEMENT

EXHIBIT I
JOINT DEFENSE TERMS AND CONDITIONS
EXHIBIT J
FORM OF CONSENT - MELBOURNE CONTRACT

v

EQUITY INTEREST PURCHASE AGREEMENT
This EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 21, 2026, is made among Conduent Business Services, LLC, a Delaware limited liability company (“Seller”), Modaxo USA Holdings, Inc., a Delaware corporation (“US Buyer”) and Modaxo France Holdings SAS, a société par actions simplifiée organized under the Laws of France (“French Buyer” and together with US Buyer, “Buyer”) and solely for purposes of Section 11.18, Modaxo Group Inc., a corporation incorporated under the Business Corporations Act (Ontario) (“Modaxo Group”). Seller, Modaxo Group and Buyer, where applicable, are each referred to herein as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
WHEREAS, the Purchased Subsidiaries (as defined herein) and the Enterprise Subsidiaries (as defined herein) are engaged in a business which provides (i) public transit solutions and related maintenance and operations services for fare collection and Mobility as a Service (as defined herein) offerings (the “Fare Collection Segment”), and (ii) public transit fleet location and scheduling management, which may include related computer-aided dispatch/automatic vehicle location systems, in each case, for departments of transportation or similar government agencies, directly or through a fare operator, construction or rolling stock company (the “Fleet Management Segment” and together with the Fare Collection Segment, the “Business”);
WHEREAS, Buyer and its Affiliates desire to acquire the Business by purchasing the Purchased Interests (as defined herein) (other than the CBS France Equity) from Seller and its Affiliates, and Seller and its Affiliates desire to sell the Business by selling the Purchased Interests (other than the CBS France Equity) to Buyer and/or its Affiliates, in each case, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, prior to making any decision to enter into a definitive agreement for the sale of the CBS France Equity pursuant to this Agreement, ACS International is required, inter alia, to consult with the relevant works council in France in accordance with applicable Law; and
WHEREAS, simultaneously with this Agreement, ACS International and French Buyer have entered into an option agreement (the “Option Agreement”), pursuant to which ACS International is granted an option to sell the CBS France Equity to the French Buyer on the terms and subject to the conditions of this Agreement and the Option Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
Definitions
Section 1.01Definitions. As used herein, the following terms have the following meanings:

“Accounting Principles” means the accounting practices, principles, policies, procedures, methodologies, line items and applicable definitions set forth in Exhibit B effective as of the Balance Sheet Date.
“ACS International” means Affiliated Computer Services International B.V., a private limited company formed under the laws of the Netherlands.
“ACS Peru” means ACS Solutions Peru S.A., sociedad anónima organized under the laws of Peru.
“Acquired Companies” means Conduent Transport Solutions and the Non-US Purchased Subsidiaries.
“Acquisition Proposal” means any proposal or offer from any Person other than Buyer relating to any acquisition of (i) all or a substantial portion of the assets used in the Business and (ii) any of the Purchased Interests.
“Action” means any claim, action, suit, complaint, proceeding (public or private), investigation, mediation or arbitration, in each case, commenced or brought by any Person, that is conducted or heard by or before any Governmental Authority (other than ordinary course office actions and similar ordinary course notices or proceedings in connection with the prosecution of applications for registration or issuance of Intellectual Property Rights).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Assumed Liabilities” means any and all Liabilities of Seller, the Retained Entities and any of their respective Affiliates (and any predecessors of any of the foregoing) arising out of, related to, in connection with or resulting from the Business or the Transferred Assets, whether to be performed before, on or after the date of this Agreement, except in each case for the Liabilities set forth on Schedule 10.02(c), the Retained Liabilities, and obligations of Seller and its Affiliates under this Agreement and the other Transaction Documents.
“Balance Sheet Date” means December 31, 2025.
“Business Copyrights” means the Copyrights primarily used or held for use in the conduct of the Business, including those identified on Schedule 3.13(a).
“Business Data” means, whether stored or maintained electronically or in physical form such as paper records, files, or documents, all (i) confidential and proprietary data (including confidential and proprietary information of any other Person under any obligation of confidentiality by Seller or its Affiliates), (ii) personal and sensitive information, and (iii) data compilations stored in the IT Assets; each of the foregoing including Personal Information, in each case, primarily used by, or necessary to the operation of, the Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the commercial banks in New York, New York are required or authorized by Law to be closed.
“Business Designs” means the Designs primarily used or held for use in the conduct of the Business, including those identified on Schedule 3.13(a).
“Business Domain Names” means the Domain Names primarily used or held for use in the conduct of the Business, including those identified on Schedule 3.13(a).
“Business Employees” means (i) each employee of the Purchased Subsidiaries, excluding the individuals listed on Schedule 1.01(a), (ii) each employee of Seller or one of its Subsidiaries (other than a Purchased Subsidiary) who provides services primarily related to the Business (in the case of each clauses (i) and (ii), each of whom is set forth on the Employee List, which Employee List may be modified pursuant to Section 7.01), and (iii) to the extent permitted by Section 5.01, any employee hired by Seller, any Purchased Subsidiary or any of Seller’s Subsidiaries after the date of this Agreement who provides services primarily related to the Business. For the avoidance of doubt, “Business Employees” shall include any employees who transfer, or are deemed to transfer, to Buyer, a Purchased Subsidiary or an EOR in connection with the Closing pursuant to applicable Law relating to the transfer of employment.
“Business Guarantees” means all Letters of Credit, Surety Bonds, and other credit support or assurances provided by Parent or any of its Subsidiaries in support of any obligation of the Business, all of which are set forth on Schedule 1.01(b).
“Business Intellectual Property Rights” means the Business Patents, the Business Designs, the Business Trademarks, the Business Domain Names, the Business Copyrights and all other Intellectual Property Rights (including Software) which is used or held for use in the conduct of the Business.
“Business Patents” means the Patents primarily used or held for use in the conduct of the Business, including those identified on Schedule 3.13(a).
“Business Records” means all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, ledgers, drawings and other similar materials to the extent primarily related to the Business, including (a) all lists, including lists of customers, suppliers or personnel, (b) all product, business and marketing plans, (c) operating records and (d) all tax-related records and receipts (or portions thereof), in each case, primarily related to the Business.
“Business Trademarks” means the Trademarks used or held for use primarily in the conduct of the Business, including those set forth in Schedule 3.13(a), other than the Retained Marks.
“Cash and Cash Equivalents” of any Person as of any date means the aggregate of all unrestricted cash, cash equivalents, bank deposits, investment accounts, certificates of deposit, marketable securities, short-term deposits and other similar cash items that would be reflected as cash and cash equivalents on a consolidated balance sheet in accordance with GAAP; provided that Cash and Cash Equivalents shall exclude any restricted cash or cash equivalents, including deposits held in escrow, collateral or security accounts, or otherwise not freely usable by the Purchased Subsidiaries, in accordance with GAAP.

“CBS Australia” means Conduent Business Services (Australia) Pty. Ltd., a proprietary limited company organized under the laws of Australia.
“CBS France” means Conduent Business Solutions (France), SAS, a société par actions simplifiée (simplified joint stock company) organized under the laws of France.
“CBS France Equity” means all of the issued and outstanding equity interests of CBS France.
“CBS India” means Conduent Business Services India LLP, a limited liability partnership organized under the laws of India.
“CBS Switzerland” means Conduent Business Solutions AG, a public limited company organized under the laws of Switzerland.
“Closing Date Cash” means the aggregate Cash and Cash Equivalents of the Purchased Subsidiaries held in bank accounts as of 11:59 p.m. New York time on the day immediately prior to the Closing Date, as set forth in the Closing Statement.
“Closing Date NTA” means the NTA as of 11:59 p.m., New York time, on the day immediately prior to the Closing Date, but determined after giving effect to the Pre-Closing Intercompany Assignments.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means each agreement or labor contract entered into with a union, labor organization or works council governing the terms and conditions of employment of any Business Employee.
“Combined Tax” means (i) any Tax with respect to which any of the Purchased Subsidiaries has filed or will file a Tax Return with any Retained Entity on a consolidated basis pursuant to Section 1501 of the Code and (ii) any income or franchise Tax payable to any U.S. state, local or non-U.S. taxing jurisdiction in which any of the Purchased Subsidiaries has filed or will file a Tax Return with any Retained Entity on an affiliated, consolidated, combined or unitary basis with respect to such Tax.
“Combined Tax Return” means any Tax Return for Combined Taxes that includes any Purchased Subsidiary and any Retained Entity.
“Competition Laws” means any relevant U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, to the extent applicable, and in each case, as amended, and the related rules and regulations, as amended.
“Conduent Australian Holdings” means Conduent Australian Holdings, LLC, a Delaware limited liability company.

“Conduent Guatemala” means Conduent Business Services de Guatemala, S.A., a sociedad anónima organized under the laws of Guatemala.
“Conduent Italy” means Conduent Business Solutions Italia S.p.A., a società per azioni organized under the laws of Italy.
“Conduent Mexico” means Conduent Solutions Mexico S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico.
“Conduent Netherlands” means Conduent Netherlands, B.V., a private limited company organized under the laws of the Netherlands.
“Conduent Philippines” means Conduent Business Services, Philippines, Inc., a corporation organized under the laws of the Republic of the Philippines.
“Conduent Romania” means Conduent Business Services Romania, S.r.l, a societate cu raspundere limitata organized under the laws of Romania.
“Conduent Transit Holdings” means Conduent Transit Holdings, LLC, a Delaware limited liability company.
“Conduent Transport Solutions” means Conduent Transport Solutions, Inc., a Georgia corporation.
“Conduent UK” means Conduent Business Process Solutions, Ltd., a private limited company organized under the laws of the United Kingdom of Great Britain and Northern Ireland.
“Conduent Victoria” means Conduent Victoria Ticketing Systems Pty. Ltd., a proprietary limited company organized under the laws of Australia.
“Confidentiality Agreement” means that certain Letter Agreement between Constellation Software Inc. and Parent, dated October 3, 2024, as amended by the First Amendment, dated June 16, 2025.
“Contract” means any legally binding contract, agreement, lease, sublease, license or sublicense, whether written or oral. For the avoidance of doubt, amendments, attachments, and addendums under a Contract will not constitute a separate Contract but will be part of the Contract under which it was issued.
“Copyrights” means copyrights and neighboring rights, moral rights, rights or authorship and attribution, and works of authorship including rights in databases and data collections (including knowledge databases, customer lists and customer databases), and including any registration and applications for any of the foregoing.
“Credit Facility” means that certain Credit Agreement dated October 15, 2021, among Parent, Seller, Conduent State & Local Solutions, ACS International, the guarantors party thereto from time to time, the joint lead arrangers, joint bookrunners and co-documentation agents party thereto, Bank of America, N.A. as administrative agent, collateral agent, swing line lender and L/C issuer, and Citibank, N.A., as syndication agent, as amended from time to time.
“Current Government Contracts” means those Government Contracts of which the period of performance has not yet expired or terminated.
“Designs” means all registered and unregistered designs, and all registrations and applications to register the foregoing anywhere in the world and all goodwill associated with any and all of the foregoing.
“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Dollar Equivalent” means for any amount, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount, (b) if such amount is expressed in a currency other than U.S. Dollars, the equivalent of such amount in U.S. Dollars determined by Seller on the basis of the Spot Rate for the purchase of U.S. Dollars with such currency.
“Domain Names” means all internet domain names and URLs, and all registrations and applications to register the foregoing anywhere in the world and all goodwill associated with any and all of the foregoing.
“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any Contract, plan, program, arrangement or policy providing for employment, severance, equity or equity-like compensation, bonus, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, health or welfare benefits, sick pay, pension or retirement benefits or other compensation or employee benefits, in each case, which covers any Business Employee and is sponsored, maintained or contributed to by Seller or any of its Subsidiaries, but excluding the Purchased Subsidiary Plans and any such plan that is sponsored and maintained by any Governmental Authority.
“Enterprise Acquisition” means a transaction, regardless of form, in which any Person acquires (i) debt securities of Parent or any of its Subsidiaries, regardless of the form of the transaction, (ii) equity securities of Parent or any of its Subsidiaries in a merger, consolidation, stock purchase, reorganization or other equity transaction regardless of form, or (iii) all or any portion of the Retained Businesses, whether in an asset purchase, reorganization or other asset transaction regardless of form.
“Enterprise Subsidiaries” means, collectively, (i) CBS India, (ii) Conduent Guatemala, (iii) Conduent Netherlands, (iv) Conduent Philippines, (v) Conduent Romania, and (vi) Conduent UK.
“Environmental Laws” means any applicable Law relating to pollution, protection of the environment or natural resources, or protection of the health and safety of individuals from exposures to Hazardous Substances in the environment.
“EOR” means a service provider engaged by Buyer or any of its Affiliates, which will employ as of the Closing Date (i) the Guatemala Employees, (ii) the Netherlands Employees and (iii) the Philippines Employees, in each case, to provide services to Buyer or any of its Affiliates.

“EOR Employees” means, collectively, (i) the Guatemala Employees, (ii) the Netherlands Employees and (iii) the Philippines Employees.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each Person that together with Seller would be treated as a “single employer” under Section 4001(b) of ERISA or Section 414 of the Code.
“Estimated NTA Adjustment Amount” means the amount, if any, by which the Target Closing NTA exceeds the Estimated Closing Date NTA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Facility Clearance” has the meaning ascribed in the National Industrial Security Program Operating Manual, DoD 5220.22-M (May 18, 2016) at Chapter 2, Section 1.
“Financial Advisor” means Jefferies LLC.
“Foreign Investment Control Laws” means all U.S. and non-U.S. Laws in respect of foreign direct investment or national security, to the extent applicable, and in each case, as amended, and the related rules and regulations, as amended.
“Foreign Jurisdictions” means Guatemala, India, the Netherlands, the Philippines, Romania and the United Kingdom of Great Britain and Northern Ireland.
“Foreign Transfer” means the transfer of each Non-US Business Employee in the applicable Foreign Jurisdiction to (i) Buyer, (ii) the applicable Affiliate of Buyer or (iii) the applicable EOR, pursuant to the terms and subject to the conditions of this Agreement (including, for the avoidance of doubt, solely with respect to the India Employees, the India Business Transfer Agreement), but for the avoidance of doubt shall not include the transfer of any other assets, Liabilities unrelated to the Business, Contracts, or right to use or lease assets.
“Fraud” means any actual and intentional fraud as defined under Delaware common law in the making of the representations and warranties set forth in Article III or Article IV of this Agreement or any certificate delivered pursuant hereto committed by a Party to this Agreement, with intent to deceive another Party to this Agreement and requires (i) a false representation of material fact made in any such representation or warranty by such Party; (ii) with actual knowledge (not imputed or constructive knowledge) that such representation is false; (iii) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance under circumstances that constitute common law fraud under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud, or any torts (including a claim for fraud) based on negligence or recklessness or any other theory (other than as specifically provided herein).

“French SPA” means that certain share purchase agreement, as agreed between ACS International and French Buyer, in the form attached hereto as Exhibit E.
“Fundamental Representations” means the representations and warranties of Seller contained in Section 3.01 (Existence and Power of Seller), Section 3.02 (Authorization), Section 3.04(a), Section 3.04(b) and Section 3.04(d) (Non-Contravention), Section 3.05(b) and Section 3.05(c) (Purchased Subsidiaries), Section 3.14(a) (Title and Sufficiency of Assets), and Section 3.21 (Finders’ Fees).
“GAAP” means accounting principles generally accepted in the United States of America as in effect on the date of this Agreement, consistently applied.
“Government Bid” means any offer, quotation, bid or proposal to sell or deliver products or services made by Seller or any of its Subsidiaries to any Governmental Authority in connection with the conduct of the Business, which, if or when accepted or awarded, would or did result in a Government Contract.
“Government Contract” means any Contract between Seller or any of its Subsidiaries, on the one hand, and any Governmental Authority or higher-tier subcontractor, on the other hand, provided, that, such Contract is primarily used in the conduct of the Business and not incidental or ancillary thereto. For purposes hereof, a task, purchase, delivery, change or work order under a Government Contract will not constitute a separate Government Contract but will be part of the Government Contract to which it relates.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or arbitral body.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Guatemala Employees” means all the Business Employees who are located in Guatemala.
“Hazardous Substances” means any pollutant, contaminant, chemical, waste and any other toxic, infectious, carcinogenic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under any Environmental Law based upon its toxic, hazardous or deleterious properties or characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, urea formaldehyde, lead-based paint, PCBs, silica and asbestos.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income or profit.
“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Incremental Payroll Taxes” means with respect to any particular compensatory payment, an amount equal to the sum of (a) the employer portion of any Medicare or other similar Taxes required to be paid with respect to such payment, plus (b) the employer portion of any social security or other similar Taxes required to be paid with respect to such payment to the extent that the employer’s share of social security or other similar Taxes required to be paid with respect to the recipient of such payment in the year that includes the Closing Date exceeds the aggregate amount of social security or other similar Taxes that would otherwise have been due with respect to such recipient had the relevant payment not been made. For the avoidance of doubt, the amount described in clause (b) shall be zero with respect to any Person whose total compensation that would be payable to them during the year in which the Closing occurs (assuming such recipient remained employed by the same employer for the entire year) is anticipated to be in excess of the social security wage base for the year in which the Closing occurs.
“Indebtedness” means, as determined in accordance with the Accounting Principles (to the extent applicable), without duplication and to the extent unpaid as of immediately prior to the Closing, the aggregate amount of (a) all obligations of the Purchased Subsidiaries for borrowed money, (b) except for Business Guarantees, all obligations of the Purchased Subsidiaries evidenced by notes, bonds, debentures or other similar instruments or similar debt securities, (c) all reimbursement obligations of the Purchased Subsidiaries under letters of credit, bankers’ acceptances or similar instruments to the extent such letters of credit, bankers’ acceptances or similar instruments have been drawn, (d) all obligations of the Purchased Subsidiaries under capitalized leases to the extent any such lease is accrued, or is required to be accrued, as indebtedness in accordance with GAAP, (e) all obligations of the Purchased Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (f) any indebtedness or obligations for the deferred purchase price of property, assets or services with respect to which the Purchased Subsidiaries are liable as obligor or otherwise (including amounts for which the Purchased Subsidiaries are liable with respect to purchase price adjustments, “holdback” or similar payments, and earn-out payments), (g) any obligations or liabilities secured by a Lien (other than Permitted Liens) on the assets of the Business or the Purchased Subsidiaries, (h) all obligations of the Purchased Subsidiaries with respect to any earned but unpaid severance compensation obligations resulting from the termination of any Business Employee prior to the Closing, including the Incremental Payroll taxes with respect to such amounts, (i) accrued and unpaid dividends or distributions (including any unpaid dividends or distributions in respect of liabilities for Taxes) (j) all obligations of the Purchased Subsidiaries for guarantees of another Person in respect of any items set forth in clauses (a) through (i) (other than guarantees that constitute Permitted Liens described in clause (l) of the definition thereof), (k) all accrued interest, fees and expenses (including prepayment premium obligations) resulting from any of the items set forth in clauses (a) through (k), and (l) any Pre-Closing Taxes that remain unpaid as of immediately prior to the Closing (whether or not due and payable as of the Closing Date). For the avoidance of doubt, Indebtedness amounts included within the Closing Statement will reflect the obligations of the Purchased Subsidiaries and will not include allocations from Seller to the extent such allocations are not directly attributable to the Purchased Subsidiaries or their assets.
“Indenture” means that certain Indenture, dated as of October 15, 2021, among Parent, Seller and Conduent State & Local Solutions, Inc., as issuers, the other guarantors listed on Schedule I thereto and U.S. Bank National Association, as trustee.

“India Business” means the India Employees and all operations know-how and associated policies and business plans primarily relating to the Business and undertaken by the India Employees in possession of CBS India, all of which shall be viewed together as a going concern.
“India Business Transfer Agreement” means that certain business transfer agreement, as agreed between CBS India and Modaxo India.
“India Delayed Closing” means the closing of the transfer of the India Business pursuant to Section 5.25 and the terms and conditions set forth on Exhibit D.
“India Employees” means the Business Employees who are located in India.
“Information Privacy and Security Requirements” means (a) all applicable Laws and Contracts relating to the Processing or protection of Personal Information applicable to the Business, including, Laws and regulations relating to data protection, data privacy, information security and electronic marketing in all applicable jurisdictions; (b) each Contract relating to the Processing of Business Data; and (c) the Payment Card Industry Data Security Standard.
“Information Security Program” means commercially reasonable policies and practices regarding data security, privacy, data transfer and data use including secure coding and monitoring methods and practices, consistent with, and no less onerous than, the Information Privacy and Security Requirements.
“Intellectual Property Rights” means all intellectual property and proprietary rights arising under the laws of any and all jurisdictions throughout the world, including and in and to the following all: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Designs; (e) Software; (f) Domain Names; (g) trade secrets and other confidential information, including know-how, proprietary processes, inventions (whether or not patentable or reduced to practice), shop rights, technologies, techniques, protocols, processes, specifications, architectures, layouts, compositions, formula, algorithms, models, methods and methodologies, research and development information, drawings, specifications, designs, plans, proposals, technical data, pricing and cost information, business, financial and marketing plans and proposals and customer and supplier lists and information, and other intellectual property or proprietary rights of any kind; (h) the right to prepare, file, prosecute, and maintain registrations and applications for registration of any of the foregoing; (i) all income, royalties, damages and payments due or payable at the Closing or thereafter with respect to any of the foregoing; and (j) the right to bring actions and enforce all rights in and to the foregoing for any and all past, current and future infringement or violation of any rights in and to the foregoing.
“IP Assignment Agreement” means that certain intellectual property assignment agreement, substantially in the form attached hereto as Exhibit H.
“Italian Golden Power Law” means the (i) Law Decree (Decreto legge) no. 21, dated March 15, 2012, as converted into law and amended by Law no. 56, dated May 11, 2012, and as subsequently amended and supplemented; (ii) the Law Decree (Decreto legge) no. 105, dated September 21, 2019, as converted into law and amended by Law no. 133, dated November 18, 2019, and as subsequently amended and supplemented; (iii) the Law Decree (Decreto legge) no. 23, dated April 8, 2020, as converted into law and amended by Law no. 40, dated June 5, 2020, and as subsequently amended and supplemented, concerning the contingency package of extraordinary measures to sustain the liquidity of enterprises and foster export, adopted in the context of the COVID-19 emergency; (iv) the Law Decree no. 21 dated March 21, 2022, concerning the package of urgent measures to deal with the economic and humanitarian effects of the Ukrainian crisis; (v) the Decree of the President of the Republic (Decreto del Presidente della Repubblica) no. 35, dated February 19, 2014, concerning the regulation of the procedures for the exercise of the special powers in the defence and national security sectors; (vi) the Decree of the President of the Council of Ministers (Decreto del Presidente del Consiglio dei Ministri) no. 108, dated June 6, 2014, concerning the identification of the assets of strategic relevance in the defense and national security sectors; (vii) the Decree of the President of the Council of Ministers (Decreto del Presidente del Consiglio dei Ministri) no. 133 dated August 1st, 2022 governing the coordination activities carried out by the Presidency of the Council of Ministers in relation to the exercise of the golden power; (viii) the Decree of the President of the Council of Ministers (Decreto del Presidente del Consiglio dei Ministri) no. 180, dated December 23, 2020, concerning the identification of the assets of strategic relevance in the energy, transports and communications sectors; (ix) the Decree of the President of the Council of Ministers (Decreto del Presidente del Consiglio dei Ministri) no. 179 of December 18, 2020, concerning the identification of the assets of strategic relevance in the sectors referred to under Article 4, Paragraph 1, of EU Regulation 2019/452; (x) the Decree of the Secretary of the Presidency of the Council of Ministers (Decreto del Segretario alla Presidenza del Consiglio dei Ministri), dated November 17, 2020, concerning the notification forms to be filed in connection with the exercise of the special powers; (xi) EU Regulation no. 2019/452 of the European Parliament and of the Council of 19 March 2019 establishing a framework for the screening of foreign direct investments into the Union and (xii) EU Regulations no. 428/2009 of 5 May 2009 and no. 2021/821 of 20 May 2021 of the European Parliament and of the Council setting up a Union regime for the control of exports, brokering, technical assistance, transit and transfer of dual-use items, as referred to in art. 12 of Decree of the President of the Council of Ministers (Decreto del Presidente del Consiglio dei Ministri) no. 179 of December 18, 2020, concerning the identification of the assets of strategic relevance in the sectors referred to under Article 4, Paragraph 1, of EU Regulation no. 2019/452, or any other applicable Foreign Investment Control Laws of a similar nature.
“Italian Lease Amendment Deeds” means, collectively, those certain amendment deeds (i) relating to Conduent Italy’s lease of Via Cadorna 69, Vimodrone, dated as of (a) October 5, 2016, (b) an undated Scrittura Privata in which the parties agreed to a rent reduction for March and April 2020; and (c) an undated Scrittura Privata in which the parties agreed to a rent reduction for April 1, 2023 to March 31, 2024; and (ii) relating to Conduent Italy’s lease of Via Cadorna 73, Vimodrone, dated as of (a) February 11, 2021 and (b) March 31, 2023.
“IT Assets” means all Software, computer systems, servers, computer hardware, firmware, networks, Internet-related information technology infrastructure, wide area network and all other data communications information technology equipment owned or leased by, or licensed to, Seller or the Purchased Subsidiaries that are used or held for use primarily in the operation of the Business.
“Key Counterparties” means those customers of the Business set forth on Schedule 1.01(c).

“knowledge of Buyer”, “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable inquiry, of the Persons set forth in Schedule 1.01(d).
“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable inquiry, of the Persons set forth in Schedule 1.01(e).
“Law” means, with respect to any Person, any statute, law, ordinance, rule, regulation, or Governmental Order, in each case, of any Governmental Authority that is binding upon or applicable to such Person.
“Leased Real Property” means the real property primarily used in connection with the Business and leased or subleased by Seller or any of its Affiliates as tenants or subtenants described in Schedule 3.12(a).
“Leases” means the leases and subleases pursuant to which the Purchased Subsidiaries have a leasehold or subleasehold interest in the Leased Real Property.
“Letter of Credit” means any letter of credit or bank guarantee issued on behalf of Parent or any of its Subsidiaries.
“Liability” means any liability, loss, cost, expense, debt, commitment or obligation of any kind, character or description, and whether known or unknown, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.
“Lien” means, with respect to any property, equity interest or other asset, any mortgage, deed of trust, lien, encumbrance, license, pledge, security interest, right of way, covenant, condition, right of first refusal, transfer or use restriction, easement, encroachment, servitude, option or conditional sale agreement or other encumbrance, in each case, in respect of such property, equity interest or other asset.
“Material Adverse Effect” means any event, effect, development, occurrence, fact, condition or change that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the assets, results of operations or condition of the Purchased Subsidiaries or the Business, taken as a whole; provided, however, that in no event would any of the following, individually or in the aggregate, be taken into account in determining whether there has been or will be or would reasonably be expected to be (including the effect of any of the following), a “Material Adverse Effect”: (a) any change in applicable Law or accounting regulations or principles (including GAAP) or any enforcement, implementation or interpretation thereof; (b) general economic, political, social, regulatory, industry or business conditions or changes therein (including commencement, continuation, escalation or worsening of war (whether or not declared), armed hostilities, military activity, civil disobedience, sabotage, terrorism, cyberterrorism or national or international calamity); (c) credit, financial and capital markets conditions, including (1) any disruption thereof, (2) any decline in the price of any security or market index or (3) any change in interest rates and currency exchange rates; (d) seasonal fluctuations; (e) any change in regulatory or political conditions generally affecting the Purchased Subsidiaries and the industries in which the

Business operates; (f) the entry into or announcement of this Agreement, the pendency or consummation of the transactions contemplated hereby or the performance of this Agreement or any other Transaction Document, including any change (or threatened change) in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto; (g) the compliance with the terms of this Agreement or any other Transaction Document or the taking of any action (or the omission of any action) that is required or contemplated by this Agreement or any other Transaction Document; (h) any act of God, weather condition (including, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, and wildfires), natural disaster, epidemic, pandemic, disease outbreak or other public health emergencies (including COVID-19) or Laws or directives issued by a Governmental Authority in connection thereof; (i) any failure of the Business to meet any projections, business plans, estimates, budgets, or financial or operational forecasts (provided that, this clause (i) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)).
“Material Fare Collection Contract” means each Current Government Contract with a Material Fare Collection Customer.
“Material Fare Collection Customer” means the ten (10) largest customers of the Fare Collection Segment in gross revenue in the twelve (12) months ended December 31, 2025.
“Material Fare Collection Supplier” means the ten (10) largest suppliers exclusively used in the Fare Collection Segment based on aggregate spend on goods or services for the Fare Collection Segment in the twelve (12) months ended December 31, 2025.
“Material Fleet Management Contract” means each Current Government Contract with a Material Fleet Management Customer.
“Material Fleet Management Customer” means the ten (10) largest customers of the Fleet Management Segment in gross revenue in the twelve (12) months ended December 31, 2025.
“Material Fleet Management Supplier” means the ten (10) largest suppliers exclusively used in the Fleet Management Segment based on aggregate spend on goods or services for the Fleet Management Segment in the twelve (12) months ended December 31, 2025.
“MCJ Closing Date Cash” means the aggregate Cash and Cash Equivalents of the Purchased Subsidiaries held in bank accounts in the Minimum Cash Jurisdictions as of 11:59 p.m. New York time on the day immediately prior to the Closing Date, as set forth in the Closing Statement.
“MCJ Minimum Cash” means $10,000,000.
“MCJ Minimum Cash Adjustment Amount” means the amount, if any, by which the MCJ Minimum Cash exceeds the MCJ Closing Date Cash. For the avoidance of doubt, if the MCJ Closing Date Cash equals or exceeds the MCJ Minimum Cash, the MCJ Minimum Cash Adjustment Amount shall be zero.

“Melbourne Contract” means that Public Transport Ticketing Agreement, dated May 15, 2023, between Head, Transport for Victoria (“State”) and Conduent Victoria (as the Supplier), as amended by that certain Deed of Amendment and Restatement and Release, dated April 30, 2025, each as may be amended, modified or restated from time to time.
“Melbourne (Delivery Phase) Letter of Credit” means the delivery phase Letter of Credit issued by Bank of America, N.A., on or about August 26, 2025, on behalf of Conduent Victoria in the amount of AUD $58,309,594.
“Melbourne (Service Phase) Letter of Credit” means the service phase Letter of Credit issued by Bank of America, N.A., on or about August 26, 2025, on behalf of Conduent Victoria in the amount of AUD $18,611,404.
“Minimum Cash” means $15,000,000.
“Minimum Cash Adjustment Amount” means the amount, if any, by which the Minimum Cash exceeds the Closing Date Cash. For the avoidance of doubt, if the Closing Date Cash equals or exceeds the Minimum Cash, the Minimum Cash Adjustment Amount shall be zero.
“Minimum Cash Jurisdictions” means each of Australia, France, Italy, and Switzerland.
“Mobility as a Service” or “MaaS” means a type of service that enables transit authorities to consolidate all transportation modalities onto a single platform that provides end users the ability to access, through a single smartphone application, one form of payment for various modes of transportation used within and across cities.
“Modaxo India” means Modcore Software India Private Limited.
“Montreal Lease” means the lease vested in CBS France as tenant, and Crestpoint Real Estate (1010 DLG) Inc., as landlord, relating to premises at 1010, De La Gauchetière West Boulevard, 22nd floor, Montréal, Quebec, dated as of September 15, 2009, as amended by that certain first amendment dated as of August 4, 2014, that certain second amendment dated August 27, 2019 and that certain third amendment dated as of March 21, 2023.
“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 3(37) of ERISA).
“Multi Entity Cash Pooling Agreement” means that certain Multi Entity Cash Pooling Agreement (Multi Currency), dated October 28, 2016, among Citibank, N.A., ACS International, and the other parties thereto.
“Netherlands Employees” means the Business Employees who are located within the Netherlands.
“Non-US Business Employees” means, collectively, the Guatemala Employees, the India Employees, the Netherlands Employees, the Philippines Employees, the Romania Employees, and the UK Employees.

“Non-US Buyers” means the French Buyer and Modaxo India.
“Non-US Equity Sellers” means, collectively, (i) ACS International and (ii) Conduent de Mexico S.A. de C.V.
“Non-US Purchased Subsidiaries” means, collectively, (i) CBS France, (ii) CBS Switzerland, (iii) Conduent Mexico, and (iv) CBS Australia; provided, that the Non-US Purchased Subsidiaries shall only include CBS France if and when ACS International exercises its option to sell the CBS France Equity under the Option Agreement.
“Non-US Sellers” means the Non-US Equity Sellers and CBS India.
“NTA” means (i) the aggregate amount of the current book value of the tangible assets of the Business (to the extent transferred to the Purchased Subsidiaries pursuant to the Pre-Closing Intercompany Transfers) and the Purchased Subsidiaries (including Cash and Cash Equivalents) that are specifically identified as included in the NTA calculation on Exhibit B, minus (ii) the aggregate amount of the current book value of the tangible liabilities of the Business and the Purchased Subsidiaries (including all such Liabilities included in the Assumed Liabilities) that are specifically identified as included in the NTA calculation on Exhibit B, in each case determined on a combined basis in accordance with the Accounting Principles, and the line items set forth in the Illustrative Example attached as Exhibit B, which shall be determinative of which categories of tangible assets and tangible liabilities are included or excluded. For the avoidance of doubt, any tangible asset or tangible liability of the Business or the Purchased Subsidiaries that is not expressly identified as an included line item in Exhibit B shall be excluded from the NTA calculation, regardless of whether it would otherwise constitute a tangible asset or liability under GAAP. Furthermore, the NTA calculation shall exclude any items included in (i) Indebtedness and Transaction Expenses (including any such amounts that would be included in each of Indebtedness and Transaction Expenses provided that such amounts are paid prior to the Closing) and (ii) Excluded Assets.
“NTA Adjustment Amount” means the amount, if any, by which the Target Closing NTA exceeds the Closing Date NTA.
“Off-the-Shelf Software” means non-customized off-the-shelf software, as such term is commonly understood, that is commercially available pursuant to shrink-wrap or click-through license agreements under non-discriminatory pricing terms on a retail basis with an annual license or subscription fee or replacement value, in the aggregate of less than $100,000 for the Business’ portion of such cost.
“Open Source Software” means collectively, Software or other materials that are distributed as “free software”, “open source software”, under a similar licensing or distribution terms including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License).

“Ordinary Course of Business” means the conduct of the Business in accordance with the Business’s normal day-to-day customs, practices and procedures consistent with past practice.
“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement or similar formation or governing documents and instruments.
“Owned IP” means (i) all Intellectual Property Rights that are owned by or purported to be owned by the Purchased Subsidiaries and (ii) all Business Intellectual Property Rights (other than Licensed IP).
“Parent” means Conduent Incorporated, a New York corporation.
“Patents” means all patents and patent applications (including any provisional applications, continuations, continuations-in-part, divisionals, re-examinations, reissues, revisions and extensions), inventions, disclosures, discoveries, utility models, industrial designs and all registrations and applications for any of the foregoing, and any patent or application claiming priority from or claiming priority to any of the foregoing, and all foreign equivalents to any of the foregoing, and equivalent or similar rights anywhere in the world in inventions and discoveries.
“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (c) with respect to zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that are not materially violated by the operation of the Business, (d) with respect to any Leased Real Property, covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that are not violated by the Business’s current use or occupancy of such Leased Real Property or the operation of the Business and that would not reasonably be expected to impair the current use or occupancy of such Leased Real Property subject thereto, (e) with respect to any Leased Real Property, the interests and rights of the respective lessors with respect thereto, (f) with respect to any Leased Real Property, covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens that are disclosed in an accurate survey covering the Leased Real Property that has been made available to Buyer, (g) Liens disclosed in the Financial Statements or listed in Schedule 1.01(f), (h) Liens (other than monetary liens) incurred in the Ordinary Course of Business since the Balance Sheet Date, (i) non-exclusive licenses to Intellectual Property Rights granted in the Ordinary Course of Business, (j) Liens securing Indebtedness outstanding under the Credit Facility and Indenture (to the extent such Liens relating to the Purchased Interests are released as of the Closing or are required to be released upon consummation of the transactions contemplated hereby under the terms thereof), and (k) other imperfections of title that, individually or in the aggregate, do not materially impair the transferability or salability of the asset or the continued use and operation of the asset to which they relate in the conduct of the Business conducted as of the date of this Agreement.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means any data or information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact any natural Person, including any “personal data,” “protected health information,” “personally identifiable information,” “personal information” or similar term under applicable Laws.
“Personnel Security Clearances” shall have the definition set out in the NISPOM, 32 C.F.R. § 117.3(b).
“Philippines Employees” means those Business Employees who are located within the Philippines.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such taxable period ending on the Closing Date.
“Pre-Closing Taxes” means all accrued but unpaid Income Taxes of any Purchased Subsidiary for or relating to any Pre-Closing Tax Period that are first due after the Closing Date determined in accordance with the past practices of each Purchased Subsidiary but excluding any Combined Taxes attributable to any Purchased Subsidiary (to the extent that a Retained Entity is liable for such Taxes, including pursuant to Section 6.01(a)(iii)); provided, that, for purposes of determining Pre-Closing Taxes, (i) Taxes with respect to any Straddle Tax Period shall be determined and allocated in accordance with Section 6.01(c), (ii) the taxable year of any pass-through entity or controlled foreign corporation (as defined in Section 957 of the Code) shall be deemed to terminate as of the end of the Closing Date (including for purposes of recognizing any income pursuant to Section 951 or Section 951A of the Code), (iii) deductions from taxable income of the Purchased Subsidiaries arising in connection with the transactions contemplated by this Agreement shall be allocated in accordance with Section 6.01(a)(ii) and net operating loss carryforwards, tax credit carryforwards and other tax attributes arising in any Pre-Closing Tax Period shall be taken into account to the extent allowed pursuant to applicable Law to offset taxable income or Income Taxes for any Pre-Closing Tax Period, except that the amount of Taxes includible for any jurisdiction shall not be less than zero, (iv) all deferred tax liabilities (other than those described in the foregoing clause (ii)) and deferred tax assets (except to the extent provided in the foregoing clause (iii)) shall be excluded and (v) estimated (or other prepaid) payments of Taxes shall be taken into account to the extent such payments reduce the actual amount of cash Taxes payable.

“Privacy Policies” means any (a) internal or external policies concerning the Processing of Personal Information and (b) public notices, statements, representations, or commitments relating to privacy or the Processing of Personal Information.
“Processing” or “Process(es)” means any operation or set of operations which is performed upon any information, including Personal Information, by any means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, transfer, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, pseudonymizing, de-identifying or anonymizing, erasure or destruction.
“Purchase Price Holdback” means $10,000,000.
“Purchased Interests” means, collectively, (a) all of the issued and outstanding capital stock of Conduent Transport Solutions and (b) all of the issued and outstanding equity of the Non-US Purchased Subsidiaries; provided, that the Purchased Interests shall only include the CBS France Equity if and when ACS International exercises its option to sell the CBS France Equity under the Option Agreement.
“Purchased Subsidiaries” means all of the entities identified on Annex I; provided, that the Purchased Subsidiaries shall only include CBS France if and when ACS International exercises its option to sell the CBS France Equity under the Option Agreement.
“Purchased Subsidiary Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any Contract, plan, arrangement or policy providing for severance, equity compensation, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, health or welfare benefits, sick pay, pension or retirement benefits or other compensation or employee benefits, in each case, which covers any Business Employee and is sponsored or maintained solely by a Purchased Subsidiary, but excluding any such plan that is sponsored or maintained by a Governmental Authority.
“Representative” means, with respect to any Person, such Person’s directors, officers, principals, managers, employees, counsel (including any legal counsel), accountants, consultants (including any investment banker or financial advisor), financing sources, agents and other authorized representatives.
“Restrictive Covenant Agreement” means that certain restrictive covenant agreement, in the form attached hereto as Exhibit F.
“Retained Businesses” means all businesses, products and/or services, other than the Business, conducted and/or provided (as applicable) by any of the Retained Entities.
“Retained Entities” means Parent, Seller and all of the direct and indirect Subsidiaries of Seller other than the Purchased Subsidiaries.
“Retained Liabilities” shall mean any and all Liabilities of Seller, the Retained Entities and any of their respective Affiliates (and any predecessors of any of the foregoing) arising out of, related to, in connection with or resulting from the Retained Businesses (other than the Assumed Liabilities), whether to be performed before, on or after the date of this Agreement.

“Retained Marks” means the names and marks CONDUENT, AFFILIATED COMPUTER SERVICES, ACS, XEROX, AGILE STAR LOGO, SUREVIEW, MobilityAdvantage, Vector, Inrule, MOVERS and any translations, localizations, adaptations, derivations and combinations thereof.
“Romania Employees” means those Business Employees who are located within Romania.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Incident” means any actual (i) unauthorized Processing of Business Data, (ii) event occurrence constituting a violation or contravention of the Information Privacy and Security Requirements, or compromising the availability, authenticity, integrity or confidentiality of the IT Assets or the services offered by, or accessible via, the IT Assets, (iii) unauthorized access to the IT Assets, or (iv) data breach or other security incident that (a) causes or may cause a material disruption to the Business or (b) requires notification to any Person or Governmental Authority under Information Privacy and Security Requirements. A “Security Incident” does not include pings and other broadcast attacks on Seller’s firewall, port scans, unsuccessful log-on attempts, denials of service, and any combination thereof (“Incidental Attacks”), so long as no such Incidental Attacks result in unauthorized Processing of Business Data, unauthorized access to the IT Assets, or material disruption to the Business.
“Seller Retention Amount” means $410,000.
“Shared Contract” means any Contract to which Seller or any Retained Entity is a party with any non-Affiliated third party and which benefits (and/or burdens) both the Business and any Retained Business, other than group purchasing agreements entered into in the Ordinary Course of Business.
“Shares” means, collectively, the Purchased Interests and the Subsidiary Shares.
“Software” means all computer programs and applications, whether in source code, object code, executable code or human readable form and whether embodied in software, firmware or otherwise, including data and other files, application programming interfaces, architecture, records, schematics, computerized databases, software implementations of algorithms, software tool sets, compilers and software models and methodologies, and all related specifications and documentation, including system documentation, user manuals and training materials, all descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing and including any and all forms in which any of the foregoing is embodied.
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s obligations and liabilities on a consolidated basis (including contingent obligations and liabilities) is less than the sum of such Person’s assets on a consolidated basis (including the Purchased Subsidiaries), (b) such Person will not have, on a consolidated basis, unreasonably small capital to conduct the businesses in which it is engaged or intends to be engaged and (c) such Person has not incurred and does not intend to incur, or reasonably believes that it will incur, debts, including contingent and other obligations or liabilities, beyond its ability to pay such debts as they become absolute and mature in the Ordinary Course of Business.
“Special Holdback” means $12,000,000.
“Spot Rate” for a currency means the rate determined by Seller as the spot rate for the purchase by a recognized dealer of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., local time, on the date two (2) Business Days prior to the date of such determination.
“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, (a) a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person, or (b) a limited liability partnership, partnership or other similar entity in which such Person, directly or indirectly, (i) holds more than 50% of the capital contribution, profit sharing or economic interest, or (ii) has the power to direct or cause the direction of the management and policies of such entity, whether through ownership of the capital contribution, by contract (including by way of a partnership agreement or limited liability partnership agreement) or otherwise.
“Subsidiary Shares” means, with respect to each Purchased Subsidiary, other than the Acquired Companies, the issued and outstanding shares of capital stock of, or other equity interests in, such Purchased Subsidiary, as applicable.
“Surety Bond” means any bond issued on behalf of Parent or any of its Subsidiaries.
“Target Closing NTA” means $100,000,000.
“Tax” means all U.S. federal, state, local, or non-U.S. taxes (including income, profits, windfall profits, franchise, alternative minimum, add-on minimum, gross receipts, sales, use, customs duties, value added, ad valorem, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, value added, escheat or unclaimed property obligation, withholding and estimated tax), and any interest, penalty, or addition with respect thereto imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”).
“Tax Return” means any report, return, document, declaration, election or other information filed or required to be filed with any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, and any attachments thereto or amendments thereof.
“Third-Party Processors” means any vendors, processors, or other third parties Processing Personal Information for or on behalf of Seller or its Affiliates in connection with the Business.

“Trademarks” means all (a) trademarks, service marks, certification marks, logos, symbols, slogans, trade dress, trade names, business and corporate names, product names, brand names, internet accounts and names, social media accounts and names, and other indicia of origin (whether registered, common law, statutory or otherwise), together with all translations, localizations, adaptations, derivations and combinations thereof, (b) all registrations and applications to register the foregoing anywhere in the world and (c) all goodwill associated with any and all of the foregoing.
“Transaction Documents” means this Agreement, the Option Agreement, the Transition Services Agreement, the India Business Transfer Agreement, the French SPA, the IP Assignment Agreement, the Restrictive Covenant Agreement, and all other agreements, instruments and documents entered into or delivered in connection with the transactions contemplated hereby.
“Transaction Expenses” means, without duplication, to the extent not paid as of immediately prior to the Closing, the amount of (i) all third-party fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other third party representatives and consultants) incurred by or on behalf of the Purchased Subsidiaries prior to Closing in connection with the preparation, negotiation, execution or performance of this Agreement and the other Transaction Documents, or in connection with, as a result of or related to the transactions contemplated hereby and thereby, (ii) all obligations of the Purchased Subsidiaries for change in control transaction and similar bonuses and payments that are payable as of the Closing Date to any Business Employee or any current or former employee, director, officer, consultant or independent contractor of any of the Purchased Subsidiaries solely as a result of the consummation of the transactions contemplated by this Agreement, including the applicable Purchased Subsidiary’s share of Taxes payable with respect to all such amounts (including the Incremental Payroll Taxes incurred in connection therewith), (iii) fifty percent (50%) of the RWI Policy premium, (iv) except with respect to any Business Guarantees, all fees, expenses, costs or premiums payable in connection with obtaining, repaying, retiring, redeeming or terminating any Indebtedness in connection with the transactions contemplated hereby, and (v) any amounts that are payable by Buyer or the Purchased Subsidiaries pursuant to certain retention award agreements that become payable as a result of the Closing and any Incremental Payroll Taxes with respect to all such amounts. For the avoidance of doubt, Transaction Expenses shall not include (a) any amounts payable to directors, officers or consultants or any Business Employee, in each case, as a result of actions taken by Buyer or any of its Affiliates at or following the Closing, (b) any fees, costs or expenses incurred by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement whether or not billed or accrued (including any fees, costs and expenses of any financial advisor, legal counsel, accountant, agent, auditor, broker, expert or other advisor or consultant retained by or on behalf of Buyer), (c) fifty percent (50%) of the RWI Policy premium, which shall be paid by Buyer and (d) any fees, costs or expenses to the extent incurred by the Purchased Subsidiaries with respect to periods after the Closing.
“Transfer Time” means, as applicable, (i) as of 12:00 A.M., New York time, with respect to the Business Employees of Conduent Transport Solutions, and (ii) as of 12:00 A.M., local time, with respect to the remaining Business Employees and Non-US Business Employees, in each case, on the Closing Date; provided, however, that in the event of an India Delayed Closing, the “Transfer Time” shall be as of 12:00 A.M., local time, with respect to the India Employees on the India Delayed Closing Date.

“Transferred Assets” means, without duplication, the assets, properties and rights (including the Business Intellectual Property Rights and goodwill in connection therewith) primarily used in the Business held by Seller and its Affiliates (other than the Purchased Subsidiaries and CBS India) including those which are set forth on Schedule 1.01(g), and the Transferred Contracts.
“Transferred Contracts” means those Contracts set forth on Schedule 1.01(h) and any Contracts entered into after the date hereof and before the Closing in the Ordinary Course of Business in accordance with Section 5.01.
“Transferred Employees” means (a) all Business Employees who are employed by a Purchased Subsidiary as of the Closing and (b) all Business Employees employed by Seller or one of its Subsidiaries as of immediately prior to Closing, including, for the avoidance of doubt, the Non-US Business Employees, in each case of (a) and (b), who accept (or, subject to applicable Law, do not expressly reject) an offer of employment pursuant to Section 7.02 with Buyer, an Affiliate of Buyer, or an EOR (as applicable).
“Transition Services Agreement” means that certain transition services agreement, substantially in the form attached hereto as Exhibit A.
“Treasury Regulations” means the regulations promulgated under the Code.
“UK Employees” means the Business Employees who are located within the United Kingdom of Great Britain and Northern Ireland.
“US Business Employees” means the Business Employees who are located within the United States of America.
“US Equity Sellers” means collectively Conduent Transit Holdings and Conduent Australian Holdings.
Section 1.02Cross References. Each of the following terms is defined in the Section set forth opposite such term:
Term    Section

Accounting Expert    Section 2.04(c)
Accounting Principles    Section 1.01
Acquired Companies    Section 1.01
Acquisition Proposal    Section 1.01
ACS International    Section 1.01
Action    Section 1.01
Adjustment Payment Date    Section 2.04(d)
Affiliate    Section 1.01
Agreement    Preamble
Anti-Corruption Laws    Section 3.11(b)
Assumed Liabilities    Section 1.01
Balance Sheet Date    Section 1.01

Business    Preamble
Business Copyrights    Section 1.01
Business Data    Section 1.01
Business Day    Section 1.01
Business Designs    Section 1.01
Business Domain Names    Section 1.01
Business Employees    Section 1.01
Business Guarantees    Section 1.01
Business Intellectual Property Rights    Section 1.01
Business Materials    Section 5.10(a)
Business Patents    Section 1.01
Business Records    Section 1.01
Business Trademarks    Section 1.01
Buyer    Preamble
Buyer 401(k) Plan    Section 7.09
Buyer Indemnitees    Section 10.02
Buyer’s knowledge    Section 1.01
Cap    Section 10.04(c)
Carve-out Unaudited Annual Financial Statements    Section 3.06
Carve-out Unaudited Interim Financial Statements    Section 3.06
Cash and Cash Equivalents    Section 1.01
CBS Australia    Section 1.01
CBS France    Section 1.01
CBS France Equity    Section 1.01
CBS India    Section 1.01
CBS Switzerland    Section 1.01
CFIUS    Section 5.03(d)
CFIUS Filing    Section 5.03(d)
Change in Status    Section 7.01
Change of Control Consents    Section 5.06
Closing    Section 2.03(a)
Closing Date    Section 2.03(a)
Closing Date Cash    Section 1.01
Closing Date Indebtedness    Section 2.04(b)
Closing Date NTA    Section 1.01
Closing Date Transaction Expenses    Section 2.04(b)
Closing Legal Impediment    Section 8.01(b)
Closing Statement    Section 2.04(b)
Code    Section 1.01
Collective Bargaining Agreement    Section 1.01
Combined Tax    Section 1.01
Combined Tax Return    Section 1.01
Competition Laws    Section 1.01
Conduent    Section 5.10(b)
Conduent Guatemala    Section 1.01

Conduent Italy    Section 1.01
Conduent Mexico    Section 1.01
Conduent Netherlands    Section 1.01
Conduent Philippines    Section 1.01
Conduent Romania    Section 1.01
Conduent Transport Solutions    Section 1.01
Conduent UK    Section 1.01
Conduent Victoria    Section 1.01
Confidentiality Agreement    Section 1.01
Contract    Section 1.01
Control    Section 1.01
Controlled    Section 1.01
Controlling    Section 1.01
Convergint    Section 3.26
Convergint Share Purchase Agreement    Section 3.26
Copyrights    Section 1.01
Credit Facility    Section 1.01
Current Government Contracts    Section 1.01
Data Room    Section 1.03
Deductible Amount    Section 10.04(c)
Deficit Amount    Section 2.04(d)
Delayed Closing    Section 5.25(a)
Delayed Closing Date    Section 5.25(b)
Designated Person    Section 11.15(b)
Designs    Section 1.01
Determination Date    Section 2.04(c)
Disagreement Notice    Section 2.04(c)
Disclosure Schedules    Section 1.01
Dollar Equivalent    Section 1.01
Domain Names    Section 1.01
DPA    Section 5.03(d)
Draw Payment    Section 5.09(b)(i)
Employee List    Section 3.17(c)
Employee Plan    Section 1.01
Employment Matters    Section 3.17(a)
Enterprise Acquisition    Section 1.01
Enterprise Subsidiaries    Section 1.01
Environmental Laws    Section 1.01
EOR    Section 1.01
EOR Employees    Section 1.01
ERISA    Section 1.01
ERISA Affiliate    Section 1.01
Estimated Closing Date Indebtedness    Section 2.04(a)
Estimated Closing Date NTA    Section 2.04(a)
Estimated Closing Date Transaction Expenses    Section 2.04(a)

Estimated Closing Statement    Section 2.04(a)
Estimated NTA Adjustment Amount    Section 1.01
Estimated Purchase Price    Section 2.04(a)
Exchange Act    Section 1.01
Excluded Assets    Section 5.22
Expiration Date    Section 5.09(f)
Export Controls Laws    Section 3.11(d)
Facility Clearance    Section 1.01
Fare Collection Segment    Preamble
FCPA    Section 3.11(b)
Final Closing Statement    Section 2.04(c)
Financial Advisor    Section 1.01
Financial Statements    Section 3.06
Fleet Management Segment    Preamble
Foreign Investment Control Laws    Section 1.01
Foreign Jurisdictions    Section 1.01
Foreign Transfer    Section 1.01
Fraud    Section 1.01
French Buyer    Preamble
French SPA    Section 1.01
Fundamental Representations    Section 1.01
GAAP    Section 1.01
Government Bid    Section 1.01
Government Contract    Section 1.01
Governmental Authority    Section 1.01
Governmental Order    Section 1.01
Guaranteed Obligations    Section 11.18(a)
Guatemala Employees    Section 1.01
Hazardous Substances    Section 1.01
Holdback Release Date    Section 2.03(c)(i)
Holding Guarantee    Section 11.18(a)
HSR Act    Section 1.01
Incidental Attacks    Section 1.01
Income Tax    Section 1.01
Income Tax Return    Section 1.01
Incremental Payroll Taxes    Section 1.01
Indebtedness    Section 1.01
Indemnification Obligation    Section 5.17(c)
Indemnified Party    Section 10.04
Indemnified Person    Section 5.17(a)
Indemnifying Party    Section 10.04
Indenture    Section 1.01
India Business    Section 1.01
India Business Transfer Agreement    Section 1.01
India Delayed Closing    Section 1.01

India Employees    Section 1.01
Information    Section 11.15(a)
Information Privacy and Security Requirements    Section 1.01
Information Security Program    Section 1.01
Insurance Coverage    Section 5.12(a)
Insurance Policies    Section 3.22
Intellectual Property Rights    Section 1.01
International Allocation    Section 2.05
IP Assignment Agreement    Section 1.01
IT Assets    Section 1.01
Italian Golden Power Law    Section 1.01
Italian Lease Amendment Deeds    Section 1.01
Key Counterparties    Section 1.01
Knowing and Intentional    Section 9.02(b)
knowledge of Buyer    Section 1.01
knowledge of Seller    Section 1.01
Law    Section 1.01
Leased Real Property    Section 1.01
Leases    Section 1.01
Letter of Credit    Section 1.01
Liability    Section 1.01
Licensed IP    Section 3.13(d)
Lien    Section 1.01
Losses    Section 10.02
MaaS    Section 1.01
Malicious Code    Section 3.13(n)
Material Adverse Effect    Section 1.01
Material Contracts    Section 3.09(a)
Material Fare Collection Contract    Section 1.01
Material Fare Collection Customer    Section 1.01
Material Fare Collection Supplier    Section 1.01
Material Fleet Management Contract    Section 1.01
Material Fleet Management Customer    Section 1.01
Material Fleet Management Supplier    Section 1.01
Melbourne (Delivery Phase) Letter of Credit    Section 1.01
Melbourne (Service Phase) Letter of Credit    Section 1.01
Melbourne Contract    Section 1.01
Minimum Cash    Section 1.01
Minimum Cash Adjustment Amount    Section 1.01
Mobility as a Service    Section 1.01
Modaxo Group    Preamble
Modaxo India    Section 1.01
Montreal Lease    Section 1.01
Multi Entity Cash Pooling Agreement    Section 1.01
Multiemployer Plan    Section 1.01

Netherlands Employees    Section 1.01
Non-Permitted Transfers    Section 5.05(b)
Non-US Business Employees    Section 1.01
Non-US Buyers    Section 1.01
Non-US Equity Sellers    Section 1.01
Non-US Outside Date    Section 9.01(e)
Non-US Purchased Subsidiaries    Section 1.01
Non-US Sellers    Section 1.01
Notice of Claim    Section 10.05
NTA    Section 1.01
NTA Adjustment Amount    Section 1.01
NTA Pending Claims    Section 2.03(c)(i)
Off-the-Shelf Software    Section 1.01
Open Source Software    Section 1.01
Option Agreement    Preamble
Ordinary Course of Business    Section 1.01
Organizational Documents    Section 1.01
Other Indemnitors    Section 5.17(c)
Outside Date    Section 9.01(e)
Owned IP    Section 1.01
Owned Software    Section 3.13(a)
Parent    Section 1.01
Parties    Preamble
Party    Preamble
Patents    Section 1.01
Paydown and Release Documentation    Section 2.03(f)(iv)
Permits    Section 3.18
Permitted Liens    Section 1.01
Person    Section 1.01
Personal Information    Section 1.01
Personnel Security Clearances    Section 1.01
Philippines Employees    Section 1.01
Post-Closing Tax Period    Section 1.01
Pre-Closing Intercompany Assignments    Section 5.05(a)
Pre-Closing Tax Period    Section 1.01
Pre-Closing Taxes    Section 1.01
Prior Business Counsel    Section 11.15(b)
Privacy Policies    Section 1.01
Privileged Information    Section 11.15(a)
Privileges    Section 11.15(a)
Processing    Section 1.01
Purchase Price    Section 2.02(a)
Purchase Price Holdback    Section 1.01
Purchased Interests    Section 1.01
Purchased Subsidiaries    Section 1.01

Purchased Subsidiary Plan    Section 1.01
Purchased Subsidiary Released Claims    Section 11.19(a)
Purchased Subsidiary Released Party    Section 11.19(a)
Regulatory Approvals    Section 5.03(a)
Replacement Contracts    Section 5.04(a)
Representative    Section 1.01
Restrictive Covenant Agreement    Section 1.01
Retained Businesses    Section 1.01
Retained Entities    Section 1.01
Retained Marks    Section 1.01
Romania Employees    Section 1.01
RWI Policy    Section 5.11
Sanctioned Territory    Section 3.11(c)
Sanctions    Section 3.11(c)
Sanctions and Export Control Laws    Section 3.11(d)
Sanctions Laws    Section 3.11(d)
Scheduled Shared Contracts    Section 5.04(a)
SDN List    Section 3.11(c)
SEC    Section 1.01
Section 1.1502-36 Election    Section 6.01(a)(iii)
Secured Contract    Section 3.27(a)
Securities Act    Section 1.01
Security Incident    Section 1.01
Seller    Preamble
Seller Releasing Parties    Section 11.19(a)
Seller Retention Amount    Section 1.01
Seller Retention Amount Release Date    Section 2.03(d)(i)
Seller Retention Pending Claims    Section 2.03(d)(i)
Seller Wrong Pockets Asset    Section 5.07(a)
Seller’s knowledge    Section 1.01
Shared Contract    Section 1.01
Shares    Section 1.01
Software    Section 1.01
Solvent    Section 1.01
Special Holdback    Section 1.01
Spot Rate    Section 1.01
Straddle Tax Period    Section 1.01
Subsidiary    Section 1.01
Subsidiary Shares    Section 1.01
Surety Bond    Section 1.01
Target Closing NTA    Section 1.01
Tax    Section 1.01
Tax Claim    Section 6.02
Tax Return    Section 1.01
Taxing Authority    Section 1.01

Third Party Approvals    Section 5.05(b)
Third Party Claim    Section 10.05(b)
Third-Party Processors    Section 1.01
Trademarks    Section 1.01
Transaction Documents    Section 1.01
Transaction Expenses    Section 1.01
Transfer Taxes    Section 6.01(b)
Transfer Time    Section 1.01
Transferred Assets    Section 1.01
Transferred Contracts    Section 1.01
Transferred Employees    Section 1.01
Transition Services    Section 5.24(a)
Transition Services Agreement    Section 1.01
Treasury Regulations    Section 1.01
TSA Manager    Section 5.24(a)
Unreleased Business Guarantee    Section 5.09(b)
URSSAF    Section 3.10(b)
URSSAF Reassessments    Section 3.10(b)
US Business Employees    Section 1.01
US Buyer    Preamble
WARN    Section 7.13
Workers Compensation Event    Section 7.11

Section 1.03Other Definitional and Interpretative Provisions. All Preamble, Recital, Article, Section, clause, Exhibit and Schedule references used in this Agreement are to the preamble, recitals, articles, Sections, clauses, exhibits and schedules to this Agreement, and references to Schedules include the Disclosure Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any Law shall be deemed to refer to such Law as amended, re-enacted, consolidated or replaced from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder and all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority. References to the “United States” or

abbreviations thereof mean the United States of America and its states, territories and possessions. All references to any time herein shall refer to U.S. Eastern Time. All references to (A) any Contract, other agreement, document or instrument (excluding this Agreement) shall mean such Contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference and (B) this Agreement shall mean this Agreement (taking into account the provisions of Section 11.09 as amended or otherwise modified from time to time in accordance with Section 11.10). The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise provided for herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Reference herein to any document or other information being “delivered”, “made available” or “provided” to Buyer shall mean that such document or information was included in the virtual data room of Seller hosted by Intralinks (the “Data Room”) as of 12:00 p.m., New York time, as of the day immediately prior to the date of this Agreement. From and after the date of this Agreement, Seller shall not, and shall cause its Representatives not to, add, remove, replace, amend, or otherwise modify any document or information in the Data Room, unless as otherwise mutually agreed in writing (email being sufficient) between Seller and Buyer. The Parties have jointly negotiated and drafted this Agreement and if an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
Purchase and Sale
Section 2.01Purchase and Sale of the Purchased Interests; Assumption of Assumed Liabilities.
(a)Upon the terms and subject to the conditions of this Agreement, Seller shall sell, and shall cause each US Equity Seller and Non-US Equity Seller to sell, to US Buyer and French Buyer, as applicable, and US Buyer and French Buyer shall purchase from Seller and each US Equity Seller and Non-US Equity Seller, as applicable, all of the Purchased Interests at the Closing, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws or Liens created by Buyer or its Affiliates. Without limiting the generality of the foregoing, (i) Conduent Transit Holdings shall sell to US Buyer, and US Buyer shall purchase from Conduent Transit Holdings, the Purchased Interests of Conduent Transport Solutions, and (ii) Conduent Australian Holdings and each Non-US Equity Seller shall sell to French Buyer, and French Buyer shall purchase from Conduent Australian Holdings and each Non-US Equity Seller, the remaining Purchased Interests.
(b)Upon the terms and subject to the conditions of this Agreement and the India Business Transfer Agreement, CBS India shall sell to Modaxo India, and Buyer shall cause

Modaxo India to purchase from CBS India, the India Business at the Closing or the India Delayed Closing, free and clear of all Liens other than Permitted Liens and Liens created by the Modaxo India or any of its respective Affiliates.
(c)Upon the terms and subject to the conditions of this Agreement, Buyer shall, or shall cause its applicable Subsidiary to, assume and agree to perform and discharge when due any and all of the Assumed Liabilities.
Section 2.02Purchase Price; Allocation of Purchase Price; Withholding.
(a)The “Purchase Price” for the Purchased Interests, India Business and the Assumed Liabilities, shall, subject to the adjustments at and following the Closing set forth in Section 2.04, be an amount in cash equal to (i) $164,000,000, minus (ii) the MCJ Minimum Cash Adjustment Amount (if any), minus (iii) the Minimum Cash Adjustment Amount (if any), minus (iv) the NTA Adjustment Amount (if any), minus (v) the Closing Date Indebtedness, and minus (vi) the Closing Date Transaction Expenses.
(b)Buyer shall be entitled to deduct and withhold from the Purchase Price such amounts as it is required to deduct and withhold for tax purposes under applicable Law. If Buyer determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement (other than with respect to amounts treated as compensation for employment services for applicable tax purposes or on account of the failure by Seller to provide the form required under Section 2.03(f)(iii)), Buyer shall provide written notice to Seller no less than five (5) days prior to the date on which such deduction or withholding is to be made with a written explanation substantiating the requirement to deduct or withhold, and the Parties shall use commercially reasonable efforts to cooperate (at the sole expense of the Person subject to such withholding) to mitigate any such requirement to the maximum extent permitted by Law. Buyer shall promptly remit all deducted or withheld amounts to the applicable Governmental Authority in accordance with applicable Law and shall promptly provide Seller with a receipt issued by the Governmental Authority or other reasonable evidence of such remittance. Any amounts so deducted, withheld and remitted to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to Seller. Notwithstanding any provision herein to the contrary, any amounts payable in accordance with this Agreement that constitute compensation for employment services may be paid by Buyer to the applicable Purchased Subsidiary or to Seller (as applicable) for payment to the applicable Person entitled to such amounts through such applicable entity’s payroll, less all required withholdings.
Section 2.03Closing.
(a)Subject to the terms and conditions of this Agreement and the other applicable Transaction Documents, the closing (the “Closing”) of the purchase and sale of the Purchased Interests (including the CBS France Equity if ACS International shall have exercised its option under the Option Agreement), and, to the extent applicable (subject to Section 5.25), the India Business hereunder shall take place remotely by telephonic or electronic delivery and release of documents on the first (1st) calendar day of the first (1st) calendar month following the month in which all of the conditions precedent set forth in Article VIII shall have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that, by their nature, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) so long as such conditions have been satisfied or waived at least two (2) Business Days prior to such date. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Unless otherwise explicitly specified, all transactions taking place at the Closing shall be deemed to occur simultaneously. The Closing shall be deemed to be effective as of 12:01 a.m., New York time, on the Closing Date.
(b)Upon the terms and subject to the conditions of this Agreement and the other applicable Transaction Documents, at the Closing, in full consideration for the purchase and sale of the Purchased Interests (including the CBS France Equity if ACS International shall have exercised its option in the Option Agreement) and, to the extent applicable (subject to Section 5.25), the India Business, Buyer shall pay, or cause to be paid:
(i)to Seller, or a designated Affiliate of Seller, an amount equal to the Estimated Purchase Price minus the (1) Purchase Price Holdback minus (2) the Special Holdback, and minus (3) the Seller Retention Amount, in immediately available funds by wire transfer to an account or accounts designated by Seller by written notice to Buyer, which written notice shall be delivered not later than three (3) Business Days prior to the Closing Date,
(ii)to each Person to whom a portion of the Estimated Closing Date Transaction Expenses is owed, the applicable portion of the Estimated Closing Date Transaction Expenses (which, in the case of recipients who are Business Employees with respect to whom such payments are treated as wages or compensatory payments, shall be paid to the relevant payroll provider for further payment such Business Employee through the next regularly scheduled payroll, after all applicable deductions and withholdings) in immediately available funds by wire transfer to an account or accounts designated in the Estimated Closing Statement; and
(iii)to each holder of Estimated Closing Date Indebtedness in immediately available funds by wire transfer in such amounts, and to such account or accounts, as are set forth in the Paydown and Release Documentation or Payoff Letter, as applicable, which shall be delivered to Buyer not later than three (3) Business Days prior to the Closing Date.
(c)At the Closing, Buyer shall retain the Purchase Price Holdback for a period of one (1) year following the Closing Date, which may be reduced (1) pursuant to Section 2.04(d), and (2) pursuant to Article X. The Purchase Price Holdback shall be payable as follows:
(i)within five (5) Business Days following the date of the one (1) year anniversary of the Closing Date (such date, the “Holdback Release Date”), Buyer shall pay, or cause to be paid, to Seller, or a designated Affiliate of Seller, an amount equal to (A) the total amount of the Purchase Price Holdback then held by Buyer minus (B) the amount which is then the subject of any outstanding good faith claims to which the Purchase Price Holdback applies (such claims, “NTA Pending Claims”);
(ii)after the Holdback Release Date and promptly within five (5) Business Days following the resolution of any NTA Pending Claim, the amount, if any,

of such NTA Pending Claim which is not payable to Buyer pursuant to Article X in connection with such resolution, shall be promptly paid to Seller, or a designated Affiliate of Seller;
(iii)any payment made to Seller pursuant to this Section 2.03(c) shall be made in immediately available funds by wire transfer in such amounts, and to such account or accounts, as designated by Seller by written notice to Buyer. Upon such payment, Buyer shall be fully released and discharged of any obligation with respect to the Purchase Price Holdback (or any applicable portion thereof).
(d)At the Closing, Buyer shall retain the Seller Retention Amount for a period of one (1) year following the Closing Date. The Seller Retention Amount shall be payable as follows:
(i)within five (5) Business Days following the date of the one (1) year anniversary of the Closing Date (such date, the “Seller Retention Amount Release Date”), Buyer shall pay, or cause to be paid, to Seller, or a designated Affiliate of Seller, an amount equal to (A) the total amount of the Seller Retention Amount then held by Buyer minus (B), subject to Section 10.04(c), the amount which is then the subject of any outstanding good faith claims to which the Seller Retention Amount applies (such claims, “Seller Retention Pending Claims”); provided, that the Seller Retention Amount shall not apply to any claims included in the calculation of the Closing Date NTA;
(ii)after the Seller Retention Amount Release Date and promptly within five (5) Business Days following the resolution of any Seller Retention Pending Claim, the amount, if any, of such Seller Retention Pending Claim which is not payable to Buyer in connection with such resolution, shall be promptly paid to Seller, or a designated Affiliate of Seller;
(iii)any payment made to Seller pursuant to this Section 2.03(d) shall be made in immediately available funds by wire transfer in such amounts, and to such account or accounts, as designated by Seller by written notice to Buyer. Upon such payment, Buyer shall be fully released and discharged of any obligation with respect to the Seller Retention Amount (or any applicable portion thereof).
(e)At the Closing, Buyer shall retain the Special Holdback, which for the avoidance of doubt, shall not be subject to any setoff rights, any indemnification claims or any other conditions other than the passage of time. The Special Holdback shall be payable in accordance with the terms and subject to the conditions set forth on Schedule 2.03(e).
(f)In addition, the following deliveries shall be made prior to or at the Closing:
(i)Seller shall deliver to Buyer such customary instruments of transfer for the Purchased Interests, duly executed by the US Equity Sellers and the Non-US Equity Sellers, including, but not limited to share certificates and share entries in the applicable share ledgers, as applicable, in each case, reasonably acceptable to Buyer and Seller;

(ii)Seller and Buyer shall, and shall cause their respective Affiliates to, deliver to each other duly executed counterparts to each of the Transaction Documents (other than this Agreement and the Transaction Documents that are to be executed and delivered in connection with any Delayed Closing, which shall be delivered at the applicable Delayed Closing) to which they are party;
(iii)Seller shall deliver to Buyer a duly executed and completed IRS Form W-9 certifying that Seller (or, if Seller is a disregarded entity under Treasury Regulations Section 301.7701-3, its owner), is a “U.S. person” (as defined in Section 7701(a)(30) of the Code) and is not subject to backup withholding;
(iv)Seller shall deliver to Buyer executed documentation with respect to the Credit Facility and Indenture, in each case, that provides that, upon consummation of the transactions contemplated hereby, all material obligations of the Purchased Subsidiaries with respect to the Credit Facility and Indenture and, once filed (which for the avoidance of doubt may occur on or promptly following the Closing), all Liens securing the Credit Facility and Indenture with respect to the Purchased Interests, the Purchased Subsidiaries and the assets and property of the Business and the Purchased Subsidiaries shall be terminated and released in full, and be of no further force and effect (the “Paydown and Release Documentation”);
(v)Seller shall deliver to Buyer (A) evidence of the termination of the Multi Entity Cash Pooling Agreement and (B) a deed of release from any and all obligations and liabilities (present and future) in favor of the entities listed in the Multi Entity Cash Pooling Agreement, in each case, in a form reasonably satisfactory to Buyer and Seller;
(vi)Seller shall deliver to Buyer consents from the counterparties set forth on Schedule 2.03(f)(vi) in a form reasonably satisfactory to Buyer and Seller;
(vii)a good standing certificate (or equivalent certificate or document) from Seller and each of the Purchased Subsidiaries, issued by the jurisdiction in which such entity was formed, to the extent such certificate or document is available in such jurisdiction, in each case, dated within ten (10) days prior to the Closing Date;
(viii)Seller shall deliver to Buyer evidence in a form reasonably satisfactory to Buyer and Seller that the Montreal Lease has been registered at the Land Registry Office of Quebec;
(ix)Seller, on behalf of CBS France, shall deliver to Buyer (x) an up-to-date statement of indebtedness, liens and encumbrances of CBS France (état d’endettement complet) that all outstanding amounts due to CBS France or any third party have been released and (y) written confirmation that the corresponding payments have been made, except when such liens or encumbrances refer to lease buy back agreements (contrats de credit-baux) applicable to equipment, machinery or motor vehicles;
(x)Seller shall deliver to Buyer, a copy of the written consent of Conduent Australian Holdings approving the transfer of the shares in CBS Australia in accordance with clause 3.4 of the constitution of CBS Australia, in a form reasonably satisfactory to Buyer and Seller;
(xi) Seller shall deliver to the Buyer a copy of that certain Change of Control Notification and Request Letter, duly executed by Conduent Victoria and the State, substantially in the form attached hereto as Exhibit J with only such changes as mutually agreed by Buyer, Seller and the State;
(xii)Seller shall deliver to Buyer (A) a copy of the partners’ resolutions of Conduent Mexico approving (x) the execution of this Agreement, (y) the waiver by such partners of their pre-emptive right to acquire Conduent Mexico’s Purchased Interests and (z) the admission of French Buyer and Conduent Switzerland as new partners; and (B) a copy of the entry of the Partners’ Registry Book of Conduent Mexico evidencing the applicable French Buyer and US Buyer as new partners of such company, in each case, in a form reasonably satisfactory to Buyer and Seller;
(xiii)Seller shall deliver to Buyer duly executed shareholders’ meeting minutes of ACS Peru, in form and substance reasonably satisfactory to Buyer and Seller, evidencing that each of the shareholders of ACS Peru, and ACS Peru on its own right, has irrevocably waived its right of first refusal or preferential purchase right (as set forth in the bylaws of ACS Peru) with respect to the transfer of shares in ACS Peru contemplated by this Agreement;
(xiv)Not less than seven (7) Business Days prior to the Closing Date, Seller shall deliver to Buyer evidence, such as a screenshot or bank statement information or other confirmation, reasonably satisfactory to Buyer that (A) the Closing Date Cash is no less than the Minimum Cash and (B) the MCJ Closing Date Cash is no less than the MCJ Minimum Cash;
(xv)Buyer shall deliver to Seller a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all resolutions adopted in connection with the transactions contemplated by this Agreement; and
(xvi)Buyer shall have received evidence of the consummation of the Pre-Closing Intercompany Agreements, including duly executed copies of the Intellectual Property Assignment Agreement(s), any assignment and assumption agreement(s), bills of sale, and other transfer documentation, in each case, by and between Seller and any Affiliate of Seller (as Assignor) and each Purchased Subsidiary (as Assignee) and such other evidence Buyer may reasonably request.
(g)For the avoidance of doubt, with respect to the India Business which may be subject to a Delayed Closing pursuant to Section 5.25, CBS India shall not transfer, and Modaxo India shall not acquire, such India Business on the Closing Date. Upon the terms and subject to the satisfaction of the applicable conditions set forth in Section 5.25 with respect to the India Delayed Closing, the following deliveries shall be made prior to or at the India Delayed Closing:

(i)CBS India and Modaxo India shall execute and deliver the India Business Transfer Agreement, and any other Foreign Transfer document reasonably necessary to transfer the India Business to Modaxo India; and
(ii)Seller shall deliver, or cause to be delivered, to Buyer a duly executed and completed IRS Form W-8BEN-E in respect of any Affiliate designated pursuant to Section 2.03(g)(ii).
Section 2.04Adjustment Amount.
(a)Not less than seven (7) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement, together with reasonably detailed supporting documentation (the “Estimated Closing Statement”), setting forth Seller’s good faith estimates of (i)(A) the Closing Date NTA (the “Estimated Closing Date NTA”), (B) Indebtedness (the “Estimated Closing Date Indebtedness”), (C) Transaction Expenses (the “Estimated Closing Date Transaction Expenses”, and (D) Seller’s good faith estimate of the Closing Date Cash and the resulting MCJ Minimum Cash Adjustment Amount (if any) and Minimum Cash Adjustment Amount (if any), calculated in accordance with Section 2.04(f)), in each case calculated and prepared without duplication as of immediately prior to the Closing and in accordance with the Accounting Principles and the illustrative calculation contained in Exhibit B, (ii) its calculation of the Estimated NTA Adjustment Amount, if any, and (iii) its resulting calculation of the Purchase Price under Section 2.02(a) (the “Estimated Purchase Price”). The Estimated Closing Statement shall also include wire instructions for each recipient of funds under Section 2.03(b). Attached as Exhibit C is an illustrative calculation of the Estimated Purchase Price as if the Closing had taken place as of the applicable dates set forth therein. Buyer shall have the right to review and comment on the Estimated Closing Statement and Seller shall reasonably consider in good faith Buyer’s comments but Seller shall not be obligated to incorporate any of Buyer’s comments and in no event shall Buyer’s delivery or failure to deliver such comments affect the timing of the Closing. Furthermore, Seller shall provide Buyer with reasonable access to the personnel and working papers used in the preparation of the Estimated Closing Statement during the review period and shall use commercially reasonable efforts to respond in writing to any comments raised by Buyer within two (2) Business Days of receipt.
(b)Within one hundred twenty (120) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement, together with reasonably detailed supporting documentation (the “Closing Statement”), setting forth Buyer’s calculations of (i)(A) the Closing Date NTA, (B) Indebtedness (the “Closing Date Indebtedness”), (C) Transaction Expenses (the “Closing Date Transaction Expenses”), and (D) the Closing Date Cash and the resulting MCJ Minimum Cash Adjustment Amount (if any) and Minimum Cash Adjustment Amount (if any), calculated in accordance with Section 2.04(f), in each case, calculated and prepared without duplication as of immediately prior to Closing and in accordance with the Accounting Principles and the illustrative calculation contained in Exhibit B, (ii) the NTA Adjustment Amount, if any, and (iii) its resulting calculation of the final Purchase Price under Section 2.02(a). Nothing in this Section 2.04(b) is intended to be used to adjust for errors, omissions or inconsistencies that may be found with respect to the Financial Statements, or any actual or alleged failure of the Financial Statements to be prepared in accordance with GAAP or in good faith. Following the Closing,

Buyer and its Affiliates shall provide Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the records, properties, personnel and (subject to the execution of customary work paper access letters) auditors of Buyer and its Affiliates utilized in the preparation of the Closing Statement and shall cause the personnel of Buyer and its Subsidiaries and Affiliates (including the Purchased Subsidiaries) involved in the preparation of the Closing Statement to reasonably cooperate, during normal business hours and upon reasonable prior notice, with Seller and its Representatives in connection with their review of the Closing Statement and any supporting documentation.
(c)If Seller disagrees with all or any part of the Closing Statement, it shall notify Buyer of such disagreement in writing (the “Disagreement Notice”), setting forth in reasonable detail the basis of such disagreement, within thirty (30) days after its receipt of the Closing Statement. In the event that Seller does not provide such Disagreement Notice within such thirty (30)-day period, Seller shall be deemed to have accepted the Closing Statement and the calculations of the Closing Date NTA, the Closing Date Indebtedness, the Closing Date Transaction Expenses and the resulting Purchase Price delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such Disagreement Notice is timely provided, Buyer and Seller shall use commercially reasonable efforts for a period of thirty (30) days after delivery of the Disagreement Notice (or such longer period as they may mutually agree in writing (email being sufficient)) to resolve any disagreements with respect to the calculations of the Closing Date NTA, the Closing Date Indebtedness, the Closing Date Transaction Expenses (or of any line item contained in any of the foregoing) and the resulting Purchase Price. The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Buyer and Seller during such thirty (30) day period of negotiations and any subsequent dispute arising therefrom. If, at the end of such period, they are unable to resolve such disagreements, then KPMG LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually agreed to by Buyer and Seller in writing (email being sufficient)) (the “Accounting Expert”) shall resolve any remaining disagreements as an expert and not as an arbitrator. The Parties agree that there shall be no ex parte communications between any Party and the Accounting Expert. Seller and Buyer shall instruct the Accounting Expert to determine as promptly as practicable, but in any event within sixty (60) days of the date on which such dispute is referred to the Accounting Expert (unless such time frame is otherwise agreed to in writing between the Parties (email being sufficient)), whether the Closing Statement was prepared in accordance with the standards set forth in the Accounting Principles and the illustrative calculation contained in Exhibit B, and the applicable definitions contained herein, and (only with respect to the remaining disagreements submitted to the Accounting Expert) whether and to what extent (if any) the Closing Date NTA, Closing Date Indebtedness, the Closing Date Transaction Expenses or the resulting NTA Adjustment Amount, if any, and the resulting Purchase Price requires an adjustment in accordance with this Agreement; provided, that in resolving any disputed amount in connection with such determination, the Accounting Expert may not assign a value to the Closing Date NTA, Closing Date Indebtedness or the Closing Date Transaction Expenses greater than the greatest amount for such value, or less than the smallest amount for such value, in either case, claimed by Seller in the Disagreement Notice or Buyer in its Closing Statement. The Accounting Expert shall consider only those items and amounts in Seller’s and Buyer’s respective calculations (as set forth in the Disagreement Notice and the Closing Statement, respectively) of the Closing Date NTA, Closing Date Indebtedness, the Closing Date Transaction Expenses or the resulting Purchase Price that are identified as being items and amounts to which Seller and Buyer have been unable to agree and shall only be permitted to determine whether such items are calculated in accordance with the Accounting Principles and the illustrative calculation contained in Exhibit B, and the applicable definitions contained herein, and Buyer and Seller shall instruct the Accounting Expert not to make any other determination, including (i) any determination as to whether any estimates on the Estimated Closing Statement are correct, adequate or sufficient, (ii) any determination as to whether the Accounting Principles were followed with respect to the Financial Statements, (iii) any determination as to the accuracy of the representations and warranties set forth in Section 3.06 or any other representation or warranty in this Agreement, (iv) any determination as to compliance by any Party with any of its respective covenants in this Agreement (other than as necessary for the Accounting Expert to make the determinations outlined above), or (v) any determination that an issue was not properly included by Seller in the Disagreement Notice. The final determination by the Accounting Expert of the matters submitted to it pursuant to this Section 2.04(c) shall (i) be in writing, (ii) include the Accounting Expert’s determination of each matter submitted to it pursuant to this Section 2.04(c) and (iii) include a brief summary of the Accounting Expert’s reasons for its determination of each issue. The fees and expenses of the Accounting Expert shall be apportioned between the Parties by the Accounting Expert based on the degree to which each Party’s claims were unsuccessful and shall be paid by the Parties in accordance with such determination. For example, if Seller submits an objection for $1,000, and if Buyer contests the entire amount claimed by Seller, and if the Accounting Expert ultimately resolves the dispute by awarding Seller $600, then the costs and expenses of the Accounting Expert will be allocated 60% (i.e., $600/$1,000) to Buyer and 40% (i.e., $400/$1,000) to Seller. Absent manifest error, the determination of the Accounting Expert shall be final, binding and conclusive on the Parties and shall not be subject to appeal or further review; provided, however, that the Parties shall be entitled to have a judgment entered upon the written determination of the Accounting Expert in accordance with Section 11.06. The date on which the Closing Date NTA, the Closing Date Indebtedness, the Closing Date Transaction Expenses and the NTA Adjustment Amount, if any, and the Purchase Price are finally determined in accordance with this Section 2.04(c) is hereinafter referred to as the “Determination Date”. The Closing Statement as finally determined pursuant to this Section 2.04(c) shall be the “Final Closing Statement”.
(d)If the Purchase Price, as finally determined pursuant to this Section 2.04, is greater than the Estimated Purchase Price, then on or prior to the later of (i) the first anniversary of the Closing Date and (ii) five (5) Business Days following the Determination Date, (the “Adjustment Payment Date”), Buyer shall pay to Seller by wire transfer of immediately available funds to a bank account designated by Seller at least three (3) Business Days prior thereto the sum of (i) an amount equal to such excess plus (ii) all of the Purchase Price Holdback then-remaining (on the Adjustment Payment Date). If (i) the Purchase Price, as finally determined pursuant to Section 2.04, is less than the Estimated Purchase Price (the absolute value of such difference, the “Deficit Amount”) and (ii) the Deficit Amount exceeds the amount of the Purchase Price Holdback then remaining (on the Adjustment Payment Date), then Buyer shall permanently retain the Purchase Price Holdback and Seller shall pay to Buyer an amount equal to such excess by wire transfer of immediately available funds to a bank account designated by Buyer at least three (3) Business Days prior thereto. If (i) the Purchase Price, as finally determined pursuant to Section 2.04, is less than the Estimated Purchase Price and (ii) the Deficit Amount is equal to or less than the then-remaining amount of the Purchase Price Holdback (on the Adjustment Payment Date), then Buyer shall permanently retain from the amount of the Purchase Price Holdback then remaining (on the Adjustment Payment Date) the Deficit Amount and on or prior to the Adjustment Payment Date pay to Seller an amount equal to the remaining Purchase Price Holdback, if any.
(e)During the period from the Closing until such time as the Final Closing Statement shall become final and binding upon the Parties in accordance with this Section 2.04, Buyer shall use commercially reasonable efforts to not, and shall cause the Purchased Subsidiaries not to, take any action with respect to the accounting books and records of the Purchased Subsidiaries as of the Closing Date on which the Estimated Closing Statement is based or which the Final Closing Statement is to be based that is inconsistent with the Purchased Subsidiaries’ or Seller’s (as applicable) past practices or would prevent a Party from accessing such information for purposes of determining the amount of the final Purchase Price adjustment or the Final Closing Statement in the manner and utilizing the methods required by this Agreement.
(f)Minimum Cash Adjustment
(i)If the MCJ Closing Date Cash is less than the MCJ Minimum Cash, the MCJ Minimum Cash Adjustment Amount shall be deducted from the Purchase Price pursuant to Section 2.02(a)(ii) on a dollar-for-dollar basis, unconditionally and without netting, offset or reduction by reference to any other component of the NTA calculation or any surplus in any other tangible asset of the Business.
(ii)If the Closing Date Cash is less than the Minimum Cash, the Minimum Cash Adjustment Amount shall be deducted from the Purchase Price pursuant to Section 2.02(a)(iii) on a dollar-for-dollar basis, unconditionally and without netting, offset or reduction by reference to any other component of the NTA calculation or any surplus in any other tangible asset of the Business.
(iii)For the sole purpose of calculating the Minimum Cash Adjustment Amount and the NTA Adjustment Amount pursuant to Section 2.04, where a MCJ Minimum Cash Adjustment Amount exists, Cash and Cash Equivalents of the Purchased Subsidiaries in the Minimum Cash Jurisdictions shall be deemed to equal the MCJ Minimum Cash (regardless of the actual MCJ Closing Date Cash), such that the Closing Date Cash and NTA calculations reflect Cash and Cash Equivalents in the Minimum Cash Jurisdictions of no less than $10,000,000; provided, that, this Section 2.04(f)(iii) shall not apply to the calculation of the NTA Adjustment Amount if a Minimum Cash Adjustment Amount exists. For the avoidance of doubt, attached as Exhibit G are illustrative examples of the calculation of the Minimum Cash Adjustment Amount and NTA Adjustment Amount. Notwithstanding anything to the contrary, any deemed substitution(s) applied to the Minimum Cash Adjustment Amount or the NTA Adjustment Amount pursuant to this Section 2.04(f)(iii) shall only be for the purpose of the Minimum Cash Adjustment Amount and the NTA Adjustment Amount calculations and for no other purpose under this Agreement.

(iv)For the sole purpose of calculating the NTA Adjustment Amount pursuant to Section 2.04, where a Minimum Cash Adjustment Amount exists, Cash and Cash Equivalents of the Purchased Subsidiaries shall be deemed to equal the Minimum Cash (regardless of the actual Closing Date Cash), such that the NTA calculation reflects Cash and Cash Equivalents of no less than $15,000,000. For the avoidance of doubt, attached as Exhibit G are illustrative examples of the calculation of the NTA Adjustment Amount. Notwithstanding anything to the contrary, any deemed substitution(s) applied to the NTA Adjustment Amount pursuant to this Section 2.04(f)(iv) shall only be for the purpose of the NTA Adjustment Amount calculation and for no other purpose under this Agreement.
Section 2.05Allocation of Purchase Price. At least fourteen (14) days prior to the Closing Date, Seller shall deliver to Buyer a draft allocation of the Purchase Price, including for purposes of this Section 2.05, the Assumed Liabilities and any other amounts treated as purchase price for applicable tax purposes, on a country-by-country basis (the “International Allocation”). The International Allocation shall become final and binding on Buyer and Seller ten (10) days after Seller provides the draft International Allocation to Buyer, unless Buyer delivers a written objection to Seller during such period that reasonably identifies the basis for its objection and provides a proposed solution. Buyer and Seller shall attempt in good faith to resolve any differences with respect to the International Allocation during the ten (10)-day period following Seller’s receipt of Buyer’s written objection. Any such resolution shall be final and binding on Buyer and Seller. If Buyer and Seller are unable to reach an agreement within such period, then any remaining disputed items shall be finally and conclusively determined by the Accounting Expert in accordance with the procedures set forth in Section 2.04(c). Upon resolution of any disputed items, the International Allocation shall be adjusted to reflect such resolution. Following Closing, the International Allocation will be adjusted to reflect any differences between the estimates used in calculating the International Allocation and the actual amounts taken into account in the final determination of Purchase Price pursuant to Section 2.04.
ARTICLE III
Representations and Warranties of Seller
Except as disclosed in the corresponding Sections of the Disclosure Schedules (it being agreed that for the purposes of the representations and warranties made by Seller in this Agreement, disclosure of any item in any Section of the Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, any other Section to the extent the relevance of such item is reasonably apparent from the face of such disclosure), Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) that:
Section 3.01Existence and Power of Seller, US Equity Sellers and Non-US Sellers
. Each of Seller, the US Equity Sellers and the Non-US Sellers (a) is a legal entity duly formed and validly existing under the Laws of its jurisdiction of organization, (b) is not insolvent, is not subject to any judgment of, or request for, its annulment, liquidation, receivership or dissolution nor subject to any safeguard, bankruptcy, insolvency, moratorium, amicable or similar proceedings under applicable Law and no facts exist that would reasonably be expected to result in any such event and (c) has the requisite corporate or similar power and authority to conduct the Business as it is now being conducted and to own, lease and operate the Business in the manner in which the Business is currently operated. Each of Seller, the US Equity Sellers and the Non-US Sellers (a) is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each other jurisdiction in which the properties of the Business leased by it or the operation of the Business makes such licensing or qualification necessary and (b) has the requisite power and authority to enable it to own the Purchased Interests and the Transferred Assets, except in the case of clause (a) or (b) where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be expected to be material to the Business or the Purchased Subsidiaries, taken as a whole.
Section 3.02Authorization. The execution, delivery and performance by Seller of the Transaction Documents, in each case, to which it is a party and the consummation of the transactions contemplated thereby are within Seller’s organizational powers and has been (or will be prior to execution) duly authorized by all necessary organizational action on the part of Seller, and no other or further action or proceeding on the part of Seller, or its equityholder is necessary to authorize the execution and delivery by Seller of the Transaction Documents, in each case, to which it is a party and the consummation of the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming the due and valid execution and delivery of this Agreement by Buyer) constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. Each other Transaction Document to which Seller, the US Equity Sellers or the Non-US Sellers are a party shall be duly and validly executed by Seller, the applicable US Equity Seller or the applicable Non-US Seller at or prior to the Closing and, upon such execution and delivery by Seller, the applicable US Equity Seller or the applicable Non-US Seller and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding obligation of Seller, the applicable US Equity Seller and the applicable Non-US Seller enforceable against Seller, the applicable US Equity Seller and the applicable Non-US Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting or relating to the enforcement of creditors’ rights and remedies generally and to general principles of equity.
Section 3.03Governmental Authorization. Assuming the accuracy and completeness of the representations and warranties of Buyer contained in this Agreement, the execution, delivery and performance by Seller, the US Equity Sellers and the Non-US Sellers of the Transaction Documents to which any of them is a party and the consummation of the transactions contemplated thereby require no consent, approval, authorization, or action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the Competition Laws, Foreign Investment Control Laws and the Exchange Act, (b) immaterial or administrative consents, approvals, authorizations, declarations, actions or filings or (c) as otherwise disclosed in Schedule 3.03.
Section 3.04Noncontravention. Except as set forth in Schedule 3.04, subject to the statutory waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 3.03 or in Schedule 3.03, and except as may result from any facts or circumstances relating solely to Buyer, the execution and delivery by Seller, the US Equity Sellers and the Non-US Sellers of the Transaction Documents to which any of them is a party and the consummation of the transactions contemplated thereby do not, and the consummation of the transactions contemplated by this Agreement, will not: (a) violate any applicable Law or Governmental Order to which Seller or any of the Purchased Subsidiaries is subject or by which any of their respective assets or properties are bound, (b) conflict with, violate or breach any provision of the Organizational Documents of Seller or any of the Purchased Subsidiaries, (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, cancel or refuse to perform any agreement, or require the consent, notice or other action by any Person under, conflict with, violate any provision of, or result in a breach of or default under or result in the acceleration of any Material Contract, Transferred Contract, Lease, or Business Guarantee; or (d) result in a creation or imposition of any Lien, other than any Permitted Lien, on any property or asset of the Purchased Subsidiaries, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a) and (c) would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Subsidiaries, taken as a whole. Other than as set forth in Section 3.02 or in Schedule 3.03, no consent, approval, waiver or authorization of, or notice to, any Person (other than a Governmental Authority) is required to be obtained or given by Seller, any US Equity Seller or any Non-US Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as would not reasonably be expected to be material to the Business or the Purchased Subsidiaries, taken as a whole.
Section 3.05Purchased Subsidiaries.
(a)Each Purchased Subsidiary (and any branch of such Purchased Subsidiary) is duly organized and validly existing under the Laws of its jurisdiction of organization, formation or incorporation, as applicable and has the requisite power and authority to own or lease all of its material assets and to conduct the Business in all material respects as currently conducted by it. Each Purchased Subsidiary (and any branch of such Purchased Subsidiary) is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each other jurisdiction in which the properties leased by it or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to, be material to the Business. Seller has made available to Buyer complete and correct copies of the Organizational Documents of the Purchased Subsidiaries. There has been no violation of any of the provisions of the Organizational Documents of any Purchased Subsidiary except to the extent that any such violation would not, be material to the Business. None of the Purchased Subsidiaries are insolvent, subject to any judgement of, or request for, its annulment, liquidation, receivership or dissolution, or subject to any bankruptcy, insolvency moratorium or similar proceedings under applicable Law, and no facts exist that would reasonably be expected to result in any such event occurring.
(b)Immediately prior to the Closing, (1) Conduent Transit Holdings will be the record owner of Conduent Transport Solutions, (2) Conduent Australian Holdings will be the record owner of CBS Australia, and (3) except for CBS Australia, the Non-US Equity Sellers will be the record owners of the Non-US Purchased Subsidiaries, in each case of (1), (2) and (3), free and clear of all Liens, other than (i) Liens securing indebtedness outstanding under the

Credit Facility and Indenture (which Liens relating to the Purchased Interests shall be released as of the Closing upon consummation of the transactions contemplated hereby) and (ii) transfer restrictions of general applicability under applicable securities Laws. All of the Purchased Interests have been duly authorized and validly issued in compliance with all applicable Laws, are fully paid and non-assessable and have not been issued in violation of, nor are the Purchased Interests subject to, any preemptive or subscription rights. The Purchased Interests constitute all of the issued and outstanding equity interests of the Acquired Companies. There is no existing option, warrant, call, right or agreement to which Seller or any of its Subsidiaries (including the Purchased Subsidiaries) is a party that requires, and there are no securities of the Acquired Companies outstanding that upon conversion or exchange would require, the issuance or sale, or that restrict the transfer or voting, of any capital stock or other equity interest of the Acquired Companies, as applicable, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any capital stock or other equity interest of the Acquired Companies. There are no voting agreements, voting trusts, shareholders agreements, proxies or other agreements or understandings to which Seller or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, Seller or any of its Subsidiaries. Each of the shareholders of ACS Peru, as a Purchased Subsidiary, and ACS Peru on its own right, has irrevocably waived its right to exercise any right of first refusal or preferential purchase right (as set forth in the bylaws of ACS Peru) with respect to the transfer of shares in ACS Peru contemplated by this Agreement, and no such right of first refusal or preferential purchase right remains outstanding or enforceable with respect to such transfer.
(c)Immediately prior to the Closing, all of the Subsidiary Shares (including the voting rights attached to such Subsidiary Shares) will be owned of record by the Purchased Subsidiaries, as set forth on Schedule 3.05(c), which contains a true, complete and accurate statement of the authorized, issued and outstanding equity interests of the Purchased Subsidiaries, free and clear of all Liens, other than transfer restrictions of general applicability under applicable Laws. All of the Subsidiary Shares have been duly authorized and validly issued and allotted in compliance with all applicable Laws, are fully paid and non-assessable and have not been issued in violation of, nor are the Subsidiary Shares subject to, any preemptive or subscription rights. The Subsidiary Shares constitute all of the issued and outstanding equity interests of the Purchased Subsidiaries (other than the Acquired Companies). There is no existing option, warrant, call, right or agreement to which Seller or any of its Subsidiaries (including the Purchased Subsidiaries) is a party that requires, and there are no securities of any Purchased Subsidiaries (other than the Acquired Companies, which is addressed in Section 3.05(b)) outstanding that upon conversion or exchange would require, the issuance of any capital stock or other equity interest of any Purchased Subsidiary (other than the Acquired Companies, which are addressed in Section 3.05(b)), as applicable, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any capital stock or other equity interest of any Purchased Subsidiary (other than the Acquired Companies, which are addressed in Section 3.05(b)). There is no other contract or commitment obligating any Purchased Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, equity securities of such Purchased Subsidiary (or securities convertible into, or exchangeable or exercisable for, equity interests of such Purchased Subsidiary), or obligating such Purchased Subsidiary to grant, extend or enter into any such contract or commitment. Neither Seller nor any of its Affiliates (including the Purchased Subsidiaries) is a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of the interests of any Purchased Subsidiary (other than the Acquired Companies, which are addressed in Section 3.05(b)) and there are no outstanding bonds, debentures, notes or other indebtedness for borrowed money having the right to vote (or convertible into, or exercisable or exchange for, securities having the right to vote) on any matters for which holders of the Subsidiary Shares are entitled to vote by virtue of their ownership of the Subsidiary Shares. The Purchased Subsidiaries do not hold, directly or indirectly, any capital stock of, or other equity interests in, and do not control and have not made any equity investment in, directly or indirectly, any other Person besides the Purchased Subsidiaries.
Section 3.06Financial Statements. Attached as Schedule 3.06 are true and complete copies of (i) the carve-out unaudited combined balance sheet of the Business as of December 31, 2025 and 2024 and the related carve-out unaudited combined statements of income for each of the years in the two (2)-year period ended December 31, 2025 (collectively, the “Carve-out Unaudited Annual Financial Statements”) and (ii) the carve-out unaudited combined balance sheet of the Business as of March 31, 2026 and the related carve-out unaudited combined statement of income for the three-month period then ended (the “Carve-out Unaudited Interim Financial Statements” and, together with the Carve-out Unaudited Annual Financial Statements, the “Financial Statements”), which have been prepared in conformity with GAAP except as otherwise referenced in Schedule 3.06. The Financial Statements have been derived from the consolidated financial statements and accounting records of Parent and its applicable Subsidiaries (including the Purchased Subsidiaries) and fairly present in all material respects the financial position of the Business as of the dates thereof and the results of operations of the Business as of the times and for the periods referred to therein except for the exclusion of footnote disclosures, and, additionally in the case of the Carve-out Unaudited Interim Financial Statements, normal year-end adjustments, (none of which are, individually or in the aggregate, material). Seller designed, implemented, and maintained sufficient internal controls such that the Financial Statements have been prepared and fairly presented and are free from material misstatement. This Section 3.06 is qualified by the fact that the Business has not operated as a separate “stand alone” entity within Parent. As a result, the Business has been allocated certain charges and credits for purposes of the preparation of the Financial Statements. Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise.
Section 3.07Absence of Certain Changes. Except for actions taken in preparation for the transactions contemplated by this Agreement (including the Pre-Closing Intercompany Assignments), (a) since the Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business in all material respects, (b) since the Balance Sheet Date, there has not been any effect, event, change, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect, and (c) except as set forth on Schedule 3.07(c), since the Balance Sheet Date, the Business, the Purchased Subsidiaries and, with respect to the Business, Seller and its Subsidiaries have not taken any action that if taken after the date of this Agreement, would require the consent of Buyer under Section 5.01(a).
Section 3.08No Undisclosed Liabilities. Except as set forth on Schedule 3.08, there is no material Liability of the Business or of any of the Purchased Subsidiaries, except for Liabilities (a) reflected or reserved for on the Financial Statements, (b) that have arisen since the Balance Sheet Date in the Ordinary Course of Business, or (c) incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.09Material Contracts.
(a)Except as set forth in Schedule 3.09(a), as of the date of this Agreement, with respect to the Business, none of Seller or any of its Affiliates or Subsidiaries (including the Purchased Subsidiaries) is a party to or bound by any of the following Contracts, excluding any such Contract that is an Employee Plan or Purchased Subsidiary Plan (such Contracts required to be listed, the “Material Contracts”):
(i)any Material Fleet Management Contract;
(ii)any Material Fare Collection Contract;
(iii)any Contract relating to the Business (other than any group purchasing agreement entered into in the Ordinary Course of Business) with a Material Fleet Management Supplier;
(iv)any Contract relating to the Business (other than any group purchasing agreement entered into in the Ordinary Course of Business) with a Material Fare Collection Supplier;
(v)any material Contract relating to the Business that grants “most favored nation”, “most favored customer”, “most favored supplier” or similar covenants to the counterparty to such Contract;
(vi)any material Contract relating to the Business that requires Seller or any Purchased Subsidiaries to deal exclusively with any Person or group of related Persons;
(vii)any material Contract relating to the Business that creates any partnership, joint venture, limited liability company or other similar arrangement;
(viii)any Contract providing for the acquisition or disposition of any material equity interests or material assets, including any Business Intellectual Property (whether by merger, sale of stock, sale of equity or otherwise) that (A) was entered into in connection with the Business in the last three (3) years or (B) pursuant to which the Purchased Subsidiaries or the Business have any material ongoing obligation (other than a confidentiality obligation);
(ix)any Contract relating to the Business that involves or provides for any future capital expenditure obligation of the Purchased Subsidiaries or any Business in excess of $200,000;
(x)any Contract relating to the Business that contains (A) a license grant to Seller or any of the Purchased Subsidiaries to use any Intellectual Property Rights (B) a license grant from Seller or any of the Purchased Subsidiaries to a third party to use any Intellectual Property Rights, (C) an assignment of Intellectual Property Rights or otherwise involves the design, development, or creation of Business Intellectual Property Rights, in the case of each of (A) and (B), other than (x) licenses for Off-the-Shelf Software, (y) licenses for Open Source Software where such licenses do not require any portion of the Owned IP to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) be redistributable at no charge, and (z) licenses granted to Seller or by Seller or any of the Purchased Subsidiaries to vendors, suppliers, and distributors and to customers in the Ordinary Course of Business;
(xi)any lease or agreement under which Seller or any of its Subsidiaries (including the Purchased Subsidiaries) is lessee of, or holds or operates, any Tangible Personal Property owned by any third party having a value in excess of $100,000 annually;
(xii)any Collective Bargaining Agreement or other Contract with any labor union;
(xiii)any Contract that restricts Seller, any Purchased Subsidiary, or their Affiliate’s right to use, practice, register, obtain or enforce any material Business Intellectual Property Rights owned by it;
(xiv)any Contract providing any loan to any Business Employee other than routine advances in the ordinary course of business or pursuant to a 401(k) plan;
(xv)any Scheduled Shared Contract;
(xvi)except for the Credit Facility, Indenture and the Business Guarantees, any Contract for the provision of funds or making of any loan to, making any capital contribution or other investment in, or assuming any Liability or obligation of, any Person;
(xvii)any (A) material Contract that limits the localities or mediums (such as restrictions on online sales) in which the Business, taken as a whole, is or is permitted to be conducted, (B) Contract that limits the ability of any Purchased Subsidiary to engage in any line of business or (C) Contract that a Purchased Subsidiary is party to that limits the right to sell to or purchase from any Person or to hire any Person;
(xviii)any Contract (1) relating to material settlement of any administrative or judicial proceedings within the past three (3) years or (2) pursuant to which the Purchased Subsidiaries or the Business has any material ongoing obligation (other than a confidentiality obligation), restriction or prohibition;
(xix)excluding the Credit Facility and Indenture, any Contract that relates to indebtedness in excess of $3,000,000.00 individually (or the foreign equivalent thereof) of the Business, other than (A) accounts payable in the Ordinary Course of Business or (B) extensions of credit to customers or guarantees, letters of credit, bonds, sureties and other credit support or assurances provided in the Ordinary Course of Business; or

(xx)any other Contract that is material to the Business and that is not terminable by the Business without material liability on ninety (90) days’ notice or less;
(xxi)any royalty agreements other than inbound license agreements for Off-the-Shelf Software used in the Ordinary Course of Business.
(b)Except as set forth in Schedule 3.09(b), (i) each Material Contract and each other Contract of the Business is in full force and effect, valid and binding on, and enforceable against, (A) as of the date of this Agreement, Seller and/or one or more of its Subsidiaries, as the case may be and (B) as of the Closing Date, the applicable Purchased Entity originally party thereto or to which such Contract was assigned pursuant to the applicable Pre-Closing Intercompany Assignment, and, to the knowledge of Seller, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles, (ii) neither Seller nor any of its Subsidiaries nor, to the knowledge of Seller, any other party thereto, has taken or failed to take any action that, with or without notice, lapse of time, or both, would (x) constitute a material breach or a material default under any such Contract or (y) give any Person the right to declare in material default any such Contract (in each case, with or without notice or lapse of time or both), and (iii) neither Seller nor any of its Subsidiaries has assigned, delegated or otherwise transferred to any Person (other than to a Purchased Entity in accordance with the Pre-Closing Intercompany Assignments) any of their rights, title or interest under any such Contract; provided, that, the foregoing clauses (i), (ii) and (iii) shall be qualified to the extent that the failure of any of the foregoing to be true and correct would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Purchased Subsidiaries, taken as a whole.
(c)Seller has made available to Buyer a true and correct copy of all written Material Contracts (and a true and correct written description of all oral Material Contracts), including all material amendments and exhibits.
Section 3.10Litigation.
(a)Except as set forth in Schedule 3.10, there are no pending or, threatened in writing, or to the knowledge of Seller, orally, and during the past three (3) years have been no, Actions at Law or in equity, arbitral proceedings, or, to the knowledge of Seller, investigations before or by any Governmental Authority, against the Business or pertaining to the Purchased Subsidiaries or any of their respective directors or officers (in their capacities as such) or any of the Transferred Assets that, in each case, if resolved adversely against Seller or its Affiliates, would reasonably be expected to be material to the Business or the Purchased Subsidiaries, taken as a whole. There are no outstanding (and in the past three (3) years there have not been any) Governmental Orders, unsatisfied material judgment, court order or tribunal or arbitral award against, relating to or affecting on the Business or any of the Purchased Subsidiaries or any of the Transferred Assets, and no distress, execution or similar enforcement process in relation thereto has been levied on the Purchased Subsidiaries or their respective assets, in each case, that (a) would reasonably be expected to be material to the Business or the Purchased Subsidiaries, taken as a whole, (b) have a Material Adverse Effect on the ability of Seller, the US Equity Sellers and the Non-US Sellers to perform all of their obligations under this Agreement and the other Transaction Documents to which they are a party and to consummate the transaction contemplated hereunder, or (c) otherwise prevent or materially delay the consummation of the transactions contemplated hereunder.

(b)The 2016, 2017, 2018 and 2019 URSSAF reassessments (collectively, the “URSSAF Reassessments”) are not pending as of the date of this Agreement, and no audit or litigation with the French social security agency (“URSSAF”) is ongoing as of the date of this Agreement. The underlying non-compliant practices, policies, and procedures of the Business identified in or triggering the URSSAF Reassessments have been corrected in all material respects and all Liabilities arising from or relating to the URSSAF Reassessments have been satisfied or paid in full as of the date hereof.
(c)Neither the Business nor any of the Purchased Subsidiaries is, or during the past three (3) years has been, the subject of any investigation, inquiry, complaint, request for information or enforcement proceeding by any Governmental Authority relating to any competition, antitrust, antimonopoly or anti-cartel Law, and no such investigation, inquiry or proceeding has been threatened in writing.
(d)There is no, and during the past three (3) years there has been no, governmental inquiry, investigation or Action relating to any alleged violation of applicable anti-bribery, anti-money laundering or sanctions Laws by the Business, any Purchased Subsidiary, or any of their respective directors, officers or employees.
Section 3.11Compliance with Laws.
(a)Except with respect to matters set forth in Schedule 3.11, none of Seller, the Business or any of the Purchased Subsidiaries is, or in the past four (4) years has been, in violation of any Law or Governmental Order relating to the Business or pertaining to the Purchased Subsidiaries, except for violations that would not reasonably be expected to, individually or in the aggregate, be material to the Business or the Purchased Subsidiaries, taken as a whole. For the past four (4) years, to the knowledge of Seller, no event has occurred, and no condition or circumstance existed that constituted or resulted in a violation by Seller or any of its Subsidiaries (solely with respect to the Business) or the Business or any Purchased Subsidiary of, or a material failure to comply with, any Law or Governmental Order related to the Business, except for violations or failures that would not reasonably be expected to, individually or in the aggregate, be material to the Business or the Purchased Subsidiaries, taken as a whole. In the past four (4) years, no written notices have been received by and, to the knowledge of Seller, no claims have been filed against, Seller or any of the Purchased Subsidiaries alleging a material violation of any Laws.
(b)For the past five (5) years, neither Seller nor any of its Subsidiaries, nor any of their respective directors, officers or, to the knowledge of Seller, employees, in each case, acting on behalf of the Business or any Purchased Subsidiary, has, directly or indirectly, (i) taken any action which would cause it to be in violation of any applicable anti-corruption Law, including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1 et seq., as amended (the “FCPA”), the U.K. Bribery Act 2010, or any other applicable anti-corruption law of a similar nature (collectively, “Anti-Corruption Laws”) or (ii) made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (A) improperly influencing any official act or decision of such official, party or candidate, (B) improperly inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (C) securing any improper advantage, in the case of (A), (B) and (C) above in order to assist Seller or any of the Purchased Subsidiaries in obtaining or retaining business. For the past five (5) years, none of Seller or any its Subsidiaries, any of their respective directors, officers or, to the knowledge of Seller, employees, or any of their respective agents, representatives, sales intermediaries or other third parties, in each case, acting on behalf of the Business or any Purchased Subsidiary, has, directly or indirectly, made or authorized any bribe, improper payoff, kickback or other unlawful payment of funds or received or retained any funds or otherwise been in violation of any applicable Anti-Corruption Law. None of Seller or any of its Subsidiaries, any of their respective directors, officers or, to the knowledge of Seller, employees or any of their respective agents, representatives, sales intermediaries or other third parties, in each case, acting on behalf of the Business or any Purchased Subsidiary, is the subject of any material allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any applicable Anti-Corruption Law.
(c)Neither Seller nor any Purchased Subsidiary, any manager or officer of Seller, or any Purchased Subsidiary, or, to the knowledge of Seller, any employee of the Business or any Purchased Subsidiary is (i) currently identified on the Specially Designated Nationals and Blocked Persons (SDN) List (the “SDN List”) administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the OFAC Sectoral Sanctions List, any other sanctions-related list maintained by OFAC or the U.S. Department of State, the U.S. Department of Commerce’s Entity List, Denied Persons List, or Unverified List, or any similar sanctions and export control programs imposed by any Governmental Authority to which the Seller or any Purchased Subsidiary is subject to (collectively, “Sanctions”), (ii) located, organized, or resident in a jurisdiction that is subject to a comprehensive trade embargo administered by the U.S. government (currently, the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, Cuba, Iran, and North Korea (each, a “Sanctioned Territory”)); (iii) owned or controlled by the government of a Sanctioned Territory; or (iv) fifty percent (50%) or more owned or otherwise controlled by any of the persons identified in clauses (i), (ii), or (iii).
(d)Seller, each Purchased Subsidiary, their respective directors and officers, and, to the knowledge of Seller, their employees, are in compliance in all material respects with all applicable: (i) economic sanctions laws and regulations administered by a Governmental Authority with jurisdiction over the activities of Seller and its Purchased Subsidiaries, including OFAC and the U.S. Department of State (“Sanctions Laws”) and (ii) export controls laws and regulations administered by a Governmental Authority with jurisdiction over the activities of Seller and its Purchased Subsidiaries, including those administered by the U.S. Department of Commerce Bureau of Industry and Security or the U.S. Department of State Directorate of Defense Trade Controls (“Export Controls Laws”, and collectively with Sanctions Laws, “Sanctions and Export Control Laws”). Seller and the Purchased Subsidiaries maintain policies and procedures reasonably designed to maintain compliance in all material respects with applicable Sanctions and Export Controls Laws.
(e)With respect to the Business, Seller and each Purchased Subsidiary have established and continue to maintain internal controls, compliance policies, procedures, auditing and monitoring processes as part of a compliance program designed to ensure compliance, in all material respects, with all applicable Anti-Corruption Laws and Sanctions and Export Control Laws.

(f)The Business does not produce, design, test, manufacture, fabricate, or develop any “critical technologies,” within the meaning of 31 C.F.R. § 800.215, and is not otherwise engaged in activities that would make it a “TID U.S. business” as defined in 31 C.F.R. 800.248.
(g)None of the representations and warranties contained in this Section 3.11 shall be deemed to relate to Tax matters (which are governed by Section 3.20 except for certain representations related to Taxes in Sections 3.07 and 3.16).
Section 3.12Real Property.
(a)No Purchased Subsidiary owns, or has ever owned within the last five (5) years, any real property, and neither the Transferred Assets nor the assets to be transferred by the Non-US Asset Sellers include any real property. No Purchased Subsidiary has entered into any agreement to acquire or dispose of any real property or any interest therein which has not been completed.
(b)Schedule 3.12(b) sets forth an accurate and complete list of the Leases (and any material amendment and/or supplementary document thereto). The Leased Real Property constitutes all of the real property that is leased, used or held for use primarily in the conduct of the Business as currently conducted, and the relevant Purchased Subsidiary is the legal and beneficial owner of the leasehold interest in the applicable Leased Real Property.
(c)To the knowledge of Seller, no Purchased Subsidiary has any contingent or historic liability in respect of real property previously owned or occupied by it within the last three (3) years.
(d)Except (i) as set forth on Schedule 3.12(d), (ii) for Permitted Liens, or (iii) as contemplated by the Transition Services Agreement, no Person other than the Purchased Subsidiaries has the right to use or occupy the Leased Real Property.
(e)Except as set forth on Schedule 3.12(e), there is no sublease, intercompany lease or affiliate lease between or among the Seller or its applicable Affiliate with respect to the Leased Real Property.
(f)Seller has made available to Buyer a true and correct copy of each Lease (and any material amendment and/or supplementary document thereto). Each Lease (together with any material amendment and/or supplementary document thereto) is valid and in full force and effect, represents the full, legal, valid and binding obligations of Seller or its applicable Affiliate that is the tenant thereunder, is unmodified and represents the entire agreement between Seller or its applicable Affiliate, as tenant, and the applicable lessor and Seller or its applicable Affiliate that is the tenant thereunder, as applicable, and, to the knowledge of Seller, each other party thereto is not in material breach of or material default of its obligations under such Lease and no notice of breach has been received by the Seller or its applicable Affiliate that is the tenant thereunder in respect of any Lease and no notice to terminate any Lease has been served (or received) by Seller or its applicable Affiliate that is the tenant thereunder. All rent (including base rent, additional rent and any service charges) payable under each Lease has been paid to date, except for any such failure to pay that would not be material or would not otherwise result in a material breach or material default pursuant to the terms of the applicable Lease.
(g)As of the date of this Agreement, neither Seller nor any of its Subsidiaries has received any written notice from any Governmental Authority in the past two (2) years that (i) any condemnation proceeding is pending or threatened with respect to any Leased Real Property or (ii) any applicable zoning or building code, ordinance, order or regulation is violated in any material respect by the operation or use of the Leased Real Property.
(h)Except as set forth on Schedule 3.12(h), the Leased Real Property constitutes the real property reasonably necessary to conduct the Business in substantially the same manner as currently conducted. Except as disclosed on the applicable subpart of Schedule 3.12(h) and for Permitted Liens:
(i)no Person other than Seller or its Affiliates has a right to use or occupy the Leased Real Property;
(ii)as of the date of this Agreement, Seller is in compliance with the certificates of occupancy, licenses and permits necessary for the use and operation of each of the Leased Real Properties as presently being used and operated;
(iii)where any Leased Real Property is a sublease, to the knowledge of Seller and its Affiliates, the relevant superior lease is in full force and effect;
(iv)to Seller’s knowledge, there is no reason to believe that such landlord will materially modify the rental rates under any Lease;
(v)to the knowledge of Seller, as of the date of this Agreement, Seller has not received written notice of any pending Action in eminent domain or condemnation with respect to all or any portions of the Leased Real Property;
(vi)as of the date of this Agreement, all utilities and, to the knowledge of the Seller, utility infrastructure necessary for the use and operation of each the Leased Real Properties as presently used and operated are available and connected in adequate capacities and are in good operating condition and repair and are in compliance, in all material respects, with applicable Laws;
(vii)as of the date of this Agreement, the improvements located on each of the Leased Real Properties, including (i) buildings, structures and other structural elements of the improvements and (ii) heating, ventilating, air conditioning, mechanical, electrical and plumbing systems and all components thereof, are currently in good operating order and condition sufficient for the operation of the Business as currently conducted;
(viii)to the knowledge of Seller, each of the Leased Real Properties has full and free vehicular and pedestrian access to and from dedicated public rights of way adjoining such property, which access rights are appurtenant rights demised to the tenant under the applicable Lease;

(ix)to the knowledge of Seller, each of the Leased Real Properties is in material compliance with all easements, covenants, restrictions and other Encumbrances affecting such Leased Real Properties; and
(x)to Seller’s knowledge, as of the date of this Agreement, there are no pending, threatened general or special assessments affecting any of the Leased Real Properties that would be payable by the lessee thereof.
Section 3.13Intellectual Property; Information Privacy and Security.
(a)Schedule 3.13(a) contains a true, complete and accurate in all material respects list of: (i) all registrations and applications for registration of Patents, Trademarks, Designs, Copyrights and Domain Names included in the Owned IP, including the jurisdictions in which such registrations or applications have been filed, the respective registration or application numbers, and the names of all registered owners, (ii) social media accounts; (iii) all material unregistered Trademarks and copyrights; and (iv) all Software included in the Owned IP ((iv) only, the “Owned Software”).
(b)Each item of Owned IP that is material to the operation of the Business as currently conducted, as conducted in the 12 months prior to the Closing Date, and as proposed to be conducted immediately after the Closing Date, is subsisting, valid, and enforceable, and it has not been used or enforced, or failed to be used or enforced, in a manner that is reasonably likely to result in its abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing, limitation, expungement or unenforceability. All application, renewal, maintenance, and registration fees for the protection of the registered Business Intellectual Property Rights (including applications related thereto) have been paid through the Closing Date.
(c)(i) Seller and its Subsidiaries solely own all Owned IP free and clear of all Liens, except as set forth on Schedule 3.13(c) and for Permitted Liens, (ii) Seller and its Subsidiaries own and have a right to use, or to the extent not owned, have the right to use, all Intellectual Property Rights used or required to be used or held for use in the Business, (iii) all Software used or required to be used or held for use in the Business which is not Owned Software is licensed to the Purchased Subsidiaries under written lease agreements (copies of which have been provided to Buyer) and which, except for the Shared Contracts, permit the Purchased Subsidiaries to use and otherwise exploit the Software in the manner in which, and on a scale that is no less than, the Software is currently used and otherwise exploited as of the date of this Agreement, (iv) as of the date of this Agreement, no Action is pending, or has been threatened in writing, that challenges the validity, ownership, registrability (except for rejections and other actions issued by the applicable patent office in due course of prosecution), or enforceability of any Owned IP, and (v) to the knowledge of Seller, as of the date of this Agreement, no third party is infringing, misappropriating, diluting or violating or has in the past six (6) years infringed, misappropriated, diluted, or violated, any Owned IP.
(d)Schedule 3.13(d) contains a list of all Intellectual Property Rights owned by a third party but used or held for use by the Sellers or its Subsidiaries in the conduct of the Business (“Licensed IP”), other than Off-the-Shelf Software and Open-Source Software. The Owned IP, together with the Licensed IP and the Intellectual Property Rights licensed to Buyer pursuant to the Transition Services Agreement, constitute all the Intellectual Property Rights necessary for Buyer to operate the Business after Closing in the same manner and at the same levels as operated at Closing and during the twelve (12) months prior to Closing. The Seller and its Subsidiaries are not in material breach of any agreement for Licensed IP, and no Licensed IP will terminate or be capable of termination by reason of the execution and performance of this Agreement. All license fees, royalties, maintenance and support fees, true-up payments, and other amounts due under any agreements for Licensed IP have been timely and fully paid as of the Closing Date. Seller and its Subsidiaries have not underreported usage under any Licensed IP, and there are no accrued, contingent, or unrecorded obligations for back-fees, penalties, or interest relating thereto.
(e)Except as disclosed in Schedule 3.13(e), (i) the Purchased Subsidiaries, the conduct of the Business, the use of any Owned IP, the use of any Licensed IP, and the use of any products or services of the Business as intended by the Purchased Subsidiaries do not and will not immediately after Closing, infringe, misappropriate, dilute or otherwise violate, and have not in the past six (6) years infringed, misappropriated, diluted, or otherwise violated, any Intellectual Property Rights of any other Person, and (ii) neither Seller nor its Affiliates have received any written charge, complaint, claim, demand or notice during the six (6) years prior to the date of this Agreement alleging that the Purchased Subsidiaries, the conduct of the Business, the use of any Owned IP, the use of any Licensed IP, or the use of any products or services of the Business as intended by the Purchased Subsidiaries, infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Rights of any other Person.
(f)Seller and its Subsidiaries have taken all reasonable measures to protect the confidentiality of all trade secrets and other confidential information related to the Business or contained in the Owned IP. Each current and former employee, consultant and contractor of Seller or any of its Subsidiaries or any other third party who contributed to the development, design, or creation of any Owned IP has executed a written Contract presently assigning all right, title and interest of such employee, consultant, contractor, or third party in such Intellectual Property Rights to Seller or one of its Subsidiaries and agreeing to confidentiality provisions protective of the confidential and proprietary information of Seller and its Subsidiaries. To the knowledge of Seller, no current or former employee, consultant, or independent contractor of Seller or any of its Subsidiaries is in violation of such agreement. Without limiting the generality of Section 3.13(f), each India Employee and each former employee of CBS India who materially contributed to the development, design or creation of any Intellectual Property Rights primarily used or primarily held for use in the India Business has duly executed a non-disclosure agreement in substantially the form made available to Buyer in the Data Room (or an agreement containing intellectual property assignment provisions no less protective of the India Seller) that remains in full force and effect, pursuant to which such Person has irrevocably assigned to Seller all right, title and interest in and to all Intellectual Property Rights conceived, developed or created during the course of such Person’s employment or engagement with CBS India, and all such Intellectual Property Rights have validly vested in and are owned exclusively by Seller free and clear of all Liens (other than Permitted Liens). No India Employee or former employee of CBS India has failed to execute such an agreement, and no such Person has made, or to the knowledge of Seller, threatened to make, any claim asserting ownership of or any right, title or interest in any such Intellectual Property Rights.

(g)Schedule 3.13(g) contains a list of all Open Source Software contained, incorporated into, bundled with, or otherwise integrated into the Owned IP, including the Owned Software. None of such Open Source Software is compiled together with, or is otherwise used by or incorporated into the Owned IP, including the Owned Software, in a manner that would: (i) require any portion of the Owned IP to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) be redistributable at no charge; or (ii) create obligations for Seller or any of its Subsidiaries to grant, or purport to grant, to any third party any rights or immunities under any Owned IP (including any agreement not to assert patents), or impose any present economic limitations on Seller or any of the Purchased Subsidiaries’ commercial exploitation thereof.
(h)All source codes and other information reasonably required to enable the Owned Software to be adapted, modified or improved are (A) complete, accurate and up to date; (B) reasonably documented (and these documents form part of the assets of the Purchased Subsidiaries and are in their possession); (C) possessed by and in full control of the Purchased Subsidiaries and (D) sufficient to enable a reasonably skilled programmer to amend, enhance, and maintain the Owned Software. Except as disclosed in Schedule 3.13(h), neither Seller nor any of its Subsidiaries has delivered, licensed or made available to any escrow agent or other Person any source code for any product or service of the Business except for disclosures to employees and independent contractors for the Business that are subject to written confidentiality obligations to maintain the confidentiality of such source code and who have had such access only during the term of their employment by or provision of services to the Business or the Purchased Subsidiaries. Except as disclosed in Schedule 3.13(h), with respect to the current Contracts of the Business, none of Seller or any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any product or service of the Business to any escrow agent or other Person.
(i)No government funding, facilities of a university or other educational institution or research center or funding from third parties was used in the development of any Owned IP, and no such entity (including any Governmental Authority) has any claim or right to or in any Owned IP. No current or former employee, consultant or independent contractor who was involved in, or who contributed to, the creation or development of any Owned IP, has performed services for the government, a university or other educational institution or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Seller or its Subsidiaries. Neither Seller nor its Subsidiaries is a member in, a contributor to, or a participant in any industry standards body or similar organization that could require or obligate Seller or its Subsidiaries to grant or offer to any other Person any license or right to any Owned IP.
(j)Except as set forth in Schedule 3.13(j), only object code versions of the Owned Software have been provided to those licensee customers of the Owned Software who are a party to a Contract with a Purchased Subsidiary that is materially the same as the customer licenses delivered to Buyer in Folder VDR 13.2.1 of the Data Room as of the date of this Agreement, and no Person except for such licensee customers have been provided with a copy of the object code of the Owned Software.

(k)All Intellectual Property Rights primarily used in or reasonably necessary to the conduct of the Business as currently conducted shall be owned or available for use by the Purchased Subsidiaries immediately after the Closing on terms and conditions sufficient to operate the Business in substantially the same manner as, and, except for Intellectual Property Rights under the Replacement Contracts, on terms no less materially favorable than it was conducted immediately prior to Closing.
(l)Except as set forth on Schedule 3.13(l), neither Seller nor its Subsidiaries has granted any license to the Owned IP to any Person that would limit the Purchased Subsidiaries’ ability to use or modify such Owned IP, or license such Owned IP to other parties. Other than Seller and its Subsidiaries, no Person has ever been authorized to commercialize the Owned Software.
(m)Except as set forth on Schedule 3.13(m), the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents (i) will not immediately after the Closing result in the loss or impairment of any Owned IP, and (ii) will not immediately after the Closing contravene, conflict with, trigger any termination rights (in the case of Licensed IP) or otherwise result in any limitation on the Buyer or any Purchased Subsidiary’s right, immediately after the Closing, to own or use any Owned IP or right, or to use any Licensed IP or right.
(n)Seller has taken all commercially reasonable steps to safeguard the IT Assets and Owned Software under its control that are utilized in its operation, including the implementation of procedures designed to ensure that such IT Assets and Owned Software are free from any virus, spyware, malware, worm, Trojan horse, back door, time bomb, logic bomb, or other disabling codes or instructions, other similar code or Software routines or components, or any high-risk vulnerability designated with a CVSS base score of 7.0 or higher or similar severity classification (“Malicious Code”). None of the IT Assets or Owned Software contain any Malicious Code. Except as set out in Schedule 3.13(n), the Business has not experienced a material outage of the IT Assets during the past five (5) years where such effects on such IT Assets have not been materially cured. As of the Closing Date, there are no recurring problems or defects in the Owned Software which could prevent the Owned Software from operating, in all material respects, as described in its documentation or specifications.
(o)Seller and the Purchased Subsidiaries have taken reasonable measures in accordance with applicable Laws and good industry practice to assess and mitigate safety, privacy and ethical risks associated with the use of artificial intelligence systems in the context in which they are used. Neither Seller nor its Affiliates have used, or permitted any other Person to use, any Business Records (including Personal Information), or Business Data in the design, development, training, fine-tuning, implementation, deployment, provision, operation, or use of any artificial intelligence, machine learning, or similar automated systems owned, licensed, or developed by or on behalf of Seller or its Affiliates in connection with the Business, and Seller and its Affiliates have implemented commercially reasonable policies, procedures, and measures to prevent non-compliance with Laws applicable to the design, development, training, fine-tuning, implementation, deployment, provision, operation or use of such systems.

(p)Seller and its Affiliates have implemented, maintained, and operated the Information Security Program applicable to the Business, including (i) safeguarding Personal Information in accordance with the Information Privacy and Security Requirements, (ii) monitoring and detecting security risks in accordance with the Information Privacy and Security Requirements and (iii) promptly remediating all material privacy and security threats and deficiencies.
(q)During the six (6) years prior to the date of this Agreement, Seller and its Affiliates have at all times operated the Business in, and, to the knowledge of Seller, Third-Party Processors have Processed Personal Information for or on behalf of Seller and its Affiliates in connection with the Business in, compliance with all applicable Information Privacy and Security Requirements and Privacy Policies in all material aspects. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Information Privacy and Security Requirements or Privacy Policies or require consent of or notice to any Person concerning the Processing of Personal Information.
(r)With respect to the operation of the Business or the IT Assets, in the last six (6) years, Seller and its Affiliates have not been subject to, and, as of the date of this Agreement, do not reasonably suspect to be subject to, any Security Incident, and, to the knowledge of Seller, Personal Information Processed by Third-Party Processors for or on behalf of Seller or its Affiliates in connection with the Business has not been subject to any Security Incident. Neither Seller nor any of its Affiliates has (i) received a written notice (including any enforcement notice), letter, or complaint from a Governmental Authority or any Person (a) alleging noncompliance with any Information Privacy and Security Requirements or Privacy Policies or (b) regarding Security Incidents related to the Business, any IT Asset or the Business Data, or (ii) been subject to any proceeding relating to (x) noncompliance with Information Privacy and Security Requirements or Privacy Policies, (y) Security Incidents as related to the Business, or (z) the Processing of Personal Information as related to the Business. In connection with the operation of the Business, or any IT Asset, in the last six (6) years, Seller and its Affiliates have not issued a notification or report to any Governmental Authority or other Person regarding any Security Incident, and, to the knowledge of Seller, there have been no facts or circumstances that would require Seller or any of its Affiliates to issue such notification or report.
(s)For the past six (6) years, Seller and its Affiliates have at all times maintained and, where required, published commercially reasonable Privacy Policies which meet the Information Privacy and Security Requirements.
(t)Seller and its Affiliates have, and during the last six (6) years have had, Contracts in place with Third-Party Processors which safeguard Business Data and other Personal Information in accordance with the Information Privacy and Security Requirements and applicable Privacy Policies, and that the Seller or its Affiliates (as applicable) have verified the Third-Party Processors’ compliance with such safeguarding provisions, including any remedial or corrective action needed to resolve any non-compliance (if any) with the same.

(u)In the past six (6) years, Seller and its Affiliates maintained a privacy and cyber insurance policy without lapse in connection with the Business, and no claim has been filed under such privacy and cyber insurance policy.
(v)Since April 8, 2025, neither Seller nor any of its Affiliates have directly or indirectly engaged in, facilitated, or permitted any “covered data transaction” as such term is defined under 28 C.F.R. Part 202.
Section 3.14Title to and Sufficiency of Assets.
(a)Except as set forth in Schedule 3.14(a), the Purchased Subsidiaries, in the aggregate, own, lease, license or have the right to use, and have good and marketable title to (or a valid leasehold interest in or license to), all tangible and intangible assets and properties of the Purchased Subsidiaries, including the Business Intellectual Property, in each case, free and clear of all Liens, except for Permitted Liens. Seller and its Affiliates (other than the Purchased Subsidiaries) have good and marketable title to (or a valid leasehold interest in or license to) all tangible and intangible assets of the Business held by Seller and such Affiliates, including for the Business Intellectual Property, as applicable, in each case, free and clear of all Liens, except for Permitted Liens.
(b)Except as set forth on Schedule 3.14(b) or for the Shared Contracts, the rights, assets and properties of the Purchased Subsidiaries, together with all other rights of Buyer or the Purchased Subsidiaries pursuant to this Agreement, the Transition Services Agreement, and the other Transaction Documents, immediately after the Closing and after giving effect to the Pre-Closing Intercompany Assignments, constitute all of the rights, assets (tangible and intangible) and properties required to conduct the Business and are sufficient for the continued conduct of the Business immediately after the Closing in the same manner conducted in the twelve (12) months prior to the Closing and any Delayed Closing by Seller and its Affiliates (including the Purchased Subsidiaries).
Section 3.15Government Contracts.
(a)Each Government Contract, to the knowledge of Seller, was legally awarded, and is not the subject of an active or threatened (in writing) protest, litigation or administrative proceeding, including but not limited to any nullity or contractual termination procedure, nor any other written outstanding material claim, dispute or request for equitable adjustment by any party thereto that would reasonably be expected to be material to the Business. There are no outstanding material sanctions, fines, or penalties imposed by any Governmental Authority related to the performance of the Government Contracts that remain unpaid or undisputed.
(b)With respect to any Government Contract, there is no, and in the three (3) year period prior to the date of this Agreement, there has not been any: (i) written notice or, or to the knowledge of Seller, any oral notice of, investigation or allegation by any Governmental Authority of potential civil fraud, false claim, significant overpayment or criminal activity involving Seller or any Affiliates; (ii) written notice of Action or proposed Action involving

Seller or any of its Affiliates that, in each case, if resolved adversely against Seller or such Affiliate, would reasonably be expected to be material to the Business; (iii) written notice, or to the knowledge of Seller, any oral notice regarding possible suspension, debarment or exclusion under authority of 48 C.F.R. Part 9.4 or 2 C.F.R. Part 180 against Seller; or (iv) events listed in 48 C.F.R. 52.209-7(c)(1) against Seller or any Affiliate.
(c)In the three (3) year period prior to the date of this Agreement, (i) Seller and its Affiliates have complied in all material respects with all statutory and regulatory requirements, including the Service Contract Act (41 U.S.C. §§ 6701–6707) and the Procurement Integrity Act (41 U.S.C. §§ 2101–2107), when and as applicable to each of the Government Contracts and Government Bids, (ii) the representations and certifications made, acknowledged, or set forth in or pertaining to a Government Contract or Government Bid by Seller or any Affiliate with respect to the Government Contracts or Government Bids were current, accurate, and complete in all material respects as of their effective date, (iii) the records submitted by or on behalf of Seller or any Affiliate to a customer or its auditor in connection with Government Contracts have been accurate in all material respects, (iv) and all invoices submitted for payment, reimbursement or adjustment by Seller or the its Affiliates pursuant to a Government Contract were accurate in all material respects as of their respective submission dates, or were subsequently revised or corrected.
(d)In the three (3) year period prior to the date of this Agreement, (i) neither Seller nor any of its Affiliates has received any written notice of termination for default or convenience, breach, cure notice, or show cause notice arising under or related to a Government Contract or a Government Bid from any Governmental Authority, and (ii) Seller and its Affiliates have maintained in any material respects any material certifications, approvals, policies, systems and controls required by the terms and conditions of the Government Contracts.
(e)Neither Seller nor any of its Principals (as defined in FAR 2.101) or Affiliates has in the three (3) year period prior to the date of this Agreement (i) been, debarred or suspended from participation in the award of Government Contracts (it being understood that debarment and suspension do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements); (ii) made any written disclosure to a Governmental Authority under FAR Subpart 3.1003 or FAR 52.203-13 (including with respect to credible evidence of a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract), and, to the knowledge of Seller, there is no credible evidence that would require mandatory disclosure under the FAR; (iii) made any voluntary written disclosures to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; or (iv) to the knowledge of Seller, been in material violation of any applicable restriction on conflict of interest, lobbying, political activity, political contributions, or the offering, giving, soliciting or receiving of anything of value with respect to a representative of a Governmental Authority, or in connection with a Government Contract or Government Bid.
(f)The Purchased Subsidiaries and their respective officers and employees hold all Facility Clearances and Personnel Security Clearances reasonably necessary to perform the Current Government Contracts. All requisite Facility Clearances are valid and in full force and effect except as would not, individually or in the aggregate, reasonably be expected to result in a material and adverse effect on the Business, taken as a whole.
(g)No Current Government Contract was awarded on the basis of Seller or its Affiliates being a small business concern, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran-owned small business, 8(a) certified business, a women-owned business, a women-owned small business, or an economically disadvantaged women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law applicable to procurements by other Governmental Authorities.
(h)Neither Seller nor any of its Affiliates has, to the knowledge of Seller, in the three (3) year period prior to the date of this Agreement been awarded a Government Contract on the basis of any written false representation, certification or warranty, either express or implied, that would reasonably be expected to be material to the Business, made by Seller or an Affiliate of Seller in connection with the Government Contract or bid for that Government Contract.
(i)Neither Seller nor any of its Affiliates has been notified that Seller or such Affiliate is undergoing any audit, review, inspection, investigation, survey or examination of its records relating to any of its Government Contracts that is not in the Ordinary Course of Business and, no such audit, review, inspection, investigation, survey or examination is threatened in writing.
Section 3.16Employee Benefit Plans.
(a)Schedule 3.16(a) sets forth a list of each Employee Plan and each Purchased Subsidiary Plan. Except as set forth on Schedule 3.16(a), the Business Employees employed by the Purchased Subsidiaries do not participate in any other health and welfare benefit, profit-sharing, cash incentive, or severance plans or plans providing for variable remuneration linked to the achievement of performance targets that are sponsored, maintained, or contributed to by the Seller, any of the Retained Entities, or the Purchased Subsidiaries.
(b)Seller has provided true and complete copies of the Purchased Subsidiary Plans listed on Section 3.16(a) of the Schedules including, as applicable: (i) all plan documents, trust agreements (or other funding arrangements, including insurance contracts), and all amendments thereto; (ii) the most recent determination letter or opinion letter issued by the Internal Revenue Service as well as any correspondence or rulings within the last six years from the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or other governmental entity in connection with any Purchased Subsidiary Plans (other than routine tax or other required filings); (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Purchased Subsidiary Plan with respect to the most recent three plan years; (iv) the most recent summary plan description and any material modifications thereto; and (v) copies of any filings within the past three (3) years within the Seller’s internal records or with the Internal Revenue Service under the Internal Revenue Service voluntary correction guidance or employee plans compliance resolutions system procedure and any filings or corrections in accordance with the guidance issued by the Department of Labor under its voluntary fiduciary compliance program. Seller has provided true and complete copies of the following (as applicable) with respect to each material Employee Plan: (i) the most recent determination or opinion letter issued by the Internal Revenue Service and (ii) the most recent summary plan description (or other written summary) and any material modifications thereto.
(c)No Employee Plan or Purchased Subsidiary Plan provides for payments to a Business Employee beyond the termination of service of such Business Employee, other than payments mandated by law or pursuant to the applicable Collective Bargaining Agreements.
(d)Neither Seller nor any ERISA Affiliate has at any time maintained, sponsored or contributed to, or has otherwise incurred any obligation or liability (including any contingent liability), in each case, under a (i) Multiemployer Plan, (ii) defined benefit pension plan or a plan subject to Section 302 of Title 1 of ERISA, Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (meaning a plan that covers employees of more than one employer). Neither Seller nor any of its ERISA Affiliates have any liability or obligation to provide welfare benefits, including but not limited to, death or medical benefits, with respect to any person beyond their retirement or other termination of service other than coverage mandated by Part 6 of Title I of ERISA or Code Section 4980B or other state or local law for which the full cost is borne by the current or former employee, or their beneficiary, as applicable.
(e)Each Employee Plan and Purchased Subsidiary Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter or has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and, to Seller’s knowledge, nothing has occurred subsequent to the effective date of such determination or opinion letter that could reasonably be expected to cause the loss or reliance on such letter or the disqualification of any such Employee Plan or Purchased Subsidiary Plan. All individuals participating in (or eligible to participate in) Purchased Subsidiary Plans are common law employees of Seller or its ERISA Affiliates. No written, or to the knowledge of Seller oral, representation or communication with respect to any aspect of the Purchased Subsidiary Plans has been made to employees prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans.
(f)(i) Each Purchased Subsidiary Plan materially complies with and has been maintained, funded, operated and administered in compliance in all material respects with its terms and with applicable Law and (ii) all payments (including premiums due) and all employer and employee contributions required to have been made or paid in respect of each Purchased Subsidiary Plan have been made or paid when due.
(g)There are no Actions pending or, to Seller’s knowledge, threatened with respect to any Purchased Subsidiary Plan or, to Seller’s knowledge, any fiduciary (in its capacity as fiduciary of such Purchased Subsidiary Plan) or assets thereof. No Purchased Subsidiary Plan is currently under audit or, to Seller’s knowledge, review by any applicable Governmental Authority and no such audit or review has been threatened.

(h)Except as set forth on Schedule 3.16(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, whether contingent or otherwise) will: (i) entitle any Business Employee to any payment, forgiveness of debt, vesting, distribution, or increase in benefits or compensation under or with respect to any Employee Plan or Purchased Subsidiary Plan; (ii) result in any acceleration (of vesting or payment of benefits or compensation or otherwise) under or with respect to any Employee Plan or Purchased Subsidiary Plan; (iii) trigger any obligation of any Purchased Subsidiary to fund any Employee Plan or Purchased Subsidiary Plan; (iv) curtail the authority of any Purchased Subsidiary or its Affiliates to amend or terminate any Purchased Subsidiary Plan or (v) result in any Employee Plan, Purchased Subsidiary Plan or any other Contract to which Seller or any of its Affiliates is a party with respect to the Business, in each case as in effect immediately prior to Closing, providing for the payment of any material amount which would not be deductible by reason of Section 280G of the Code. No Purchased Subsidiary has any obligation, under an Employee Plan, Purchased Subsidiary Plan or otherwise, to provide for a gross-up on any Taxes which may be imposed under Section 4999 of the Code.
(i)Seller does not maintain any Purchased Subsidiary Plans outside of the United States.
Section 3.17Employees.
(a)With respect to the Business Employees, Seller and its Affiliates are, and at all times during the past three (3) years have been, in compliance in all material respects with all applicable Laws respecting the employment or engagement of labor or workers, including, without limitation, matters relating to discrimination or harassment in employment; terms and conditions of employment; fixed-term employment; termination of employment; severance payments; non-compete agreements; statutory benefits; wages; overtime classification, overtime rules and overtime compensation; pay transparency; hours; meal and rest breaks; employee leave requirements; child labor; employees’ holidays, permits, leaves, pensions; occupational safety and health; plant closings; mass layoffs; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; employee training; employee wage statements; biometric screening of employees; use of artificial intelligence and automated decision-making regarding employees and applicants; diversity, equity, and inclusion matters; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; prevailing wages; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; insurance against accidents at work; the collection and payment of withholding and/or social security taxes and any similar tax or mandatory contributions; and workers’ compensation (collectively, “Employment Matters”), and except as set forth on Schedule 3.17(a), there are no currently pending, and there have not been during the past three (3) years, any material complaints, charges, lawsuits, claims, grievances, arbitration or other proceedings filed by or with a Governmental Authority pending or, to the knowledge of Seller, threatened against Seller or its Affiliates relating to any Employment Matters.
(b)Except as set forth on Schedule 3.17(b), there are no labor unions presently representing and in the past three (3) years neither Seller nor any of its Affiliates have been party to any Collective Bargaining Agreement with respect to any Persons who provided services primarily in respect of the Business. No company level collective agreement applies to the Business Employees of Conduent Business Solutions Italia S.p.A., other than the applicable national collective bargaining agreements. There is not currently, nor to the knowledge of Seller has there been, any effort by any labor union, works council, or labor organization to organize any Business Employees or any former employee who provided services primarily in respect of the Business into one or more collective bargaining units. During the past three (3) years there has not been, and there is not, as of the date of this Agreement, pending nor, to the knowledge of Seller, threatened, any material strike, slowdown, picketing, or work stoppage by any Business Employees or any group thereof. During the past three (3) years, no labor union, works council, or labor organization or group of employees of the Company has made a demand for recognition or certification.
(c)Schedule 3.17(c) sets forth a complete and accurate list of all Business Employees as of April 30, 2026 (the “Employee List”) that sets forth for each such Business Employee the following: (i) name; (ii) hire date and number of years of service with Seller and its Affiliates; (iii) job title; (iv) employing entity; (v) base salary or hourly wage rate, as applicable; (vi) target bonus rates and any other commission or incentive compensation opportunities; (vii) job location (country, state, city); (viii) fulltime, part-time, or temporary status; (ix) visa and leave of absence status (together with estimated date of return to work, if known), if applicable; (x) classification as exempt or non-exempt with respect to any U.S.-based personnel for purposes of the Fair Labor Standards Act and any similar state law; (xi) whether such Business Employee has remote work status and the location where the remote work is performed, (xii) union or non-union status, and (xiii) accrued leave with respect to the US Business Employees as of April 30, 2026 and, if available, with respect to the non-US Employees, as of such date with respect thereto as set forth on the Employee List; provided, however, that Seller’s obligation to provide such information shall be subject in all respects to applicable Law. Each Business Employee is a citizen of the country in which such Business Employee works or has a current and valid work visa or otherwise has the lawful right to work in such country. For each Business Employee, Seller has in its files all documents required by applicable Law to evidence such Business Employee’s authorization to work in the country in which such employee works and such documents were completed in material compliance with all applicable Laws. All individual employment agreements for the Business Employees have been signed in wet ink or by a qualified electronic signature where legally required. To the knowledge of Seller, no Business Employee intends to resign, retire or discontinue such person’s relationship with Seller as a result of the transactions contemplated hereby or otherwise within one (1) year after the Closing Date.
(d)All resignations and dismissals of former business employees have been implemented in full compliance in all material respects with any applicable Law.
(e)No Business Employee is party to any employment agreement or arrangement containing terms that are materially or substantially different from those set out in the form of employment contract made available in the Data Room.
(f)During the past three (3) years, (i) no allegations of sexual, racial, or other unlawful harassment, discrimination or misconduct have been made against any Business Employee, directly or indirectly, supervises or has managerial authority over other employees or service providers of Seller or who is an officer or executive or in a supervisory role, and (ii) Seller and its Affiliates have not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any contract or provision similar to any of the foregoing, or conducted any investigation related to any such allegations against any such Business Employees.
(g)During the past five (5) years, the Purchased Subsidiaries have not effectuated (i) a “plant closing” (as defined under WARN), (ii) a “mass layoff” (as defined under WARN), or (iii) any other event that has imposed or would trigger any notice, reporting, or severance requirements under WARN. None of the Purchased Subsidiaries’ employees has suffered an “employment loss” (as defined under WARN) within the ninety (90) days preceding the date hereof.
(h)To the knowledge of Seller, none of the Business Employees is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreements that would materially restrict such Business Employee in the performance of his or her employment duties for the Business or the ability of the Business to operate. To the knowledge of Seller, no current or former employee or service provider of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to Seller or (ii) owed to any third party with respect to such person’s right to be employed or engaged by Seller.
(i)Schedule 3.17(i) contains a true, correct, and complete list, as of the date of this Agreement, of all individuals currently engaged as consultants or other independent contractors (including those individuals performing services through a sole proprietorship or similar business he or she owns) who are currently engaged to provide services to Seller in connection with the Business, along with, for each such individual: (i) name (including entity name, if applicable); (ii) a brief description of the services being provided; (iii) compensation rate and frequency; (iv) duration of retention; (v) the location (state) in which the services are being provided; and (vi) whether such Person has entered into a written Contract regarding his or her contractor engagement. Such contractual relationships have been properly and validly entered, and are, and have been, carried out in all material respects in accordance with the applicable Law and their terms and conditions. The agreements with the consultants or other independent contractors are in full force and effect, valid and enforceable pursuant to the terms and conditions thereof.
(j)None of the individuals currently engaged, or formerly engaged within the last three (3) years from the date of this Agreement, as consultants or other independent contractors or, in general, nobody who is not a Business Employee or former Business Employee within the last three (3) years from the date of this Agreement, has claimed in writing to be a Business Employee.
(k)None of the Business Employees in the United States are party to any employment contracts.
Section 3.18Licenses and Permits. Seller and the Purchased Subsidiaries have all material licenses, franchises, permits, approvals, authorizations, exemptions, certificates,

registrations and similar documents or instruments (“Permits”) required by applicable Law or that are otherwise necessary to carry on the Business as it is currently conducted, all of which are in full force and effect. Schedule 3.18 sets forth a list of all such Permits. Seller and the Purchased Subsidiaries are in compliance in all material respects with the terms and conditions of all such Permits. Neither Seller nor any Purchased Subsidiary has received written notice of any claimed or purported default under any Permit and there are no Actions pending or, to the knowledge of Seller, threatened, in writing, to cancel, modify, change or deny the renewal of any such Permit and, to the knowledge of Seller, there are no facts, omissions or circumstances that may lead to revocation, annulment or challenge by any Governmental Authority of any Permit.
Section 3.19Environmental Compliance.
(a)The Business, the Purchased Subsidiaries and the Leased Real Property are and have been for the past five (5) years in compliance with all applicable Environmental Laws. Seller and the Purchased Subsidiaries currently hold and are in compliance in all material respects with all material Permits that are required under applicable Environmental Laws for the operation of the Business as currently conducted.
(b) (i) No written, or to the knowledge of Seller, oral, notice, claim, inquiry, order, request for information, complaint, penalty demand or violation notice has been made under applicable Environmental Laws concerning the Business and (ii) there is no Action pending and, to the knowledge of Seller, no investigation pending or threatened, that (A) alleges the actual or potential violation of or noncompliance with any Environmental Law or any potential Liability arising under or relating to any Environmental Law, including any investigatory, remedial, natural resource, response, removal or corrective obligations, (B) applicable to the Business or the Purchased Subsidiaries and (C) has not been settled, dismissed, paid or otherwise resolved without ongoing obligations or costs.
Section 3.20Taxes.
(a)All income and other material Tax Returns required to be filed by each Purchased Subsidiary, by Parent with respect to any Purchased Subsidiary or by Seller with respect to the assets to be transferred pursuant to the Pre-Closing Intercompany Assignments, in each case, have been timely filed (taking into account applicable extensions) with the appropriate Taxing Authority. All Taxes due and owing by each Purchased Subsidiary, by Parent with respect to each Purchased Subsidiary and by Seller with respect to the assets to be transferred pursuant to the Pre-Closing Intercompany Assignments, have been paid, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(b)Except as set forth on Schedule 3.20(b), there are no ongoing or, to the knowledge of Seller, pending Tax Claims by or before a Taxing Authority relating to any of the Purchased Subsidiaries or relating to the assets to be transferred pursuant to the Pre-Closing Intercompany Assignments, and no written notice of any Tax Claim by a Taxing Authority in respect of any liability for Taxes of any Purchased Subsidiary or relating to the assets to be transferred pursuant to the Pre-Closing Intercompany Assignments has been received by Seller, Parent, any Purchased Subsidiary which audit or assessment has not been finally resolved.

(c)No waiver or extension of the statute of limitations is in effect for the assessment of any material Taxes of any Purchased Subsidiary or relating to the assets to be transferred pursuant to the Pre-Closing Intercompany Assignments. No power of attorney that will be in effect on the Closing Date has been granted by any Purchased Subsidiary with respect to Taxes for any period for which the statute of limitations has not yet expired.
(d)There are no material Liens for Taxes upon the assets of any Purchased Subsidiary or upon any asset to be transferred pursuant to the Pre-Closing Intercompany Assignments, other than Permitted Liens.
(e)No Purchased Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of applicable Law by reason of any change of accounting methods, or use of an improper method of accounting, prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable Law in any jurisdiction in which the Business operates) executed prior to the Closing; (iii) any installment sale or open transaction disposition occurring prior to the Closing; (iv) any prepaid amount received prior to the Closing; (v) any intercompany transaction; (vi) any gain recognition agreement to which any Purchased Subsidiary is a party under Section 367 of the Code (or any corresponding or similar provision of applicable Law); or (vii) Section 965(h) of the Code.
(f)No Purchased Subsidiary has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where the Purchased Subsidiary has not filed Tax Returns or paid Taxes, which claim has not been finally resolved.
(g)No Purchased Subsidiary is a party to, is otherwise bound by or has any obligation under, any sharing, allocation or indemnity agreement or other similar Contract primarily relating to Taxes (other than (i) any commercial Contracts entered into in the Ordinary Course of Business, the principal subject of which is not Taxes or (ii) any such sharing, allocation or indemnification agreement the only parties to which are any of Parent or its Subsidiaries).
(h)Except as set forth on Schedule 3.20(h), no rulings, requests for rulings, or closing agreements relating to Taxes for which any Purchased Subsidiary may have liability for Taxes for any taxable period ending after the Closing Date have been sought from, entered into or issued by any Taxing Authority.
(i)Except as set forth on Schedule 3.20(i), no Purchased Subsidiary (i) has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Parent) or (ii) has any material obligation or liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, or by Contract (other than Contracts the principal subject of which is not Taxes).
(j)No Purchased Subsidiary has been party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k)At no time during the past two (2) years has any Purchased Subsidiary been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(l)No Purchased Subsidiary is liable for any Taxes imposed under “Pillar 2,” such as pursuant to an “income inclusion rule” (or IIR), an “undertaxed payments rule” (or UTPR), or a “qualified domestic minimum top-up tax” (or QDMTT), for any Pre-Closing Tax Period.
The value of the shares in either CBS Australia or Conduent Victoria is not primarily derived from Australian real property. The representations and warranties set forth in this Section 3.20 are the sole and exclusive representations and warranties regarding tax matters (except for certain representations related to Taxes in Sections 3.07 and 3.16). Nothing in this Agreement (including the representations and warranties in this Section 3.20) shall be construed as providing a representation and warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any tax attribute of Seller or its Subsidiaries, and none of the Buyer or any of its Affiliates (including, after the Closing, the Purchased Subsidiaries) may rely on any of the representations and warranties in this Section 3.20 with respect to any position taken in or any Taxes with respect to any taxable period (or portion thereof) beginning after the Closing Date.
Section 3.21Finders’ Fees. Except for the Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or its Affiliates (including the Purchased Subsidiaries) who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, nor will the transactions contemplated by this Agreement or any other Transaction Document give rise to any liability for any brokerage, finder’s or other fee or commission.
Section 3.22Insurance
. Schedule 3.22 sets forth a complete and correct list of all insurance policies with respect to the Business and the Purchased Subsidiaries (excluding such policies that are or are related to Employee Plans or Purchased Subsidiary Plans) (the “Insurance Policies”) that lists the type of insurance affecting the Business or the Purchased Subsidiaries. A complete and correct list of all material insurance claims under the Insurance Policies within the last three (3) years has been made available to Buyer. The Insurance Policies are in force in all material respects, all premiums due thereunder have been paid, no written notice of cancellation or termination has been received, and, to the knowledge of Seller, will continue to be so until and including the Closing Date. The Insurance Policies are of the type and in the amounts as are customary for businesses of similar size, in their geographic regions and in the same industry as the Business and the Purchased Subsidiaries and are sufficient for compliance with applicable Laws and Contracts. There is no material claim pending under any Insurance Policy with respect to the Business and, to the knowledge of Seller, no events or incidents have occurred prior to the date of this Agreement that would reasonably be likely to give rise to such claim in the future.
Section 3.23Related Party Transactions. Except for any Shared Contracts, Employee Plans, Purchased Subsidiary Plans, or as otherwise set forth on Schedule 3.23, (a) there are no written arrangements between Seller or any of its controlled Affiliates, on the one hand, and the

Business or the Purchased Subsidiaries, on the other hand, (b) no director or officer of Seller or any of its Subsidiaries: (i) has, directly or indirectly, any business dealings, material financial interest in, or any ownership interest in any material assets of the Business or (ii) is a party to any material Contract with Seller or any of its Affiliates related to the Business (other than in such director’s or officer’s capacity as a director or officer of Seller or any of its Subsidiaries, as applicable), and (c) neither Seller nor any of its Affiliates (other than the Purchased Subsidiaries) owns any material assets or Contracts that are necessary to continue the Business in the same manner and scope as it is conducted as of the date of this Agreement other than assets or Contracts that will be transferred to the Purchased Subsidiaries pursuant to the Pre-Closing Intercompany Assignments. As of the Closing, there will be no outstanding notes payable to, accounts receivable from or advances by any of the Purchased Subsidiaries to, and none of the Purchased Subsidiaries will otherwise be debtor or creditor of, or have any Liability or other obligations of any nature to, Seller, the US Equity Sellers and the Non-US Sellers, except as set forth in this Agreement or the other Transaction Documents. Any intragroup arrangements between the Purchased Subsidiaries, on the one hand, and Seller or the Non-US Sellers, on the other hand, shall have been terminated and any balance thereunder shall have been settled on or prior to the Closing. No termination fee or other similar fee shall be payable at or after the Closing by any Purchased Subsidiary in connection with such termination.
Section 3.24Customers and Vendors; Shared Contracts.
(a)Schedule 3.24(a) sets forth (a) a list of the (i) Material Fleet Management Customers, (ii) Material Fare Collection Customers, (iii) Material Fleet Management Suppliers and (iv) Material Fare Collection Suppliers, and (b) the amount of consideration paid by and to such (i) Material Fleet Management Customers, (ii) Material Fare Collection Customers, (iii) Material Fleet Management Suppliers and (iv) Material Fare Collection Suppliers, respectively, during the twelve (12) months ended December 31, 2025. No such Material Fleet Management Customer, Material Fare Collection Customer, Material Fleet Management Supplier or Material Fare Collection Supplier has provided any written or, to the knowledge of Seller, oral notice to Seller or its Affiliates (including the Purchased Subsidiaries), and, to the knowledge of Seller, there is no reason to believe, that such Material Fleet Management Customer, Material Fare Collection Customer, Material Fleet Management Supplier or Material Fare Collection Supplier will stop or terminate or materially reduce its rate of buying materials, products or services from the Business or supplying materials, products or services to the Business, as applicable. The Business does not have any material ongoing delays, failures in performance, dispute or, to the knowledge of Seller, threatened dispute pending with any Material Fleet Management Customer, Material Fare Collection Customer, Material Fleet Management Supplier, and Material Fare Collection Supplier. No Material Fleet Management Customer, Material Fare Collection Customer, Material Fleet Management Supplier and Material Fare Collection Supplier has terminated or materially modified or reduced its relationship with the Business in the last twelve (12) months.
(b)Schedule 3.24(b) sets forth a list of all Shared Contracts with an annual spend in 2025 in excess of $100,000.
Section 3.25Inventory. Except as set forth in Schedule 3.25, all of the inventory reflected on the Interim Financial Statements or to be reflected on the Final Closing Statement consists of a quantity and quality usable and salable in the Ordinary Course of Business, is not obsolete, defective, damaged and is merchantable and fit for its intended use and is being actively marketed in normal commercial channels and in normal commercial quantities, subject only to the reserves for inventory write-downs for unmarketable, obsolete, defective or damaged inventory reflected in the Financial Statements in the Ordinary Course of Business, both as determined in accordance with GAAP.
Section 3.26Convergint Transaction. In relation to the transaction contemplated by the Share Purchase Agreement between Convergint Australia Pty Ltd, a limited company organized under the laws of Australia (ACN 114 266 232) (“Convergint”) and CBS France, dated as of April 2, 2025 (the “Convergint Share Purchase Agreement”): (a) Completion (as defined therein) was duly and validly effected in accordance with the terms of the Convergint Share Purchase Agreement, (b) Convergint has no further rights, title or interest in or to Conduent Victoria or any of its share capital; and (c) the Convergint Share Purchase Agreement remains in full force and effect, and no party is in material breach of its terms, and, so far as Seller is aware, no circumstances exist which would give rise to any claim under it.
Section 3.27Business Guarantees.
(a)Schedule 3.27(a) sets forth a true, correct and complete list of all Business Guarantees, which includes for each Business Guarantee: (i) the issuer thereof, or guarantor or surety thereunder, as applicable, (ii) the maximum amount guaranteed thereby or that can be drawn thereunder, as applicable, (iii) the issuance date thereof and term (or an indication if such Business Guarantee auto-renews indefinitely, if true, and the anniversary date of such auto-renewal), as applicable, (iv) each applicant or obligor thereunder, as applicable, (v) each beneficiary thereof, and (vi) each project, system or purpose for which such Business Guarantee secures or guarantees payment or performance, acts as collateral or otherwise relates. Each Business Guarantee is in full force and effect, valid and binding on, and enforceable against, Seller or its applicable Affiliate, and, to the knowledge of Seller, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles. Each Business Guarantee conforms in all material respects to the applicable requirements as may be set forth in the Contract to which it relates (each, a “Secured Contract”). In the last three (3) years, there has been no claim, draw, exercise or call under any Business Guarantee or any material default under a Secured Contract. No Business Guarantee is subject to any pending or, to Seller’s knowledge, threatened, demand or notice that would reasonably be expected to result in any such draw, call or exercise. Neither Seller nor any of its Affiliates has assigned, delegated or otherwise transferred to any Person (other than to a Purchased Entity in accordance with the Pre-Closing Intercompany Assignments, if applicable) any of their rights, title or interest under any Secured Contract. Each Secured Contract is a Transferred Asset or a Contract to which a Purchased Subsidiary is party and which relates exclusively to the Business, and no Secured Contact is an Excluded Asset.
(b)Seller has made available to Buyer a true and correct copy of all Business Guarantees, including all material amendments, exhibits, attachments, waivers or other changes thereto.
Section 3.28No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (as qualified by the Disclosure Schedules hereto,

subject to Section 11.12), or the certificate delivered by Seller pursuant to Section 8.02(e), neither Seller nor any of its Affiliates (including any Retained Entity) or any of their respective Representatives has made or is making any express or implied representation or warranty with respect to Seller, its Subsidiaries (including the Purchased Subsidiaries), any Retained Entity or any of the Shares, the Business, or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives, in each case in connection with the transactions contemplated by this Agreement or by any Transaction Document. Except for the representations and warranties contained in this Article III (as qualified by the Disclosure Schedules hereto, subject to Section 11.12), or the certificate delivered by Seller pursuant to Section 8.02(e), neither Seller nor any other Person will have or be subject to any Liability or other obligation to Buyer, its Affiliates or Representatives or any Person resulting from Buyer’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, quality of earnings, forecasts or other material made available to Buyer, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum, quality of earnings reports or management presentations in connection with the transactions contemplated by this Agreement. Except for the representations and warranties in this Article III, or in the certificate delivered by Seller pursuant to Section 8.02(e), Seller and its Affiliates (including the Retained Entities) disclaim any and all representations and warranties, whether express or implied made by any Person with respect to itself or any of the Purchased Subsidiaries or the Business, properties and assets of the Purchased Subsidiaries, the Shares and the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. Except for the representations and warranties contained in this Article III (as qualified by the Disclosure Schedules hereto, subject to Section 11.12), or the certificate delivered by Seller pursuant to Section 8.02(e), neither Seller nor any of its Affiliates (including any Retained Entity) or Representatives make any express or implied representation or warranty with respect to the Retained Entities in connection with the transactions contemplated hereby or by any Transaction Document.
ARTICLE IV
Representations and Warranties of Buyer
Each of US Buyer and French Buyer, jointly and severally, represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) that, except where the context expressly refers to a particular Buyer, each representation and warranty made by Buyer in this Article IV is made by each Buyer with respect to itself:
Section 4.01Existence and Power. US Buyer is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and has the requisite corporate power and authority to enable it to own, operate, lease and otherwise hold its assets and to conduct its business in all material respects as it is now being conducted. French Buyer is a société par actions simplifiée (SAS) duly organized and validly existing under the Laws of France and has the requisite corporate power and authority to enable it to own, operate, lease and otherwise hold its assets and to conduct its business in all material respects as it is now being conducted. Each Buyer is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of such Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.
Section 4.02Authorization. The execution, delivery and performance by each Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the corporate (or equivalent organizational) powers of such Buyer and have been (or will be prior to execution) duly and validly authorized and approved by all necessary action on the part of such Buyer. This Agreement has been duly and validly executed and delivered by each Buyer and (assuming the due and valid execution and delivery of this Agreement by Seller) constitutes a legal, valid and binding agreement of each Buyer, enforceable against such Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. Each other Transaction Document to which a Buyer is a party shall be duly and validly executed and delivered by such Buyer at or prior to the Closing and, upon such execution and delivery by such Buyer and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding agreement of such Buyer, enforceable against such Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting or relating to the enforcement of creditors’ rights and remedies generally and to general principles of equity.
Section 4.03Governmental Authorization. The execution, delivery and performance by each Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no consent, approval, authorization, or action by or in respect of, or filing with, any Governmental Authority, other than compliance with any applicable requirements of the Competition Laws, Foreign Investment Control Laws and the Exchange Act.
Section 4.04Noncontravention. The execution, delivery and performance by each Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not (a) violate the Organizational Documents of such Buyer, (b) assuming compliance with the matters referred to in Section 4.03, violate any Law applicable to such Buyer, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which such Buyer or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon such Buyer or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of such Buyer or any of its Subsidiaries (except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of such Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby).
Section 4.05Sufficiency of Funds; Solvency. Each Buyer will have on the Closing Date (and any Delayed Closing Date, as applicable), the financial capability and all sufficient cash readily available to consummate the transactions and discharge all of its respective obligations contemplated by this Agreement and by any Transaction Document on the terms and subject to the conditions set forth herein or therein and to pay all associated fees, costs and expenses incurred by it in connection with each of the foregoing. Buyer acknowledges that each of its obligations set forth in this Agreement are not contingent, conditioned upon, or otherwise subject to the consummation of any financing arrangements or obtaining any financing. Each Buyer is, and, assuming (a) the accuracy of the representations and warranties set forth in Article III, in all material respects and (b) the performance and compliance in all material respects with all covenants and agreements required by this Agreement to be performed and complied with at or prior to the Closing by Seller, after giving effect to the transactions contemplated by this Agreement, including the payment by such Buyer of all amounts required to be paid in connection therewith, at and immediately after the Closing, will be, Solvent. No Buyer is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Affiliates or any other Person.
Section 4.06Litigation.
(a)There are no Actions pending or, to the knowledge of Buyer, threatened in writing or orally against any Buyer, except for such Actions as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of any Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.
(b)As of the date of this Agreement, neither Buyer nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order and, to the knowledge of Buyer, there is no investigation by any Governmental Authority involving any Buyer or any of its respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of any Buyer to consummate the transactions contemplated by this Agreement.
Section 4.07Purchase for Investment. Each Buyer is purchasing the Purchased Interests being acquired by it for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Each Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Purchased Interests and is capable of bearing the economic risks of such investment. Each Buyer understands and agrees that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
Section 4.08Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Buyer or any of its Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which Seller may be liable.
Section 4.09No Other Representations and Warranties; No Reliance.
(a)Buyer acknowledges and agrees that neither Seller nor any of its Affiliates (including any Retained Entity) or Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchased Subsidiaries, the Retained Entities, the Shares, the Business or other matters in connection with this Agreement or the transactions contemplated hereby or by any Transaction Document that are not specifically included in Article III of this Agreement (subject to the Disclosure Schedules), or in the certificate delivered by Seller pursuant to Section 8.02(e). Without limiting the generality of the foregoing, except for the representations and warranties contained in this Article III (as qualified by the Disclosure Schedules hereto, subject to Section 11.12), or the certificate delivered by Seller pursuant to Section 8.02(e), neither Seller nor any of its Affiliates (including any Retained Entity) or Representatives, nor any other Person, has made a representation or warranty to Buyer in connection with this Agreement or the transactions contemplated herby or by any Transaction Document with respect to, and neither Seller nor any other Person shall be subject to any Liability to Buyer or any other Person resulting from, Seller, any of its Affiliates (including any Retained Entity) or their Representatives making available to Buyer, (i) any projections, quality of earnings, estimates or budgets for the Business or (ii) any materials, documents or information relating to Seller, the Retained Entities, the Purchased Subsidiaries or the Business made available to Buyer or its Representatives in certain “data rooms,” offering memoranda, confidential information memoranda, quality of earnings reports, management presentations or otherwise.
(b)Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that neither Seller nor any of its Affiliates (including any Retained Entity) or their Representatives are making any representation or warranty whatsoever, express or implied, in connection with this Agreement or the transactions contemplated hereby beyond those expressly given in Article III of this Agreement (subject to the Disclosure Schedules), or in the certificate delivered by Seller pursuant to Section 8.02(e), including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the assets of the Purchased Subsidiaries and, except as expressly provided in Article III of this Agreement (subject to the Disclosure Schedules), or in the certificate delivered by Seller pursuant to Section 8.02(e), and subject to the terms and conditions of this Agreement and the other Transaction Documents, it is understood that Buyer is acquiring the Purchased Subsidiaries as is and where is with any and all faults and defects as of the Closing Date.
(c)In furtherance of the foregoing, Buyer acknowledges that it is not relying on any representation or warranty of Seller or its Affiliates (including any Retained Entity) or their Representatives, other than those representations and warranties specifically set forth in Article III of this Agreement (subject to the Disclosure Schedules), or in the certificate delivered by Seller pursuant to Section 8.02(e). Buyer acknowledges that it (a) has had an opportunity to discuss the Business with the management of Seller, (b) has had reasonable access to (i) the books and records of Seller and its Subsidiaries and (ii) the documents provided by Seller for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Seller, (d) has conducted its own independent investigation of the Purchased Subsidiaries and their respective businesses and the financial condition, Liabilities, results of operations and projected operations of the Business and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III (subject to the Disclosure Schedules), or in the certificate delivered by Seller pursuant to Section 8.02(e) and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except for the representations and warranties set forth in Article III of this Agreement, or in any certificate delivered in connection with this Agreement, Buyer further acknowledges and agrees that all other representations and warranties are specifically disclaimed and that none of the Parent, Seller or any of their Subsidiaries or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, quality of earnings, forecasts, business plans or other forward-looking information regarding the Purchased Subsidiaries or their respective Business and operations.
ARTICLE V
Covenants
Section 5.01Conduct of the Business.
(a)From and after the execution and delivery of this Agreement until the earlier of (i) the Closing Date (and, with respect to the India Business, the India Delayed Closing Date), and (ii) the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, except (A) as set forth in Schedule 5.01(a), (B) as required by a Governmental Authority or applicable Law, (C) as otherwise expressly required by the Transaction Documents, (D) pursuant to the Pre-Closing Intercompany Assignments in accordance with the procedures set forth in Section 5.05 or the obtaining of any Replacement Contracts in respect of Shared Contracts in accordance with the procedures set forth in Section 5.04, (E) for changes made consistently across Parent and its Subsidiaries in the Ordinary Course of Business or that would have an immaterial effect on the Business, (F) with Buyer’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (x) Seller and its Affiliates shall, and shall cause their Subsidiaries to use their commercially reasonable efforts to conduct the Business in the Ordinary Course of Business in all material respects, and (y) without limiting the generality of the foregoing, Seller and its Affiliates shall not, and shall cause their Subsidiaries not to, in each case, take any of the following actions (but in each case, solely with respect to the Business (and not with respect to any Retained Business)):
(i)sell, lease, license or otherwise dispose of any material properties, rights or assets of the Purchased Subsidiaries or the Business, including any Business Intellectual Property, except for sales or non-exclusive licensing of products to customers in the Ordinary Course of Business;
(ii)create or otherwise incur any Lien on any material property, right or asset of any Purchased Subsidiary or the Business, other than Permitted Liens;
(iii)make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to, or investments in, any of the Purchased Subsidiaries), other than advances to Business Employees for expenses in the Ordinary Course of Business;
(iv)(A) amend or otherwise modify, terminate (excluding any expiration in accordance with its terms), or waive any material right, claim or benefit under, any Lease or Material Contract, other than any such amendment, modification or waiver entered into or granted in the Ordinary Course of Business, and which contains terms, taken as a whole, are not less favorable to the Business than the terms of such Contract in effect as of the date of this Agreement; or (B) other than in the Ordinary Course of Business, enter into (x) any Lease (other than a renewal of an existing Lease) or (y) any Contract that, if in effect on the date of this Agreement, would constitute a Material Contract, other than the renewal or extension of the term of a Material Contract under clauses (i) through (iv) of Section 3.09(a) on terms no less favorable to Seller or the applicable Purchased Subsidiary than those applicable to the current term;
(v)commence any Action which involves the Business (excluding ordinary course disputes arising in the operation of the Business that are not material) or settle or agree to settle any pending or threatened Action, which involves the Business or relates to the transactions contemplated by this Agreement (other than matters on Schedule 3.17(a));
(vi)except with respect to a Combined Tax Return or any Combined Tax, prepare or file any material Tax Return of a Purchased Subsidiary inconsistent with past practice, make, revoke or change any material Tax election of a Purchased Subsidiary, change any annual Tax accounting period of a Purchased Subsidiary, file any amended income or other material Tax Return of a Purchased Subsidiary, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of a Purchased Subsidiary, initiate or enter into any closing, voluntary disclosure or similar agreement with a Taxing Authority with respect to a Purchased Subsidiary, settle or otherwise compromise any claim, audit or assessment with respect to a Tax of a Purchased Subsidiary, or request any ruling or similar guidance from any Governmental Authority with respect to Taxes of a Purchased Subsidiary;
(vii)make any material change in any method of financial accounting or financial accounting practice of Seller, the Retained Entities or any of their respective Subsidiaries (including the Purchased Subsidiaries) with respect to the Business, except for any such change required by reason of a change in GAAP or other applicable financial accounting standard;
(viii)except for as required under the terms of an Employee Plan or Purchased Subsidiary Plan in effect on the date of this Agreement, or required by Law, (A) enter into any material employment or other similar material agreement with any Business Employee or any material amendment to any such existing agreement, (B) grant any new retention, incentive, severance or termination pay to any Business Employee, (C) increase in any material respect the compensation payable to any Business Employee with an annual base salary above $200,000 prior to such increase, (D) enter into, amend or extend any Collective Bargaining Agreement or recognize any union or other labor organization as the bargaining representative for any Business Employees, (E) establish, adopt, amend or otherwise modify any Purchased Subsidiary Plan, or (F) amend or otherwise modify any material Employee Plan so that it becomes a Purchased Subsidiary Plan;

(ix)amend the respective Organizational Documents of any of the Purchased Subsidiaries;
(x)(A) issue, sell, encumber, split, combine, subdivide or reclassify any equity interests of any Purchased Subsidiary or any options, warrants or other rights to purchase equity interests of any Purchased Subsidiary; or (B) redeem, purchase or otherwise acquire any equity interests of any Purchased Subsidiary, or any options, warrants or other rights to purchase equity interests of any Purchased Subsidiary;
(xi)acquire (by merger, consolidation, acquisition of equity or assets or otherwise) any Person, business line or operating division;
(xii)(A) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Purchased Subsidiary or (B) with respect to any Purchased Subsidiary, file a petition in bankruptcy under any provision of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xiii)enter into any new line of business or abandon or discontinue any existing line of business;
(xiv) (A) sell, assign, transfer, lease, license, encumber, abandon or permit to lapse or expire any of its Owned IP, except for non-exclusive licenses granted in the Ordinary Course of Business, or (B) disclose any of its material trade secrets or other material confidential information to a third party who is not obligated in writing to maintain the confidentiality of such trade secrets and confidential information;
(xv)incur, issue, assume, guarantee or otherwise become liable for any indebtedness for borrowed money, other than (A) intercompany indebtedness between or among the Purchased Subsidiaries and (B) indebtedness that will be included in Closing Date Indebtedness;
(xvi)make any capital commitments or capital expenditures other than (A) as contemplated by the capital budget of the Business made available to Buyer prior to the date of this Agreement or (B) as incurred in the Ordinary Course of Business in all material respects;
(xvii)declare, set aside or pay any dividend or other distribution in respect of any equity interests of any Purchased Subsidiary, whether payable in cash, stock, units, property or otherwise, in each case, other than dividends and distributions (i) payable solely in cash that will be paid in full prior to 11:59 p.m. on the day immediately prior to the Closing Date or (ii) by a Purchased Subsidiary to another Purchased Subsidiary;
(xviii)(A) except for terminations for cause or voluntary terminations by the applicable Business Employee, terminate any Business Employee, or (B) hire or engage any individual who provides services primarily in respect of the Business (and if so hired or engaged would be a Business Employee), unless, in each case of clauses (A)

and (B), the total annual base salary or base compensation rate payable to such individual or service provider does not exceed $200,000 and the termination, hiring or engagement is in the Ordinary Course of Business;
(xix)modify, waive or decline to enforce any non-competition, non-solicitation, confidentiality or other similar obligation of any Business Employee or any other former employee who primarily provided services with respect to the Business;
(xx)accelerate or delay the payment of accounts payable or other Liabilities, or accelerate or delay the invoicing or the collection of account receivables, customer invoices or other receivables;
(xxi)engage in any promotional sale, discount, price reduction or other activity outside the Ordinary Course of Business that would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that otherwise would be expected to occur in post-Closing periods;
(xxii)institute or permit any material change in the conduct of the Business, or any material change in its method of purchase, sale, lease, management, marketing, promotion or operation;
(xxiii)fail to pay trade or accounts payables or materially delay or materially postpone the payment of any trade or accounts payable or any other liability or obligation or agree or negotiate with any party to the extent the payment date of any trade or accounts payable or accelerate the collection of (or discount) any accounts or notes receivable (whether billed or unbilled), in each case, other than in the Ordinary Course of Business; or
(xxiv)agree or commit to do any of the foregoing.
For the avoidance of doubt, from the date of this Agreement until immediately prior to 11:59 p.m. on the day immediately prior the Closing Date, Seller shall be permitted to (i) cause each Purchased Subsidiary to dividend, transfer, distribute or otherwise pay to Seller or any of its Affiliates any or all of the Cash and Cash Equivalents of such Purchased Subsidiary; and/or (ii) settle intercompany balances between any Purchased Subsidiary, on the one hand, and Seller or any of its Affiliates, on the other hand, and make capital increases in connection therewith.
(b)Nothing in this Section 5.01 is intended to prohibit or otherwise restrict in any way the operation of the Retained Business, except solely as necessary to comply with the express requirements set forth in this Section 5.01 with respect to the conduct of the Business by Seller and its Affiliates, including through the Purchased Subsidiaries.
Section 5.02Pre-Closing Access.
From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX, Seller shall, and shall cause its Affiliates to, (a) give Buyer and its Representatives reasonable access, upon reasonable notice, to the management and other senior personnel, properties, books, contracts, Tax Returns, records and other documents (including auditor’s work papers (subject to execution of customary access letters)) of Seller and its Affiliates to the extent relating primarily to the Business or the Purchased Subsidiaries, (b) furnish to Buyer and its Representatives such financial and operating data and other information to the extent relating primarily to the Business or the Purchased Subsidiaries as such Persons may reasonably request and (c) use commercially reasonable efforts to cause the appropriate (as determined by Seller) employees and executive officers of Seller and its Affiliates to cooperate with Buyer in its investigation of the Business; provided, that, nothing in this Section 5.02 shall require Seller or its Affiliates to assist Buyer in (1) the formation or qualification of any legal entities, (2) the procurement, establishment, or setting-up of any real property location or other physical site, or (3) establishing any information technology, payroll or human resource systems and infrastructure (subject to the obligation to provide information and data as contemplated by this paragraph). Any investigation pursuant to this Section 5.02 shall be conducted (i) in accordance with all applicable Laws (including Competition Laws), (ii) during normal business hours, (iii) in such manner as not to interfere unreasonably with the normal conduct of the Business or any of the Retained Entities, (iv) subject to restrictions under the Leases, if any and (v) at Buyer’s sole cost and expense. Notwithstanding the foregoing, (A) Buyer shall not have access to (x) personnel records of the Business Employees relating to individual performance or evaluation records, medical histories or other information that in Seller’s reasonable opinion is sensitive or the disclosure of which could subject Seller, the Retained Entities or any of their respective Subsidiaries to risk of Liability, (y) any real property owned or leased by Seller, the Retained Entities or their respective Subsidiaries for purposes of conducting any environmental sampling or testing or (z) any information to the extent relating to any Combined Tax Return or any Tax Return of Seller or any of the Retained Entities that does not constitute a Business Record and (B) Seller and its Affiliates may withhold (y) any information relating to the sale process for the Business and information and analysis (including financial analysis) relating thereto and (z) any document or information, as and to the extent necessary to avoid violation or waiver, if the disclosure of such document or information could reasonably be expected to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, Seller and its Affiliates shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this subclause (z) apply. Notwithstanding anything to the contrary in this Agreement, Seller may satisfy its obligations set forth in this Section 5.02 by electronic means if physical access is not permitted under applicable Law. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.
Section 5.03Regulatory Filings.
(a)Subject to the terms and conditions of this Agreement, Buyer and Seller shall each use reasonable best efforts to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority (including under any Competition Law or Foreign Investment Control Laws set forth on Schedule 8.01(a)) that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”).
(b)In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall, Seller shall cause its Subsidiaries to, and Buyer shall cause its Subsidiaries to, (i) make or cause to be made all filings required of each of them or any of their respective Affiliates with respect to the transactions contemplated hereby as promptly as practicable and with respect to any filing under the Italian Golden Power Law, no later than ten (10) days after the date of this Agreement, (ii) use reasonable best efforts to comply at the earliest practicable date with any request under any Competition Laws, Foreign Investment Control Laws or related to any Regulatory Approval for additional information, documents or other materials received by each of them or any of their respective Subsidiaries from any Governmental Authority in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any such Competition Laws, Foreign Investment Control Laws or related to any Regulatory Approval with respect to any such filing or any such transaction. Each Party shall furnish to the other Party all information required for any application or other filing to be made pursuant to any Competition Laws, Foreign Investment Control Laws or related to any Regulatory Approval in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient Party, and the recipient Party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient Party, unless express written permission is obtained in advance from the source of the materials. Each Party shall promptly inform the other Party hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filing or any such transaction (other than immaterial oral or written communications). No Party shall independently participate in any meeting with any Governmental Authority in respect of any such filing or any investigation or other inquiry with respect to the transactions contemplated by this Agreement without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the Competition Laws, Foreign Investment Control Laws or related to any Regulatory Approval with respect to the transactions contemplated hereby. Whether or not the Closing occurs, Buyer shall be responsible for all costs, fees and payments (including filing fees but, for the avoidance of doubt, excluding attorneys’ fees of the Seller) in connection with obtaining the Regulatory Approvals with respect to the transactions contemplated hereby.
(c)Without limiting the generality of the foregoing, Buyer further agrees that it shall, and shall cause its Subsidiaries to, to the extent required in furtherance of the provisions of Section 5.03(a), promptly take any and all necessary or advisable actions to obtain any

Regulatory Approval or any waiver, permit, approval, clearance or consent from any Governmental Authority under any Competition Laws or Foreign Investment Control Laws or which is otherwise required to satisfy the conditions set forth in Section 8.01(a) or Section 8.01(b), as applicable, or to resist, limit, prevent or avoid the entry of or have lifted, vacated, reversed or terminated any actual, anticipated or threatened Closing Legal Impediment (as defined below), in each case, that could prevent, delay or impair the consummation of the transactions contemplated by this Agreement prior to the Outside Date, and in the event that any permanent or preliminary injunction or other Governmental Order is entered or becomes reasonably foreseeable to be entered in any proceeding or other Action that would create a Closing Legal Impediment, any and all steps, including defend through litigation on the merits of any Action seeking to prevent, delay or impair the consummation of the transactions contemplated by this Agreement (and, if applicable, the appeal thereof and the posting of a bond in connection therewith), necessary to vacate, modify or suspend such Closing Legal Impediment; provided, however, that Buyer shall not be required to divest, license, hold separate, or accept any restrictions with respect to any assets, businesses, or operations of Buyer or its Affiliates (including the Business or assets to be acquired pursuant to this Agreement).
(d)Without limiting the generality of the foregoing, if Seller determines that the filing of a notice or declaration (either, a “CFIUS Filing”) with the Committee on Foreign Investment in the United States (“CFIUS”), pursuant to the Defense Production Act of 1950, as amended (the “DPA”), including all implementing regulations thereof, with respect to the transaction contemplated hereby is required or advisable, then each of the Buyer and Seller shall (i) cooperate and undertake their reasonable best efforts to promptly make such CFIUS Filing, but in no event later than three (3) Business Days following the execution of this Agreement, and promptly respond to any CFIUS request for information and/or documents with respect to such CFIUS Filing and/or the transactions contemplated hereby, and (ii) use commercially reasonable efforts to obtain “CFIUS Approval,” including agreeing to reasonable mitigation terms required by CFIUS to obtain “CFIUS Approval.” For the purpose of this requirement, such “CFIUS Approval” shall include any of the following:
(i)a written determination from CFIUS that the transactions contemplated by this Agreement are not subject to the DPA;
(ii)a written communication from CFIUS that it has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and has concluded all action under the DPA;
(iii)a written communication from CFIUS that it is not able to complete action under the DPA on the basis of a CFIUS declaration, and that the Parties may, if they wish to, submit a joint voluntary notice (but where CFIUS has not requested the submission of a joint voluntary notice), and where Seller, in its sole discretion, has decided not to submit such joint voluntary notice, or
(iv)either that the President of the United States shall have determined not to use his powers pursuant to the DPA to unwind, suspend, condition, or prohibit the consummation of the transactions contemplated hereby or that the period allotted for presidential action under the DPA shall have passed without any determination by the President of the United States.

(e)From the date of this Agreement until Closing, Buyer shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person constituting or containing any business that competes directly with the Business, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to prevent, materially delay, or materially impair the receipt of any Regulatory Approval or the consummation of the transactions contemplated hereby.
Section 5.04Shared Contracts.
(a)Schedule 5.04 sets forth a list of certain Shared Contracts, which Buyer and Seller may mutually agree to amend, modify or supplement following the date of this Agreement until the Closing Date (the “Scheduled Shared Contracts”). Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates to, cooperate with each other (and, if necessary and desirable, work with the third party to any Scheduled Shared Contract) and shall use their commercially reasonable efforts to divide, partially assign, subcontract, modify, amend and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Scheduled Shared Contract, and cause the Scheduled Shared Contracts to be amended and/or replaced with separate contracts (the “Replacement Contracts”) that provide that (a) Seller or any Retained Entity designated by Seller receives contract rights and is bound by obligations under the Replacement Contracts that are substantially similar to those contract rights and obligations under the Scheduled Shared Contracts applicable to the conduct of the Retained Businesses prior to the Closing and (b) any Purchased Subsidiary receives contract rights and is bound by obligations under the Replacement Contracts that are substantially similar to those contract rights and obligations under the Scheduled Shared Contracts applicable to the conduct of the applicable Business prior to the Closing; provided, that, for the avoidance of doubt, it is each Party’s responsibility to procure, negotiate and establish on its own behalf (and not on behalf of the other Party) any Replacement Contract. Buyer and Seller shall cooperate and provide each other with reasonable assistance in effecting such separation of the Scheduled Shared Contracts prior to the Closing and, if not completed by the Closing with respect to any Scheduled Shared Contract, for a period of eight (8) months (or as otherwise agreed by the Parties) following the Closing Date. Buyer and Seller shall use commercially reasonable efforts to obtain any third-party consents necessary pursuant to the terms of any Scheduled Shared Contracts in order to divide, partially assign, subcontract, modify or replicate (in whole or in part), as applicable, the respective rights and obligations under and in respect of any such Scheduled Shared Contract. Notwithstanding the foregoing, none of Seller, Buyer or any of their respective Affiliates shall be required to expend any amount of money, incur any Liabilities, commence any Action, or offer or grant any accommodation (financial or otherwise) to any third party, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Liability of the other, in order to effect the separation of a Scheduled Shared Contract or obtain any Replacement Contract. If Buyer and Seller are not able to effect the separation of a Scheduled Shared Contract prior to the Closing, then after the Closing, until any such Scheduled Shared Contract is separated, to the extent permissible under Law and under the terms of such Scheduled Shared Contract, Buyer and Seller shall, or shall cause one of their Affiliates to, (i) assume and perform the Liabilities under such Scheduled Shared Contract relating to (A) in the case of Buyer, the Business and (B) in the case of Seller, the Retained Businesses (and in each case, the applicable Party shall promptly reimburse the other Party for any reasonable expenses relating thereto incurred by the other Party or its Subsidiaries), (ii) hold in trust for the benefit of the other Party, and shall promptly forward to the other Party, any monies or other benefits received pursuant to such Scheduled Shared Contract relating to the business of the other Party (or the business of its Subsidiaries) and (iii) use commercially reasonable efforts to institute alternative arrangements intended to put the Parties in a substantially similar economic position as if such Scheduled Shared Contract was separated as described above; provided that, notwithstanding the foregoing, following the Closing, (x) no Party shall have any obligation to renew any Scheduled Shared Contract upon the expiration or termination thereof if such renewal would extend the term of the Shared Contract beyond the date that is the earlier of the remaining term of the Transition Services Agreement or six (6) months following the Closing Date and (y) to the extent any such Scheduled Shared Contract contains an “evergreen” provision that automatically renews such Scheduled Shared Contract unless terminated or cancelled by either party thereto, the applicable Party shall not be prohibited from terminating or canceling such Scheduled Shared Contract as permitted pursuant to the terms thereof, if in absence of such termination or cancellation, such renewal would extend the term of the Shared Contract beyond the date that is the earlier of the remaining term of the Transition Services Agreement or six (6) months following the Closing Date; provided, that, in each case of (x) and (y), such Scheduled Shared Contract can be extended or renewed for such period of time under its terms.
(b)With respect to Liabilities arising under or resulting from any Scheduled Shared Contract arising after the Closing (including any such Liability under a Scheduled Shared Contract as to which a Replacement Contract is not obtained prior to Closing), including any Liabilities resulting from any products or services provided under such Scheduled Shared Contract, from and after the Closing (1) to the extent such Liabilities are related exclusively to the Business, Buyer and its Affiliates (including the Purchased Subsidiaries) shall be responsible for such Liabilities and shall indemnify, defend, reimburse and hold harmless Seller and its Affiliates (including the Retained Entities) for such Liabilities, (2) to the extent such Liabilities are related exclusively to the Retained Businesses, Seller and its Affiliates (including the Retained Entities) shall be responsible for such Liabilities and shall indemnify and hold harmless Buyer and its Affiliates (including the Purchased Subsidiaries) for such Liabilities and (3) to the extent such Liabilities are not clearly exclusively related to the Business or the Retained Businesses, such Liabilities shall be allocated between the Business, on the one hand, and the Retained Businesses, on the other hand, based on the relative proportions of total benefits received (to the extent the Liabilities relate to a specific period, over such period, and otherwise over the term of such Scheduled Shared Contract, measured up to the date of the allocation, without duplication) by the Business, on the one hand, or the Retained Businesses, on the other hand, under such Scheduled Shared Contract and (A) Buyer and its Affiliates (including the Purchased Subsidiaries) shall be responsible for such Liabilities so allocated to the Business and shall indemnify, defend, reimburse and hold harmless Seller and its Affiliates (including the Retained Entities) for such Liabilities so allocated and (B) Seller and its Affiliates (including the Retained Entities) shall be responsible for such Liabilities so allocated to the Retained Businesses and shall indemnify and hold harmless Buyer and its Affiliates (including the Purchased Subsidiaries) for such Liabilities so allocated.
Section 5.05Pre-Closing Intercompany Assignments

.
(a)Subject to Section 5.05(b) below, prior to the Closing, Seller shall, and shall cause its Affiliates to, convey, assign, and transfer (in writing), and deliver to a Purchased Subsidiary all of Seller’s (and such Affiliates’) right, title and interest in, to and under the Transferred Assets, and such Purchased Subsidiary shall assume and agree to pay, perform and discharge when due any and all of the Assumed Liabilities (collectively, the “Pre-Closing Intercompany Assignments”); provided, that notwithstanding the foregoing or anything in this Agreement to the contrary, no Purchased Subsidiary shall assume or be liable for any Retained Liability. In each case, (i) to the extent permissible under applicable Law, the Pre-Closing Intercompany Assignments shall be limited to that as necessary to effect the legal transfer of the Transferred Assets and the Assumed Liabilities and shall not have any effect on the value being received by Seller or given by Buyer in this Agreement, or the terms and conditions of the transactions contemplated hereby, all of which shall be determined by this Agreement, except where required by applicable Law (and any consideration paid by Buyer or any of its Affiliates to Seller or any of its Affiliates, with such relationships determined at the time of payment, pursuant to any Pre-Closing Intercompany Assignments shall be deemed for all purposes to comprise of, and not be in addition to the amounts payable hereunder), (ii) no such Pre-Closing Intercompany Assignment shall in any way modify, amend, or constitute a waiver of, any provision of this Agreement or expand the scope of the Parties’ respective obligations (except to the extent required by applicable Law), and (iii) the Pre-Closing Intercompany Assignments shall not contain any covenants or other obligations effective after the Closing (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such agreement(s) shall enter into such supplemental agreements or arrangements in all cases in form and substance as reasonably acceptable to Buyer and Seller and as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the other Transaction Documents), including an agreement not to bring any claims against each other under or relating to such agreements other than pursuant to this Agreement or another Transaction Document. In the event of any inconsistency between this Agreement and a Pre-Closing Intercompany Assignment, this Agreement will control to the extent permissible under applicable Law. None of Seller or any of its Affiliates shall acquire or be permitted to retain any direct or indirect right, title or interest in any Transferred Assets following the Closing and if Seller or any of its Affiliates owns, leases or has the right to use any such Transferred Assets, all such rights, title and interests in such Transferred Assets shall be transferred to Buyer (or its designee). The Parties shall not, and shall cause their respective Affiliates not to, bring any claim for any cause of action under any Pre-Closing Intercompany Assignment.
(b)Notwithstanding the foregoing Section 5.05(a), this Agreement shall not constitute an agreement to assign any Transferred Asset pursuant to the Pre-Closing Intercompany Assignments if such assignment, without the consent of, or other action by, any third party or any Governmental Authority, would constitute a breach or violation of any Contract or applicable Law (or other duty owed to such third party or Governmental Authority) or adversely affect the rights of Buyer or any of its Subsidiaries (including the Purchased Subsidiaries) thereunder (collectively, the “Non-Permitted Transfers”). In the event any Non-Permitted Transfers exist, Seller shall, and shall cause its Affiliates to use commercially reasonable efforts to obtain the consents, waivers, approvals, orders and authorizations necessary to effect the Non-Permitted Transfers (collectively, the “Third Party Approvals”) prior to the

Closing, and Buyer shall reasonably cooperate with Seller and its Affiliates in connection therewith. To the extent that any Third Party Approval has not been obtained prior to the Closing, for up to six (6) months after the Closing Date, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts, at Buyer’s request, to endeavor to obtain such Third Party Approvals, and Buyer shall reasonably cooperate with Seller and its Affiliates in connection therewith. Notwithstanding the foregoing, none of Seller, Buyer or any of their respective Affiliates shall be required to expend any amount of money, incur any Liabilities, commence any Action, or offer or grant any accommodation (financial or otherwise) to any third party, in order to obtain any such Third Party Approval. In addition, to the extent permitted by Law and any applicable Contract, in the event any Third Party Approval related to any particular Transferred Asset has not been obtained by the Closing, at Buyer’s request, Seller and its Affiliates shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to Buyer and its Subsidiaries (including the Purchased Subsidiaries) the economic and, to the extent permitted under applicable Law and not prohibited by such Transferred Asset, operational equivalent of the transfer of such Transferred Asset to Buyer as of the Closing, and shall hold in trust for and pay to Buyer or any Subsidiary of Buyer, as designated by Buyer, promptly upon receipt thereof, all income, proceeds and other monies received by Seller or its Affiliates with respect to such Transferred Asset, as applicable, to the extent related to such Transferred Asset in connection with the arrangements under this Section 5.05(b) until such time as the Third Party Approval is obtained, but in no event longer than six (6) months after the Closing Date. For the period beginning on the Closing Date and not to exceed six (6) months after the Closing Date, Seller shall comply with all applicable covenants and obligations under any Transferred Asset as to which a Third Party Approval has not been obtained, including the payment of any costs or expenses in connection therewith, which shall be performed by Seller or its Affiliates for Buyer’s account and Buyer shall promptly (but in no event later than ten (10) Business Days following receipt of an invoice from Seller) reimburse Seller for any actual and documented out-of-pocket costs, expenses or payments made by Seller in respect of such Transferred Asset. Notwithstanding the foregoing, following the Closing Date, Seller and its Affiliates shall have no obligation to renew any Contract as to which a Third Party Approval has not been obtained upon the expiration or termination thereof. In addition, to the extent that any such Contract contains an “evergreen” provision that automatically renews such Contract unless terminated or cancelled by either party thereto, Seller and its Affiliates shall not be prohibited from terminating or canceling such Contract as permitted pursuant to the terms thereof.
Section 5.06Consents Generally. Buyer acknowledges that certain notices, consents and approvals may be required as a result of the transactions contemplated by this Agreement, including from Governmental Authorities or from parties to Contracts to which Seller and its Affiliates, including the Purchased Subsidiaries are a party (including, for the avoidance of doubt, any Third Party Approvals and any notice, consent or approval required in connection with any Shared Contract or Replacement Contract) and that such notices, consents and approvals (collectively, “Change of Control Consents”) have not been obtained and may not be obtained; provided, that such acknowledgement does not and shall not constitute a waiver or release by Buyer (i) of any right of Buyer or any covenant or agreement of Seller or its Affiliates in this Agreement or any other Transaction Documents or (ii) any condition set forth in Section 8.01 or Section 8.02. Notwithstanding the foregoing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the Change of Control Consents prior to the

Closing and, to the extent received, promptly provide such consents to Buyer. Buyer shall use commercially reasonable efforts to assist Seller and its Affiliates in obtaining the Change of Control Consents, including, if requested by the applicable counterparty and subject to the execution by such counterparty of a non-disclosure agreement acceptable to Buyer, by furnishing financial statements and any parent and/or corporate guarantees of Modaxo Group as reasonably requested by any third-party with respect to a Contract listed on Schedule 5.06 in connection with such Change of Control Consents.
Section 5.07Wrong Pockets.
(a)In the event that at any time or from time to time after the Closing Date (or with respect to the India Business, the India Delayed Closing, as applicable), Seller or the Retained Entities receives or otherwise possesses any right, property or asset that should belong to Buyer pursuant to this Agreement (including Cash and Cash Equivalents) (such right, property or asset, a “Seller Wrong Pockets Asset”), Seller shall promptly as reasonably practicable transfer, or cause to be transferred, such Seller Wrong Pockets Asset to Buyer (or its designee) for no additional consideration and net of Seller’s reasonable third-party out-of-pocket costs, fees, charges, fines, and Taxes incurred to effectuate such transfer or holding of such Seller Wrong Pockets Asset following the Closing Date or following the applicable Delayed Closing, and to the extent such Seller Wrong Pockets Asset is Cash and Cash Equivalents, Seller shall provide a general explanation or description of such transfer. Prior to any such transfer, Seller shall hold such Seller Wrong Pockets Asset in trust for the benefit of Buyer.
(b)In the event that at any time or from time to time after the Closing Date (or with respect to the India Business, the India Delayed Closing, as applicable), Buyer or any of its Affiliates, including the Purchased Subsidiaries, receives or otherwise possesses any property or asset that should belong to Seller or any of the Retained Entities pursuant to this Agreement (including Cash and Cash Equivalents), Buyer shall as promptly as reasonably practicable transfer, or cause to be transferred, such asset to Seller or the appropriate Retained Entity, designated by Seller, for no consideration and net of Buyer’s reasonable third-party out-of-pocket costs, fees, charges, fines, and Taxes to effectuate such transfer or holding of such property or asset, and to the extent such asset is Cash and Cash Equivalents, Buyer shall provide a general explanation or description of such transfer. Prior to any such transfer, Buyer shall hold such asset in trust for the benefit of Seller.
Section 5.08Intercompany Balances; Affiliate Transactions.
(a)All intercompany balances between any of the Purchased Subsidiaries, on the one hand, and Seller or any of the Retained Entities, on the other hand, shall be eliminated by discharge or otherwise in their entirety effective at or prior to the Closing.
(b)Except for the Transaction Documents or the Contracts set forth on Schedule 5.08(b), on or prior to the Closing, Seller shall terminate (i) any and all Contracts between Seller or any of the Retained Entities, on the one hand, and any Purchased Subsidiary, on the other hand and (ii) any and all rights, Liabilities, and obligations of the foregoing thereunder. No such terminated Contract or any arrangement, commitment, receivable, payable or understanding relating thereto (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Closing Date.
Section 5.09Business Guarantees.

(a)Prior to the Closing, Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate and use their respective commercially reasonable efforts to, at the election of Buyer in its sole discretion, with respect to any Business Guarantee set forth on Schedule 1.01(b), including the Surety Bonds held by any Purchased Subsidiary that have an indemnity agreement whereby Seller or any of its Affiliates support the obligations under any such Surety Bonds, obtain from the respective beneficiary, obligor, surety, or other Business Guarantee provider, in form and substance reasonably satisfactory to Seller and Buyer, on or before the Closing Date, valid and binding written unconditional releases of Seller and any Retained Entity, as applicable, from any Liability, whether arising before, on or after the Closing Date, under any such Business Guarantees, which shall be effective as of the Closing; provided that such efforts shall not require Buyer to furnish any letters of credit (other than as expressly contemplated by Section 5.09(c) and Section 5.09(d)), institute escrow arrangements, or post surety or performance bonds. For purposes of Section 5.09, “Affiliate” with respect to Buyer shall be mean Modaxo Group and its Subsidiaries.
(b)Buyer’s Indemnification. If with respect to any Business Guarantee set forth on Schedule 1.01(b), including the Surety Bonds held by any Purchased Subsidiary that have an indemnity agreement whereby Seller or any of its Affiliates support the obligations under any such Surety Bonds, Seller and its Affiliates have not been fully and unconditionally released as of the Closing (each, an “Unreleased Business Guarantee”), then from and after the Closing until such time as (A) a written release of Seller and its Affiliates is received by Seller from the applicable Business Guarantee provider and, if, applicable the customer, in a form reasonably acceptable to Seller and each Retained Entity from any and all obligations thereunder or (B) the Business Guarantee is terminated or expires in accordance with its terms, including any and all Liability of Seller and its Affiliates with respect thereto, Buyer shall:
(i)be liable to Seller for the full amount of any and all draws and other payments (including any demand for additional collateral or credit support, and any draw made as a result of the provider thereof providing notice of non-renewal, in each case, with respect to such Unreleased Business Guarantee) (each, a “Draw Payment”) occurring on or after the Closing Date upon any Unreleased Business Guarantee;
(ii)pay directly, or cause the applicable Purchased Subsidiary to pay, as and when due, any Draw Payment owing or demanded under any Unreleased Business Guarantee held or issued by any Purchased Subsidiary pursuant to its terms;
(iii) reimburse Seller and its Affiliates (including the Retained Entities) for any claim or demand for any (A) Draw Payment within fourteen (14) days in the case of Surety Bonds and within three (3) Business Days in the case of Letters of Credit, in each case, by payment to an account(s) in the United States designated in writing by Seller and to the extent such payment is made by Seller or its Affiliates (including the Retained Entities) and a copy of any demand (or draw request) with respect to such payment and evidence of payment is provided to Buyer, and (B) documented, out-of-pocket fees, costs and/or expenses paid to a third-party in connection with the issuance and maintenance of any Unreleased Business Guarantees arising from and after the Closing within fourteen (14) days, regardless of whether such Business Guarantee provider increases their costs and pricing; provided, however, Seller shall not agree to any revised terms with respect to any Unreleased Business Guarantee (including, without limitation, changes in pricing) without Buyer’s prior written consent (not to be unreasonably withheld, delayed or conditioned); provided, further, in the event Buyer does not consent (or fails to timely consent) within ten (10) Business Days after receipt of written request from Seller, Seller shall not be liable for any resulting direct or indirect Liabilities, including any consequential or other related damages, if such Unreleased Business Guarantee is terminated or cancelled by the Business Guarantee provider; and
(iv) indemnify, defend, reimburse and hold harmless Seller and its Affiliates (including the Retained Entities) and all of their respective equity holders, directors, officers, managers, employees and Representatives for any Liabilities, including reasonable out-of-pocket costs, fees, and attorney’s fees, arising from or relating to such Unreleased Business Guarantees arising on or after the Closing Date.
(c)Melbourne Letters of Credit. As soon as practicable after the Closing Date, but in any event, within three (3) months from the Closing Date, Buyer or its Affiliates shall use commercially reasonable efforts to assume any and all Liabilities arising under the Melbourne (Delivery Phase) Letter of Credit and the Melbourne (Service Phase) Letter of Credit (which may include providing one or more letters of credit or other credit support acceptable to the provider of such letters of credit and shall otherwise comply with the terms and conditions of Clause 33.2 of the Melbourne Contract), other than any Liabilities for draws (including any demand for additional collateral or credit support) occurring prior to the Closing Date. In the event Buyer or its Affiliates have not assumed all such Liability under both the Melbourne (Delivery Phase) Letter of Credit and the Melbourne (Service Phase) Letter of Credit within three (3) months of the Closing Date, Buyer shall, no later than the date of the six (6) month anniversary of Closing Date, pay Seller $100,000 in consideration for Seller and its Retained Entities maintaining one or both of such arrangements on behalf of Buyer and the Purchased Subsidiaries (it being understood that, for the avoidance of doubt, such payment shall only be required once and is an aggregate amount).
(d)Other Letters of Credit. As soon as practicable, but in any event within six (6) months following the Closing Date, with respect to any Unreleased Business Guarantee consisting of a Letter of Credit (other than the Melbourne (Delivery Phase) Letter of Credit and the Melbourne (Service Phase Letter of Credit)), Buyer shall cause the Purchased Subsidiaries to use commercially reasonable efforts to establish a credit facility and to issue letters of credit thereunder to replace all such Unreleased Business Guarantees consisting of Letters of Credit, and deliver to (or cause to be delivered to) Seller the original Business Guarantee consisting of a Letter of Credit marked cancelled, together with any additional documentation reasonably acceptable to Buyer which Seller (or any issuer of the applicable Business Guarantee) may reasonably request in connection with the termination of all reimbursement and payment obligations with respect thereto.
(e)Indemnity Agreements; Surety Bonds. With respect to any Unreleased Business Guarantee whereby Seller or its Affiliates is a party to an indemnity agreement which supports obligations under any Business Guarantee (an “Indemnity Agreement”): (A) Seller and Buyer shall commence discussions with the applicable Business Guarantee provider promptly after the execution of this Agreement, and the Parties shall first use commercially reasonable efforts and cooperate with each other, to cause Buyer (or any of its Affiliates) to be substituted (in a manner acceptable to Buyer and Seller) for Seller or any Retained Entity, as applicable, in respect of all reimbursement and other payment and performance obligations under the applicable Indemnity Agreement, or (B) Buyer shall use commercially reasonable efforts to, at or prior to the first anniversary or renewal date of such Surety Bond corresponding to such Indemnity Agreement as set forth on Schedule 3.27(a) following the Closing Date, (i) obtain a replacement surety bond reasonably satisfactory to Buyer and the issuer of the applicable Surety Bond, and (ii) as promptly as practicable thereafter, obtain and deliver to (or cause to be delivered to) Seller evidence reasonably satisfactory to Seller that the Seller or the applicable Retained Entity party to such Indemnity Agreement has been released of all reimbursement and payment obligations with respect to such Surety Bond.
(f)Certificates of Final Acceptance. The Parties acknowledge and agree that, prior to the date hereof, the Seller has received a written Certificate of Final Acceptance with respect to the Business Guarantee set forth on Schedule 5.09(f) and that such Business Guarantee shall terminate and expire in accordance with its terms on February 14, 2027 (the “Expiration Date”). Such Business Guarantee shall not be treated as an “Unreleased Business Guarantee” or a “Business Guarantee” for any purpose under this Section 5.09 other than with respect to Section 5.09(b). Following the Expiration Date, Buyer will use commercially reasonable efforts to deliver to (or cause to be delivered to) Seller such original Business Guarantee marked cancelled, together with any additional documentation reasonably acceptable to Buyer which Seller (or any issuer of such Business Guarantee) may reasonably request in connection with the termination of all reimbursement and payment obligations with respect thereto.
(g)Other Covenants and Restrictions on the Parties.
(i)Buyer shall not, and shall not permit any of the Purchased Subsidiaries to, other than in the Ordinary Course of Business, (A) renew or extend the term of, (B) increase its obligations under, (C) transfer, directly or indirectly, to another third party or (D) amend in any manner, any loan, Contract or other obligation for which Seller or any Retained Entity is, or would reasonably be expected to be, liable under such Unreleased Business Guarantee unless and until Seller and its Affiliates (including the Retained Entities) have been released from all obligations and Liabilities in respect thereof as set forth herein; provided, that, for the avoidance of doubt, neither Buyer nor any of its Affiliates, including the Purchased Subsidiaries, shall take any action that increases any financial obligation under any Unreleased Business Guarantees.
(ii)After the Closing, to the extent that Seller or any of the Retained Entities have performance obligations under any Business Guarantee, Buyer will use commercially reasonable efforts to (x) perform such obligations on behalf of Seller and the Retained Entities or (y) otherwise take such action as reasonably requested by Seller so as to put Seller and the Retained Entities in the same position as if Buyer, and not Seller or such Retained Entity, had performed or were performing such obligations.
(iii)The Parties acknowledge and agree that Seller shall use commercially reasonable efforts (other than a requirement to provide additional credit support from a source other than Seller or for Seller or any Retained Entity to provide additional collateral), and shall cause the applicable Retained Entities to use commercially reasonable efforts (other than a requirement to provide additional credit support from a source other than Seller or for Seller or any Retained Entity to provide additional collateral) to, continue each Unreleased Business Guarantee, at Buyer’s sole cost and expense, until the expiration of such Unreleased Business Guarantee. Notwithstanding the foregoing, neither Seller nor any Retained Entity will have any obligation following the Closing Date to renew any Business Guarantees issued on behalf of any Purchased Subsidiary or the Business, and Buyer shall be responsible for any draw or other funding in connection with any notice of non-renewal provided to any beneficiary of any such Business Guarantee as set forth in this Section 5.09.
(iv) From and after the date hereof, Seller hereby agrees to (and agrees to cause its Affiliates to) promptly forward or cause to be forwarded any material communication or material notice received by such Person from any counterparty to any Business Guarantee to Buyer. Each Party covenants and agrees that, without any additional consideration, it shall (a) use its commercially reasonable efforts to take all actions necessary or appropriate to consummate the transactions contemplated by this Section 5.09 and reasonably cooperate with the other Parties in connection with such efforts of the other Parties; and (b) execute and deliver such documents and take such other actions as may be reasonably requested by the other Party in order to carry out the provisions of this Section 5.09 and make effective the transactions contemplated by this Section 5.09.
Section 5.10Use of Retained Marks.
(a)Subject to the terms of this Section 5.10(a) and (b), within six (6) months following the Closing, Buyer shall, and shall cause the Purchased Subsidiaries to, cease and discontinue any use of the Retained Marks, refrain from any future application, incorporation, reproduction or display of all Retained Marks, and at Buyer’s sole cost and expense, remove all Retained Marks from any marketing and promotional materials, invoices, business cards, schedules, displays, signs, stationery, technical guidelines, data sheets, product manuals, packing materials, inventory labels and other supplies and similar materials used in the Business (collectively, the “Business Materials”), in each case, whether such Business Materials are held by Buyer or the Purchased Subsidiaries or under the control of Buyer or the Purchased Subsidiaries. If, six (6) months, after the Closing, Seller or any of its Affiliates notifies Buyer in writing that it or one of its Affiliates is using a Retained Mark or that a Retained Mark appears in any such materials being used by Buyer, Buyer shall as promptly as practicable thereafter, at its sole cost and expense, remove such Retained Marks from such materials. Notwithstanding the foregoing, the requirement to remove Retained Marks from Business Materials in Sections 5.10(a) and (b) shall not apply to Business Materials that are used solely for internal, nonpublic purposes and are not distributed or displayed externally, including internal records, internal reports, or other internal-only materials that are not used for marketing, promotional, customer-facing, vendor-facing, or invoicing purposes.
(b)Before the Closing, (i) Seller and its Affiliates (including the Purchased Subsidiaries) may execute and file all documents as shall be necessary or desirable to change the name of the Purchased Subsidiaries to remove any Retained Marks, including the word “Conduent” or any derivation or translation thereof, from such names and (ii) to the extent not already changed by Seller or its Affiliates (including the Purchased Subsidiaries) prior to the Closing Date, as promptly as practicable after the Closing but in no event later than six (6) months after the Closing Date, Buyer shall, and shall cause the Purchased Subsidiaries to, at Buyer’s sole cost and expense, change the names of the Purchased Subsidiaries to remove any Retained Marks, including the word “Conduent” or any derivation or translation thereof, including filings with the applicable Governmental Authority of each jurisdiction in which the ownership or the operation of the Purchased Subsidiaries’ assets or the character of its activities is such as to require it to be licensed or qualified in such jurisdiction, and providing notice to all customers, vendors and other suppliers of such name change, which notice in the case of clause (ii) shall be in a form to be agreed between Buyer and Seller in writing, with Seller’s and Buyer’s consent each not to be unreasonably withheld, conditioned, or delayed; provided, that with respect to changing any names of the Purchased Subsidiaries in a Foreign Jurisdiction, such name change shall happen as soon as practicable under applicable Law.
Section 5.11Representation and Warranty Insurance.
Prior to Closing, (a) Buyer may obtain, at its sole cost and expense, a buy-side representation and warranty insurance policy naming Buyer as the insured with respect to this Agreement (an “RWI Policy”) and (b) Seller shall reasonably assist Buyer and cause its Affiliates to reasonably assist Buyer, including making available due diligence materials reasonably requested by Buyer, to obtain the RWI Policy. If Buyer obtains an RWI Policy, Buyer shall (a) provide Seller with a reasonable opportunity to review and provide comments to the RWI Policy prior to binding coverage, (b) cause such policy to provide that (i) the insurer under such policy shall have no right of subrogation, contribution or otherwise against Seller or any of its Affiliates or Representatives, and the insurer under such policy has waived any such right of subrogation, contribution or otherwise against Seller except in the case of Fraud, (ii) the foregoing provision described in clause (i) shall not be amended, waived or otherwise modified without the prior written consent of Seller, and (iii) that Seller is an intended third party beneficiary of such provision, and (c) provide Seller with a true and complete copy of the final and issued RWI Policy as soon as reasonably practicable following the Closing. Buyer shall not agree to any amendment, variation or waiver of such RWI Policy (or do anything that has a similar effect) that would adversely impact Seller or its Affiliates or Representatives without Seller’s prior written consent. The cost of obtaining the RWI Policy, including any related brokers or underwriting fees, shall be paid by Buyer at or prior to the Closing, provided, however, that the premium of the RWI Policy shall be paid one-half by Buyer and one-half by Sellers as a Transaction Expense. For the avoidance of doubt, the Parties acknowledge and agree that obtaining a RWI Policy is not a condition to the Closing and the absence of coverage under the RWI Policy or the failure of the RWI Policy to be in full force and effect for any reason shall not expand, alter, amend, change or otherwise affect the terms and conditions of this Agreement.

Section 5.12Insurance.
(a)Seller shall, and shall cause its Subsidiaries to, keep insurance policies or self-insured retentions currently maintained for the benefit of the Purchased Subsidiaries or the Business covering their business, assets and current or former employees and the Business, as the case may be (the “Insurance Coverage”), or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. Subject to Section 5.12(b), as of the Closing, Buyer agrees to arrange for its own insurance policies with respect to the Business.
(b)From and prior to the Closing Date, Seller agrees to take such actions as may be reasonably necessary not to voluntarily relinquish or terminate policies providing Insurance Coverage if doing so would adversely affect the availability of such Insurance Coverage. The availability of Insurance Coverage with respect to any claim shall be subject in all respects to Seller’s applicable deductibles, retention and similar limits. Seller and Buyer agree that all claims with respect to insured events relating to the Business or the Purchased Subsidiaries occurring prior to the Closing will be administered in all material respects in accordance with the terms of the Insurance Coverage. Seller will use its commercially reasonable efforts to provide Buyer with the benefit of the Insurance Coverage with respect to such claims to the extent losses are covered under “occurrence” based or “claims made” policies of Seller in effect on the date of this Agreement notwithstanding the consummation of the transaction contemplated hereby; provided that (a) Buyer shall promptly give Seller notice in writing of any events or circumstances in respect of which Buyer has requested Seller to make a claim pursuant to this Section 5.12, (b) Buyer shall be liable for all uninsured and uncovered amounts for such claims (including any deductibles or self-insured retention amounts, costs of any retroactive insurance premiums or other amounts paid or expenses incurred in connection with any insured claims made after the Closing under the Insurance Coverage) and (c) Seller shall have no obligation to Buyer or any Purchased Subsidiary hereunder to prioritize any Purchased Subsidiary’s claims over other claims of Seller or any of its Affiliates. Seller shall not release, commute, buy-back or otherwise eliminate the coverage available under any insurance policy without Buyer’s prior written consent. In the event of any failure by any insurer to satisfy any claim, Seller and its Affiliates shall have no Liability or obligation to Buyer pursuant to this Section 5.12; provided, that the foregoing shall not preclude any Liability of Seller for any breach by Seller of this Section 5.12. To the extent that after the Closing any Party hereto requires any information regarding claim data, payroll or other information relating to the Purchased Subsidiaries in order to make filings with insurance carriers or regulators from another Party hereto, such other Party shall use reasonable efforts to promptly supply such information. This Section 5.12(b) shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 5.12(b) is intended to waive or abrogate in any way Seller’s own rights to insurance coverage for any Liability, whether relating to Seller or any of its Affiliates or the Purchased Subsidiaries or otherwise.
Section 5.13Retention of Books and Records and Post-Closing Access.
(a)Seller shall deliver, or shall cause to be delivered, to Buyer at Closing all Business Records and all other books and records included among the Transferred Assets. Seller and its Affiliates may retain a copy of any or all of the Business Records and any other materials that are otherwise in the possession or under the control of Seller or any of its Affiliates relating to the conduct of the Business or to the Purchased Subsidiaries on or before the Closing Date; provided that Seller and its Affiliates only use the Business Records or other materials for the permissible purposes set forth in Section 5.13(b) (x), (y), and (z). Each Party agrees to hold at least one copy of all Business Records of the Purchased Subsidiaries that exist as of the Closing and, unless otherwise consented to in writing by the other Party and subject to destruction of correspondence in the Ordinary Course of Business in accordance with customary retention policies and applicable Law, not to destroy or dispose of such copy for a period of seven (7) years from the Closing Date or such longer time as may be required by Law.
(b)From and after the Closing for a period of seven (7) years, Buyer shall, and shall cause its Subsidiaries (including the Purchased Subsidiaries) to, (i) give Seller and its Representatives reasonable access to the Business Records of Buyer and its Subsidiaries, including the Purchased Subsidiaries, to the extent relating to the Business or operations of the Purchased Subsidiaries on or before the Closing Date, (ii) furnish to Seller and its Representatives such financial and operating data and other information relating to the Business or the operations of the Purchased Subsidiaries on or before the Closing Date and (iii) use commercially reasonable efforts to cause the employees of Buyer and its Subsidiaries (including the Purchased Subsidiaries) to cooperate with Seller and its Representatives, in each case, (x) to the extent necessary to permit Seller or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before the Closing Date with respect to the Business or the Retained Businesses, (y) in connection with any Action related to either the Retained Businesses or the conduct of the Business or the ownership of the assets of the Business or the Purchased Subsidiaries prior to the Closing for which Seller or such Affiliate has retained liability under this Agreement or (z) otherwise to the extent that Seller, in requesting such access, reasonably deems such access necessary in order to determine any matter relating to its rights and obligations hereunder and otherwise in connection with its tax, regulatory (including the SEC), litigation or contractual matters. From and after the Closing, for a period of seven (7) years, Seller shall (A) give Buyer and its Representatives reasonable access to the Business Records of Seller and its Subsidiaries to the extent relating to the Business or the operations of the Purchased Subsidiaries on or before the Closing Date, (B) furnish to Buyer and its Representatives such financial and operating data and other information to the extent relating to the Business or the operations of the Purchased Subsidiaries on or before the Closing Date and (C) use commercially reasonable efforts to cause the employees of Seller and its Subsidiaries to cooperate with Buyer and its Representatives, in each case, (x) to the extent necessary to permit Buyer or any of its Affiliates (including, following the Closing, the Purchased Subsidiaries) to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before (I) the Closing Date with respect to the Business and (II) the India Delayed Closing Date with respect to the India Business or (y) in connection with any Action related to either the Business or the India Business, the conduct of the Business or the India Business, or the ownership of the assets of the Business prior to the Closing for which Buyer or a Purchased Subsidiary has acquired liability under this Agreement. Any such access shall be granted (i) upon reasonable notice, (ii) in a manner as not to interfere unreasonably with the conduct of the business of the Party granting such access, (iii) during normal business hours and (iv) at the sole cost and expense of the Party requesting such access. Notwithstanding the foregoing, any Party may withhold such access, as and to the extent necessary to avoid violation or waiver, to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or would, as reasonably determined on the advice of counsel, result in the waiver of any legal privilege or work-product privilege; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 5.13(b) shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation between the Parties to the extent such documents or other information are reasonably pertinent to such litigation. Notwithstanding anything to the contrary in this Agreement, Buyer and Seller may satisfy their respective obligations set forth in this Section 5.13(b) by electronic means if physical access is not permitted under applicable Law.
(c)Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Section 5.13(a) or Section 5.13(b).
Section 5.14Confidentiality.
(a)Each Party acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and that such Party shall be subject to all obligations therein as if a party thereto, and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to such Party pursuant to this Agreement. Upon the Closing, the Confidentiality Agreement is hereby terminated. Subject to Section 5.15, Seller shall not, and shall cause the Retained Entities not to, and shall instruct their Representatives not to, directly or indirectly, for a period of five (5) years after the Closing Date (but with respect to any confidential information that constitutes a trade secret under applicable Law, for so long as such information qualifies as a trade secret under applicable Law), without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Business (including the Shared Contracts as they pertain to the Business), the Purchased Subsidiaries, or Buyer or any of its Affiliates; provided that, the foregoing restriction shall not (i) apply to any information (w) pertaining solely to the Retained Businesses, (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.14(a)), (y) that was independently developed by Seller or any of the Retained Entities (other than by the Business or the Purchased Subsidiaries prior to the Closing) without use of or reference to any confidential information with respect to the Business, the Purchased Subsidiaries, or Buyer or any of its Affiliates, or (z) that was made available to Seller by a third party that was not, to Seller’s knowledge, prohibited from disclosing such information, or (ii) prohibit any disclosure (x) required by Law or any listing agreement with any national securities exchange, or required or requested by any Governmental Authority or pursuant to a subpoena, civil investigative demand or other similar process by a court of competent jurisdiction, so long as, to the extent permitted by Law or any such listing agreement and reasonably practicable under the circumstances, Seller (A) provides Buyer with reasonable prior notice of such disclosure, (B) cooperates with Buyer, at Buyer’s request and expense, in connection with any efforts to prevent or limit the scope of such disclosure, (C) discloses only that portion of confidential information Seller is advised by counsel is legally obligated to be disclosed, and (D) takes commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such confidential information by the recipient, (y) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby or (z) of the terms of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including each Party’s rights and obligations hereunder and thereunder) to any purchaser or prospective purchaser or financing source or underwriter (or any of their respective representatives) of Parent or any of its Affiliates in connection with such Person’s financial, accounting, Tax or similar due diligence of Seller or any of its Affiliates in furtherance of an acquisition, financing or securities issuance, including any disclosure required under the Credit Facility or Indenture, provided that any Person to whom confidential information is disclosed pursuant to this clause (z) owes a contractual or other professional duty of confidentiality to Seller or its Affiliates with respect to such disclosed information.
(b)Subject to Section 5.15, Buyer shall not, and shall cause its Subsidiaries (including, after the Closing, the Purchased Subsidiaries) not to, and shall instruct its Representatives not to, directly or indirectly, for a period of five (5) years after the Closing Date, without the prior written consent of Seller, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Retained Businesses or the Retained Entities; provided that, the foregoing restriction shall not (i) apply to any information (w) pertaining solely to the Business, (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.14(b)), (y) that was independently developed by Buyer or any of its Subsidiaries (other than the Purchased Subsidiaries) without use of or reference to any confidential information with respect to the Retained Businesses or the Retained Entities or (z) that was made available to Buyer by a third party that was not, to the knowledge of Buyer, prohibited from disclosing such information, or (ii) prohibit any disclosure (y) required by Law or any listing agreement with any national securities exchange, or required or requested by any Governmental Authority or pursuant to a subpoena, civil investigative demand or other similar process by a court of competent jurisdiction, so long as, to the extent permitted by Law or any such listing agreement and reasonably practicable under the circumstances, Buyer (A) provides Seller with reasonable prior notice of such disclosure, (B) cooperates with Seller, at Seller’s request and expense, in connection with any efforts to prevent or limit the scope of such disclosure, (C) discloses only that portion of confidential information Buyer is advised by counsel is legally obligated to be disclosed, and (D) takes commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such confidential information by the recipient, or (z) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.
Section 5.15Public Announcements. Seller and Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior written consent of the other Party (email being sufficient), except that (i) each of the Retained Entities and their Subsidiaries, on the one hand, and Buyer and its Subsidiaries (including the Purchased Subsidiaries from and after the Closing), on the other hand, may make announcements of information contained in a public announcement previously consented to hereunder from time to time to their respective employees, customers, suppliers and other business relations, and (ii) Seller and Buyer may make announcements as they may reasonably determine are necessary to comply with applicable Law (including SEC requirements) or the requirements of any agreement to which they or any of their Affiliates is a party as of the date of this Agreement, including any listing agreement with any national securities exchange, provided, that, to the extent practicable, the disclosing Party will use reasonable efforts to (x) advise and consult with the other Party before making such announcement and (y) provide such other Party a reasonable opportunity to review and comment on such announcement and consider in good faith any such comments. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a press release of each of Buyer and Seller (at the option of such Person) to be issued on or promptly (and in any event within one (1) Business Day) after the date of this Agreement and promptly following the Closing Date. Notwithstanding anything to the contrary contained in this Section 5.15, (A) Buyer and Seller shall be permitted to disclose the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (but not, for the avoidance of doubt, the terms and conditions (including price terms) of the transactions contemplated hereby except to the extent they reasonably determine such disclosure is necessary to comply with applicable Law (including SEC requirements) or the requirements of any listing agreement with any national securities exchange) on their respective websites and (B) Buyer and its Affiliates may disclose the transactions contemplated by this Agreement and any term hereof to its (or its or their respective sponsors’) direct or indirect, current and prospective, limited partners or other investors to the extent required by the governing documents with those limited partners or in connection with their ordinary course business operations, including private equity/fund formation, fundraising, marketing, syndication, informational or reporting activities, in each case, so long as such limited partners or other investors are subject to confidentiality obligations with respect to such information.
Section 5.16Resignations. Seller shall, and shall cause its Subsidiaries to, cause to be delivered to Buyer duly signed resignations, effective at the time of Closing, of all directors of the Purchased Subsidiaries named in Schedule 5.16.
Section 5.17Director and Officer Indemnification.
(a)Without limiting any additional rights that any Person may have under any other agreement, from the Closing Date through the sixth (6th) anniversary of the Closing Date, Buyer will cause the Purchased Subsidiaries to indemnify, defend, reimburse and hold harmless each present (as of immediately prior to the Closing) and former officer, director, employee, manager, managing member, shareholder, member, partner (general or limited), fiduciary or agent of the Purchased Subsidiaries who at or prior to the Closing provided services primarily in respect of the Business (each, an “Indemnified Person”), against all claims, losses, Liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any action, suit, claim, investigation or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Person is or was an officer, director, employee, manager, managing member, shareholder, member, partner (general or limited), fiduciary or agent of the Purchased Subsidiaries at such time that the Indemnified Person provided services primarily in respect of the Business or (ii) matters existing or occurring at or prior to the Closing (including this Agreement and the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law. In the event of any such action, suit, claim, investigation or proceeding, (x) each Indemnified

Person will be entitled to advancement of expenses incurred in the defense of any action, suit, claim, investigation or proceeding from Buyer within ten (10) Business Days of receipt by Buyer from the Indemnified Person of a request therefor (provided that any such Indemnified Person to whom expenses are to be advanced must provide a reasonable and customary undertaking to repay such advanced amounts if it is finally determined in a non-appealable ruling by a court of competent jurisdiction that such Person is not entitled to indemnification), (y) Buyer will not, and will cause its Subsidiaries (including the Purchased Subsidiaries) not to, settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, claim, investigation or proceeding in which indemnification could be sought by such Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all Liability arising out of such action, suit, claim, investigation or proceeding (including all attorney’s fees and expenses) or such Indemnified Person otherwise consents and (z) Buyer will, and will cause its Subsidiaries (including the Purchased Subsidiaries) to, reasonably cooperate in the defense of any such matter.
(b)For a period of six (6) years from the Closing Date, Buyer will not, and will cause each Purchased Subsidiary not to, amend, repeal or modify any provision in such Person’s certificate of incorporation, bylaws, limited liability company agreement or operating agreement (or equivalent organizational documents), relating to the exculpation or indemnification of, or advancement of expenses to, any Indemnified Person as in effect as of the date of this Agreement in any manner adverse to any Indemnified Person, and Buyer will cause all such provisions to be observed by the Purchased Subsidiaries, it being the intent of the Parties that any Indemnified Person will continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under applicable Law.
(c)The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Indemnified Person may at any time be entitled. No right or remedy herein conferred by this Section 5.17 is intended to be exclusive of any other right or remedy provided pursuant to this Agreement, and every other right and remedy provided pursuant to this Agreement shall be cumulative and in addition to every other right and remedy given pursuant to this Section 5.17. Buyer hereby acknowledges that the Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses or insurance provided by other Persons (collectively, “Other Indemnitors”). Buyer hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to an Indemnified Person by Buyer, any of its Subsidiaries or any Other Indemnitor, whether pursuant to any certificate of incorporation, bylaws, partnership agreement, operating agreement, indemnification agreement or other document or agreement set forth on Schedule 5.17(b), or pursuant to this Section 5.17 (any of the foregoing, an “Indemnification Obligation”), and, after the Closing, Buyer shall cause the Purchased Subsidiaries to (i) jointly and severally, and at all times, be the indemnitors of first resort (i.e., the Purchased Subsidiaries’ obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by an Indemnified Person shall be secondary) and (ii) at all times, be required to advance, and shall be liable, jointly and severally, for, the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Obligation, without regard to any rights that an Indemnified Person may have against the Other Indemnitors. Furthermore, Buyer irrevocably waives, relinquishes and releases the Other

Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the Indemnified Person must seek expense advancement, reimbursement or indemnification, from any Other Indemnitor before the Purchased Subsidiaries must perform their expense advancement, reimbursement and indemnification obligations under this Agreement. Buyer hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from the Purchased Subsidiaries shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Person against the Purchased Subsidiaries, and the Purchased Subsidiaries shall jointly and severally indemnify, defend and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Indemnified Person to the extent such amounts would have otherwise been payable by the Purchased Subsidiaries under any Indemnification Obligation.
(d)In the event that Buyer or any of the Purchased Subsidiaries or any of the respective successors or assigns of the foregoing (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its equity, properties or assets to any Person, then, in each case, the successors and assigns of such Persons or equity, properties or assets, as the case may be, must expressly assume in writing and be bound by the obligations set forth in this Section 5.17 as a condition of succession of assignment.
(e)This Section 5.17 is intended to be for the benefit of each of the Indemnified Persons and, after the Closing, may be enforced by any such Indemnified Person as if such Indemnified Person were a party to this Agreement. The obligations of Buyer and the Purchased Subsidiaries under this Section 5.17 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 5.17 applies without the consent of such affected Person.
(f)Seller shall, at or prior to the Closing, deliver to Buyer written evidence that Parent’s directors’ and officers’ liability insurance policy (or any run-off or tail endorsement thereof) remains in full force and effect and Seller will use commercially reasonable efforts to continue the tail coverage for claims made against any director or officer of the Purchased Subsidiaries in respect of acts or omissions occurring prior to the Closing for a period of not less than six (6) years following the Closing in connection with its annual insurance renewal.
Section 5.18Further Assurances. Seller and Buyer agree that, from and after the Closing Date, each of them shall, and shall cause their respective Affiliates to, act in good faith and use their respective commercially reasonable efforts to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by the other Party to carry out the purposes and intents hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. Each Party shall bear its own costs and expenses in compliance with this Section 5.18; provided, however, that in no event shall Seller be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby.
Section 5.19Contact with Employees, Suppliers and Key Counterparties.

(a)Until the Closing Date, Buyer shall not, and shall cause its Representatives not to, contact or communicate with the employees (other than the executive officers of Seller and its Subsidiaries pursuant to Section 5.02 and the Transferred Employees pursuant to Section 7.01), customers, potential customers, suppliers or licensors of Seller, any Purchased Subsidiary or any Retained Entity, or any other Persons having a business relationship with Seller, any Purchased Subsidiary or any Retained Entity, in each case, concerning the transactions contemplated hereby without the prior written consent of Seller (email being sufficient); provided, that, for the avoidance of doubt, the foregoing shall not prohibit Buyer and its Representatives from contacting Buyer’s customers, suppliers, distributors or other material business relations that are also customers, suppliers, distributors or business relations of Seller or any of its Subsidiaries, in the Ordinary Course of Business in all material respects for matters unrelated to the transactions contemplated hereby, provided that Buyer and its Representatives do not disclose information concerning the transactions contemplated hereby.
(b)From the date of this Agreement until the Closing Date, Seller and Buyer shall use commercially reasonable efforts to facilitate discussions among Seller and Buyer and each of their Representatives and the Key Counterparties, in each case, for purposes of Buyer conducting reasonable diligence concerning the transactions contemplated hereby. The Parties agree that all such discussions shall be in compliance with Competition Laws, as mutually agreed upon by the Parties, including with respect to any limitations regarding what Buyer and its Affiliates and Representatives may or may not say or disclose during such discussions.
Section 5.20Use of Names.
(a)Within six (6) months following the Closing, Seller shall, and shall cause the Retained Entities to, at Seller’s sole cost and expense, cease and discontinue any and all use of and refrain from any future application, incorporation, reproduction, or display of the Business Trademarks, including the name “ATLAS”, “ORBCAD”, “PROXIBUS” “SEAMLESS” or any other registered or unregistered trademarks listed in Schedule 3.13(a) of the Disclosure Schedules or any confusingly similar name or mark, including removing all such Business Trademarks on marketing and promotional materials, invoices, business cards, schedules, displays, signs, stationery, technical guidelines, data sheets, product manuals, packing materials, inventory labels and other supplies and similar materials used in the Retained Business (the “Retained Business Materials”) in each case, whether such Retained Business Materials are held by Seller or its Affiliates or under the control of Seller and its Affiliates. If, six (6) months after the Closing, Buyer or any of the Purchased Subsidiaries notifies Seller in writing that it or one of its Affiliates is using a Business Trademark or that a Business Trademark appears in any such materials being used by Seller or its Affiliates, Seller shall as promptly as practicable thereafter, at its sole cost and expense, remove such Business Trademarks from such materials. Notwithstanding the foregoing, the requirement to remove Business Trademarks from Retained Business Materials shall not apply to Business Materials that are used solely for internal, nonpublic purposes and are not distributed or displayed externally, including internal records, internal reports, or other internal-only materials that are not used for marketing, promotional, customer-facing, vendor-facing, or invoicing purposes.
(b)To the extent not already changed by Seller or its Affiliates (including the Purchased Subsidiaries) prior to the Closing Date, as promptly as practicable after the Closing but in no event later than six (6) months after the Closing Date, Seller shall, and shall cause its Affiliates to, at Seller’s sole cost and expense, change the names of any Affiliates to remove any Business Trademarks, including filings with the applicable Governmental Authority of each jurisdiction in which the ownership or the operation of such Affiliate’s assets or the character of its activities is such as to require it to be licensed or qualified in such jurisdiction; provided, that with respect to changing any names of the Seller’s Affiliates in a Foreign Jurisdiction, such name change shall happen as soon as practicable under applicable Law.
Section 5.21Exclusivity. Seller agrees that after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it (x) shall deal exclusively and in good faith with Buyer with regard to the transactions contemplated by this Agreement and (y) shall not, and shall cause its Affiliates not to, and shall direct its and its Affiliates’ respective Representatives not to, directly or indirectly (in each case other than with Buyer and its Representatives), (i) solicit, initiate, or purposefully facilitate or purposefully encourage the submission, making or announcement of any Acquisition Proposal, (ii) initiate, engage, participate in or purposefully encourage any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or (iii) enter into or become bound by any letter of intent or other agreement (A) with respect to any Acquisition Proposal or (B) that would have the effect of preventing the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller shall, and shall cause its Affiliates to, and shall direct its and its Affiliates’ Representatives to, promptly cease and cause to be terminated any existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Acquisition Proposal. Promptly following the date of this Agreement, Seller shall, or shall cause a Representative of Seller to, instruct any such Person to return or destroy all nonpublic information provided to such Person in connection with such Person’s consideration of any Acquisition Proposal in accordance with the confidentiality agreements entered into between Seller or any of its Affiliates and any such Person. For the avoidance of doubt, this Section 5.21 shall not restrict Seller or any of the Retained Entities from soliciting, initiating, facilitating, engaging in or otherwise entering into and becoming bound by any letter of intent or other agreement with respect to an Enterprise Acquisition; provided, that no such actions or agreements or, any Enterprise Acquisition, would, or would reasonably be expected to, conflict with, prevent or delay the consummation of the transactions contemplated by this Agreement.
Section 5.22Excluded Assets and Liabilities. Between the date of this Agreement and the date that is one (1) Business Day prior to the Closing Date, Seller and the Purchased Subsidiaries shall take such actions as are necessary or appropriate to cause the Purchased Subsidiaries to transfer to Seller or an Affiliate thereof (other than the Purchased Subsidiaries), and Seller or such Affiliate shall assume, the assets and properties set forth on Schedule 5.22 (such assets and properties, the “Excluded Assets”) and all Liabilities arising from or related to the Excluded Assets. Buyer shall reasonably cooperate with Seller in connection with the transfer of the Excluded Assets and such associated Liabilities, and the Parties shall execute and cause to be delivered such instruments and other documents, and take such other actions, reasonably related thereto. Any and all Liabilities arising from or related to the Excluded Assets shall be “Retained Liabilities” for all purposes and remain the sole obligation of Seller. Any costs or

Liabilities incurred by Buyer or any of its Affiliates in connection with this Section 5.22 shall be reimbursed and paid for by Seller.
Section 5.23International Carve-Outs. The terms and conditions set forth on Exhibit D shall govern each Foreign Transfer other than with respect to the India, which shall be governed by India Business Transfer Agreement. The India Business Transfer Agreement shall be subject to, and provide for the same or substantially similar terms and conditions as set forth in, this Agreement and applicable Law. Each of Seller and Buyer shall cause their respective Subsidiaries that are contemplated to be a party to the India Business Transfer Agreement to take all actions contemplated to be taken by the India Business Transfer Agreement to effectuate the transfer of the India Business to Modaxo India. In addition to the other applicable terms and conditions of this Agreement, Buyer and its Affiliates shall comply with any additional obligations or standards arising under applicable Law governing the terms and conditions of the employment, transfer of employment and severance of employment for any Non-US Business Employee, and Buyer shall ensure all offers of employment are made in accordance with applicable Law, and Buyer and its Affiliates hereby agree to indemnify, defend, reimburse and hold harmless Seller and its Affiliates from and against any and all damages incurred or suffered by Seller or any of its Affiliates with respect to any such noncompliance arising out of Buyer’s operation of the Business after the Closing. Buyer and its Affiliates shall comply with all data privacy, security, or data protection Laws applicable to the Transferred Employees, and hereby agree to indemnify, defend, reimburse and hold harmless Seller and its Affiliates from and against any and all damages incurred or suffered by Seller or any of its Affiliates with respect to any noncompliance with such Laws to the extent arising out of Buyer’s operations of the Business after the Closing.
Section 5.24Transition of the Business.
(a)Within one (1) week after the date of this Agreement, Buyer and Seller shall each appoint individuals to lead the coordination of their respective activities under the Transition Services Agreement (each, a “TSA Manager”). Each of Buyer and Seller represents and warrants that its TSA Manager, and any successor(s) Buyer and Seller may appoint, do and will have substantial decision-making authority over matters relating to the provision or receipt of the services expressly identified and specified in the service description attachments attached to the Transition Services Agreement (the “Transition Services”), as applicable. Each TSA Manager will (i) serve as the primary contact for any issues arising out of the implementation, preparation for, and performance of the Transition Services Agreement, and (ii) be primarily responsible for (A) general coordination of the preparation for the delivery of the Transition Services, (B) keeping Buyer and Seller reasonably informed regarding the preparation for the performance of the Transition Services, and (C) consideration and implementation of any additional services that are material to or are necessary for the operation of the Business that are not contemplated by the draft service description attachments as of the date of this Agreement, but should be included in the final Transition Services Agreement. Each of Buyer and Seller may replace its TSA Manager at any time by giving written notice (email being sufficient) thereof to the other. If there is a vacancy at a TSA Manager position, Buyer or Seller shall give prompt notice to the other of such vacancy and shall have three (3) Business Days to fill such vacancy. Each of Buyer and Seller may treat an act of the other’s TSA Manager as an act authorized by the other.

(b)Commencing on the date of this Agreement until the Closing, (i) Seller shall, and shall cause its Subsidiaries to, be reasonably available within normal business hours in connection with Buyer’s and its Subsidiaries’ efforts in standing up the Business and (ii) Buyer shall deliver within ninety (90) days of the date of this Agreement a detailed migration and cutover plan of all information technology transition efforts, including executing a lease for any necessary data centers supporting such migration and cutover operations.
Section 5.25Delayed Closings.
(a)If all of the conditions precedent set forth in Article VIII have been satisfied or waived (pursuant to the terms of Article VIII) other than any conditions precedent set forth in the India Business Transfer Agreement relating to the transfer of the India Business, then the Parties shall negotiate in good faith the Services (as defined in the Transition Services Agreement) necessary for India under the Transition Services Agreement until the India Delayed Closing can occur. Upon conclusion of such negotiation, the Parties agree to close the transactions contemplated by this Agreement pursuant to the terms and conditions of this Agreement, except for the transfer of the India Business where the conditions precedent set forth in the India Business Transfer Agreement have not been met, but which transfers shall be completed as promptly as practicable thereafter in accordance with this Section 5.25 and the other terms and conditions of this Agreement (the closing of the transfer of the India Business is referred to herein as the “Delayed Closing”).
(b)Upon the satisfaction of the applicable conditions precedent in the India Business Transfer Agreement, the Delayed Closing shall take place remotely by telephonic or electronic delivery or release of documents on the third (3rd) Business Day (each day on which a Delayed Closing takes place, being a “Delayed Closing Date”) following the date on which all such applicable conditions precedent set forth in the India Business Transfer Agreement have been satisfied or waived. The Delayed Closing shall be deemed effective as set forth in the India Business Transfer Agreement.
(c)Notwithstanding anything contained herein to the contrary, (i) the conditions precedent set forth in the India Business Transfer Agreement, and (ii) the other conditions contemplated by this Agreement (including, for the avoidance of doubt, the deliverables applicable to the India Business set forth in Section 2.03, and each Parties’ performance in all material respects of all of such Parties’ obligations and covenants under this Section 5.25 and required to be performed or complied with by such Party at or prior to the Closing) shall be the only conditions required to be satisfied or waived prior to the Delayed Closing in order to consummate the transactions contemplated by this Section 5.25 with respect to the Delayed Closing. From the Closing Date to the Delayed Closing Date, the Parties shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be complied with prior to the Delayed Closing in respect of the India Business, and, unless the context clearly requires otherwise, all references in this Agreement to the “Closing” or the “Closing Date” as applicable to the obligations of the Parties in respect of the India Business shall, with respect to the Delayed Closing, be deemed to refer to the Delayed Closing or the Delayed Closing Date, respectively.

(d)During the period from the Closing Date to the Delayed Closing Date, the Parties shall, and shall cause their respective Subsidiaries to, cooperate fully and use commercially reasonable efforts to take such actions with respect to the Delayed Closing as may be reasonably requested by the other Parties hereto in order to permit the Delayed Closing; provided, that, nothing in this Section 5.25 shall require Seller or its Affiliates to assist Buyer in (1) the formation or qualification of any legal entities, (2) the procurement, establishment, or setting-up of any real property location or other physical site, or (3) establishing any information technology, payroll or human resource systems and infrastructure (subject to the obligation to provide information and data as contemplated by this paragraph).
(e)During the period between the Closing and the Delayed Closing, Seller and Buyer shall have a continuing obligation to use their reasonable best efforts to cooperate with the other and to obtain promptly all authorizations, approvals, consents, negative clearance or waivers necessary to effect the Delayed Closing with respect to the India Business in accordance with the terms and conditions hereof.
Section 5.26Notification. From time to time prior to the Closing Date, Seller shall notify Buyer in writing of any matter arising after the date of this Agreement, which, if occurring or known as of the date of this Agreement, would have been required to be set forth or described on Schedules 1.01(b), 1.01(g), and 1.01(h); provided that any circumstances giving rise to any updates to the schedules identified in this Section 5.26 shall not have constituted or been a result of any breach of any provision of Section 5.01 of this Agreement.
ARTICLE VI
Tax Matters
Section 6.01Tax Returns; Allocation of Taxes.
(a)Tax Returns.
(i)The Parties acknowledge and agree that, for U.S. federal income tax purposes, (x) the taxable year of the Purchased Subsidiaries will end on the Closing Date and (y) the Purchased Subsidiaries that are U.S. corporations will become members of the consolidated group of which Buyer is the common parent, or an Affiliate of Buyer is the common parent and Buyer is a member, beginning on the day after the Closing Date. To the extent required or permitted by Law, the Parties shall elect to close any taxable year of any Purchased Subsidiaries for state, local and non-U.S. tax purposes as of the close of business on the Closing Date.
(ii)The Parties agree that any deduction from taxable income of the Purchased Subsidiaries arising in connection with the transactions contemplated by this Agreement shall be allocable to a Pre-Closing Tax Period for purposes of this Agreement and for all income tax purposes to the extent allowed pursuant to applicable Law and each Party shall, and shall cause its Affiliates to, prepare all Income Tax Returns consistent therewith. Buyer shall not, and shall cause its Affiliates and the Purchased Subsidiaries not to, (x) make an election under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or any make any similar election or ratably allocate items under any corresponding provision of state, local or non-U.S. Tax

Law) or (y) apply the “next day” rule of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) with respect to any deduction from taxable income of the Purchased Subsidiaries arising in connection with the transactions contemplated by this Agreement.
(iii)Seller shall prepare or cause to be prepared all Tax Returns with respect to the Purchased Subsidiaries which are due on or prior to the Closing (taking into account applicable extensions) and all Combined Tax Returns with respect to any taxable period of any Purchased Subsidiary ending on or before the Closing Date, whether filed before or after the Closing Date, and Seller shall pay, or cause to be paid, any Taxes attributable to each Purchased Subsidiary for the taxable period of such Purchased Subsidiary ending on the Closing Date shown as due and payable on any Combined Tax Return that includes such taxable period. Buyer shall be responsible for all other Taxes attributable to the Purchased Subsidiaries. Without the express prior written consent of Buyer, Seller shall not file (and shall cause any of its Affiliates not to file) any election under Treasury Regulations Section 1.1502-36(d)(6) in connection with the transactions contemplated by this Agreement to the extent such election would result in the reduction of any tax attributes of a Purchased Subsidiary, including the tax basis of any asset held by a Purchased Subsidiary. If necessary to prevent the reduction of U.S. federal income tax asset basis or other U.S. federal income tax attributes of a Purchased Subsidiary, Seller shall file or cause to be filed a “Section 1.1502-36 Statement” (as defined in Treasury Regulations Section 1.1502-36(e)(5)) with the timely filed U.S. federal consolidated income Tax Return for the consolidated group of which Seller is a member for the consolidated tax return year that includes the Closing Date making an election to reduce the tax basis, pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(A), in shares of each applicable Target Company immediately prior to the transfer of such shares to the Purchaser (the “Section 1.1502-36 Election”). Seller further agrees to take all other such actions as may be required to give effect to such Section 1.1502-36 Election. In such a circumstance, Seller shall deliver, and cause its Affiliates to deliver (if applicable), a copy of such Section 1.1502-36 Statement to Buyer as soon as practicable (but no later than thirty (30) days) subsequent to the filing of Seller’s U.S. federal consolidated income Tax Return for the consolidated tax return year that includes the Closing Date. Such Section 1.1502-36 Statement shall include all of the requirements as set forth in Treasury Regulations Section 1.1502-36(e)(5)(viii), and without the express prior written consent of Buyer, neither Seller and nor any of its Affiliates shall take any action, or permit any action to be taken, which reasonably could be expected to result in a revocation of, or modification to, the Section 1.1502-36 Election.
(iv)At its own expense, Buyer shall prepare and file, or cause to be prepared and filed, when due (taking into account any extensions of a required filing date), (x) all Tax Returns of the Purchased Subsidiaries for any taxable period ending on or before the Closing Date that are not described in Section 6.01(a)(iii) and (y) all Tax Returns of the Purchased Subsidiaries for any Straddle Tax Period or any Post-Closing Tax Period. Each such Tax Return that is Buyer’s responsibility for a taxable period ending on or before the Closing Date or for a Straddle Tax Period, shall be prepared in a manner consistent with the most recent past practices of the applicable Purchased Subsidiary with respect to such Tax Returns and without a change of any election or any accounting method, unless otherwise required pursuant to the terms of this Agreement or by applicable Law.
(b)Notwithstanding anything to the contrary in this Agreement, all excise, sales, use, value added, goods and services, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, and similar Taxes, levies, charges and fees arising from the transactions contemplated by the Transaction Documents (including any such Taxes incurred in connection with the Pre-Closing Intercompany Assignments or the Business Transfer Agreements or the transactions contemplated thereby) (collectively, the “Transfer Taxes”) shall be borne by Buyer. For the avoidance of doubt, any Transfer Taxes incurred or otherwise imposed as a result of, in connection, or in compliance, with the French SPA and India Business Transfer Agreement shall be borne by Buyer. Buyer will, at the expense of the Buyer, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and fees and, if required by applicable Law, Seller will join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate to timely prepare and file all Tax Returns as may reasonably be required to comply with the provisions of such Laws. Each Party shall cooperate with the other Parties to minimize, to the extent permitted by Law, the amount of any sales taxes, transfer taxes, value added taxes, or similar taxes and fees imposed with respect to the transactions contemplated by this Agreement, including by utilizing any applicable sales tax exemptions for occasional sales.
(c)In the case of any Straddle Tax Period, (i) real, personal and intangible property Taxes and any other similar Taxes levied on a periodic basis of any Person for a Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Tax Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Tax Period and (ii) any other Taxes of any Person for any Pre-Closing Tax Period shall be computed as if such Tax period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on the basis of the number of days in the Straddle Tax Period elapsed through the Closing Date compared to the total number of days in the entire Straddle Tax Period and any credits with respect to a Straddle Tax Period shall be taken into account as though the relevant Taxable period ended on the Closing Date.
Section 6.02Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, and Buyer shall cause each of its Subsidiaries, including the Purchased Subsidiaries, to cooperate fully, as and to the extent permitted by Law and reasonably requested by the applicable other Party, in connection with the preparation, execution and filing of Tax Returns and any audit, examination, inquiry, assessment, claim for refund, lawsuit, action, claim, arbitration, mediation or other proceeding at Law or in equity by or before a Taxing Authority with respect to Taxes relating to the Purchased Subsidiaries (each a “Tax Claim”). Such cooperation shall include access to records and information, including Tax work papers, which are reasonably relevant to any such Tax Return or Tax Claim, making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, executing Tax Returns and executing powers of attorney. Buyer shall cause its Affiliates, including the Purchased Subsidiaries, (i) to retain all books and records with respect to Tax matters pertinent to the Business and the Purchased Subsidiaries, including Tax work papers, relating to any taxable period beginning on or before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof) and (ii) to abide by all record retention agreements entered into with any Taxing Authority. If Seller so requests, Buyer shall, and Buyer shall cause its Subsidiaries, including the Purchased Subsidiaries or the Business, to, provide Seller with copies of such books and records. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to (x) transfer to Buyer any Tax Returns or other Tax work papers of or including Seller or any of the Retained Entities or (y) except to the extent relating primarily to the Purchased Subsidiaries, provide to Buyer any right to access or review any Tax Return, Tax work papers or other similar documents or records of any Retained Entity or any Affiliate of any Retained Entity, including for the avoidance of doubt, any Combined Tax Return; provided that Seller shall be entitled to provide Buyer such access or review on a pro forma or redacted basis to the extent such information does not relate exclusively to the Purchased Subsidiaries or the Business.
Section 6.03Buyer Covenants. Buyer covenants that it shall not cause or permit any Purchased Subsidiary or any Affiliate of Buyer to (a) take any action on the Closing Date other than in the Ordinary Course of Business; (b) make, change or revoke any Tax election or deemed Tax election or change any accounting period for Tax purposes (including for non-U.S. tax reporting purposes) that would be effective for any Pre-Closing Tax Period (including any election pursuant to Section 338 of the Code in connection with the transactions contemplated by this Agreement); (c) file or amend or otherwise modify any Tax Return of any Purchased Subsidiary relating to a Pre-Closing Tax Period; (d) extend or waive the applicable statute of limitations with respect to any Taxes or Tax Return of any Purchased Subsidiary for a Pre-Closing Tax Period; (e) file any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of any Purchased Subsidiary for a Pre-Closing Tax Period; or (f) enter into any voluntary disclosure with any Taxing Authority regarding any Tax or Tax Returns of any Purchased Subsidiary for a Pre-Closing Tax Period, in each case, without the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.04Tax Claims.
(a)Each of Buyer and Seller shall notify the other within 20 days of receipt of notice of any Tax Claim with respect to any Taxes or Tax Return of any Purchased Subsidiary.
(b)Seller shall control all proceedings and may make all decisions taken in connection with any Tax Claim for Combined Taxes or any Combined Tax Return, and Buyer shall have no right to participate in any such Tax Claim; provided, however, that Seller shall keep Buyer reasonably informed of material developments relating to any such Tax Claim to the extent such development specifically relates to any Purchased Subsidiary.
(c)With respect to any Tax Claim not described in Section 6.04(b) relating to a Pre-Closing Tax Period and for which Seller or any of its Affiliates could reasonably be expected to have any liability, Buyer shall have the right to control, at its own expense, all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel). Buyer shall (i) keep Seller reasonably informed of material developments relating to any such Tax Claim and (ii) not settle or compromise any such Tax Claim without Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(d)In the event of any conflict between this Section 6.04 and any other provision of this Agreement, this Section 6.04 shall control, other than with respect to those Tax matters set forth on Schedule 10.02(c) for which Exhibit I shall control.
Section 6.05Post-Closing Payments. The Parties agree that any payment of the Adjustment Amount pursuant to Section 2.04(d) shall be treated as an adjustment to the Purchase Price and to treat such adjustments consistently therewith for U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law.
Section 6.06French Tax Return Amendment. As soon as reasonably practicable following the date hereof, Seller will cause CBS France to file an amended Tax Return in France for the 2024 taxable year on a standalone basis to report the termination of the fiscal unity.
ARTICLE VII
Employee Matters
Section 7.01Employee Communications and Consultations. From and after the date of this Agreement until the Closing Date and the India Delayed Closing Date, as applicable to the India Employees, Seller shall update the Employee List not less frequently than monthly to reflect resignations, employees that are hired or terminated to the extent not prohibited by Section 5.01, and the leave of absence status of any Business Employee, as applicable (each, a “Change in Status”). For the avoidance of doubt, such updates to the Employee List may, but need not, update the information set forth in Schedule 3.17(c) with respect to any Business Employee who has not had a Change in Status. Prior to the Closing Date and India Delayed Closing Date, as applicable to the India Employees, Buyer and Seller shall cooperate in good faith regarding any written and oral communications to be delivered to any Business Employees relating to the transactions contemplated by this Agreement, the Business Transfer Agreements or post-Closing terms of employment and such communications will be delivered in accordance with applicable Law where required. Until the date on which offers of employment by Buyer or an EOR to the Business Employees pursuant to Section 7.02 below have been accepted, Buyer shall consult with Seller and obtain Seller’s consent (such consent not to be unreasonably withheld) before delivering or causing to be delivered any written or oral communications to any Business Employees. For the avoidance of doubt, Seller shall allow the relevant EOR to deliver the offers of employment to the Guatemala Employees, the Netherlands Employees, and the Philippines Employees in accordance with Section 7.02.
Section 7.02Offers of Employment
. Buyer shall (or shall cause its applicable Subsidiary to) (i) at Closing and immediately after the Transfer Time, continue the employment relationship of all Business Employees employed by a Purchased Subsidiary as of the Closing and (ii)(A) cause its Affiliates, as applicable, at Closing, and, cause Modaxo India, at the India Delayed Closing, to make an offer of employment to, all Non-US Business Employees (other than EOR Employees) or (B) in the case of the EOR Employees, cause an EOR to make an offer of employment to each EOR Employee at least 14 days prior to Closing, in accordance with the terms of this Agreement. Offers pursuant to this Section 7.02 shall (a) be for a substantially comparable position at the same or a nearby geographic work location, in each case, as those applicable to the Business Employee as of the Closing Date or Delayed Closing Date, as applicable, (b) be sufficient to avoid statutory (if any), common Law (if any), or contractual severance obligations and (c)

otherwise comply in all respects with this Article VII and applicable Law. In the event that Buyer fails to make (or to cause to be made) offers of employment in accordance with this Section 7.02, Buyer will be liable for any cost, expense or other Liability incurred by the Seller as a result of such failure (including, without limitation, with respect to any severance payments or benefits or the acceleration of vesting of any benefit, equity interest or other incentive arrangement). In any jurisdiction where the employment of a Business Employee would transfer to Buyer or one of its Affiliates upon the transfer of the Purchased Subsidiaries, Buyer and Seller agree to take, or cause their respective Affiliates to take, all actions required under applicable Law and all other actions as are reasonably necessary or appropriate such that the employment of such Business Employee will transfer to Buyer or its Affiliates as of the Transfer Time. Nothing herein shall be construed as a representation or guarantee by Seller that any particular employee shall accept Buyer’s or its Affiliates’, or an EOR’s, as applicable, offer of employment and become a Transferred Employee or shall continue in an employment relationship with Buyer or one or more of its Affiliates following Closing. Simultaneously with the offer of employment by the EOR to the EOR Employees provided under (ii)(B) of this Section 7.02, Seller shall ensure that the Enterprise Subsidiaries provide the EOR Employees with a template resignation letter in a form acceptable to the Buyer and Seller. Copies of any executed resignation letters shall be provided to Buyer prior to Closing.
Section 7.03Effect of Transfer. Seller and Buyer intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Business Employee prior to or upon the occurrence of the Transfer Time, and that such employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Time. To the extent Buyer fails to offer, or cause an EOR to offer, employment to the Business Employees in accordance with Section 7.02 above and Section 7.04 below, Buyer shall bear all the Liabilities, obligations and costs relating to, and shall indemnify, defend, reimburse and hold harmless Seller and its Affiliates from and against, any claims made by any such Business Employee for any statutory or common law severance, gratuity or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the Parties) and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with (i) the termination of employment of any such Business Employee by Seller or any of the Retained Entities; or (ii) the failure of Buyer or its Affiliates to continue the employment of any Business Employee who is entitled to transfer to Buyer or its Affiliates pursuant to the transfer of the Purchased Subsidiaries, in each case, in accordance with this Agreement and applicable Law. Except as expressly provided by the immediately preceding sentence, Seller and its Affiliates shall remain responsible for all Liabilities relating to any Business Employee who does not become a Transferred Employee, all of which shall be Retained Liabilities hereunder. For the avoidance of doubt, Transferred Employees shall not have access to Seller’s facilities following the Closing.
Section 7.04Continuation of Benefits. Buyer agrees that the Transferred Employees shall be provided with or offered, as applicable, at the Transfer Time, (i) base salary or base wage that is no less favorable than the base salary or base wage provided by Seller or its applicable Affiliate to each such Business Employee immediately prior to the Transfer Time, and

(ii) employee benefits and bonus opportunities that are substantially comparable in the aggregate to those provided by Buyer as of the Transfer Time to similarly-situated employees of Buyer; provided, that, with respect to the non-U.S. Transferred Employees Buyer shall, at the Transfer Time, provide (x) base salary or base wage, (y) annual cash bonus opportunities and (z) employee benefits that are sufficient to comply in all respects with applicable Law to avoid statutory (if any), common Law (if any), or contractual (if any) severance obligations.
Section 7.05Foreign Jurisdiction Severance. To the extent required by local Law or as necessary to avoid statutory (if any), common Law (if any), or contractual (if any) severance obligations, Buyer and its Affiliates shall, and shall cause each relevant EOR, to: (a) maintain the same terms and conditions of employment of each non-U.S. Transferred Employee following the Closing or any Delayed Closing, as applicable, including the same position/title, compensation, and work shift, (b) recognize seniority rights and years of service of each non-U.S. Transferred Employee for the time worked with Seller or any of its Subsidiaries (including the Purchased Subsidiaries), and (c) provide a benefits package that in the aggregate is compliant with local Law or the terms of an applicable collective bargaining agreement. Buyer shall indemnify, defend, reimburse and hold Seller, the Enterprise Subsidiaries and the Non-US Sellers harmless from and against any Actions, fees, charges, losses, damages, penalties, Liabilities, fines, Taxes, costs and expenses (including reasonable attorney’s fees and expenses), incurred, suffered or paid, directly or indirectly by them, as a result of, arising out of or related to any severance payment becoming due and payable to such non-U.S. Transferred Employee as a result of a breach of this Section 7.05. For the avoidance of doubt, on or following the Closing or any Delayed Closing, as applicable, if a non-U.S. Transferred Employee accepts employment with Buyer or an Affiliate of Buyer or an EOR, Seller shall not have any severance obligations hereunder.
Section 7.06Service Credit. With respect to each Transferred Employee, effective from and after the Transfer Time, Buyer shall, and shall cause its Affiliates to, recognize, for purposes of eligibility and vesting under all plans, programs and arrangements established or maintained by Buyer or its Affiliates in which such Transferred Employees are eligible to participate (other than for benefit accruals under any defined benefit plan), service with Seller and the Retained Entities prior to the Transfer Time, except where it would result in a duplication of benefits.
Section 7.07Work Authorization. If any U.S. Business Employee who is a Transferred Employee requires a work permit, employment pass, visa or other legal or regulatory approval to continue employment with Buyer or its Subsidiaries in connection with the transactions contemplated by this Agreement, Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to ensure that such permit, pass, visa, or other approval is obtained and maintained as required under applicable Law, including, if necessary, following the Transfer Time, although the Seller and the Buyer hereby acknowledge that the Buyer cannot guarantee that all required approvals will be in fact obtained. Buyer agrees that, for U.S. immigration purposes, Buyer shall take all actions reasonably necessary to seek to be treated as, and to the extent required under applicable U.S. immigration Laws shall act as, the successor in interest with respect to Seller’s U.S. immigration related filings submitted on behalf of applicable Transferred Employees, solely for purposes of preserving the continued validity of such filings following the change in ownership or control contemplated hereby, provided that, as of the Transfer Time, there are no material changes in the positions, job duties, geographic work locations, or full time or part time status reflected in the applicable immigrant petitions, nonimmigrant filings, and labor certification applications. This Agreement expressly provides that, effective as of the Transfer Time, Buyer shall assume responsibility for all immigration related obligations, liabilities, and costs of Seller and its Affiliates, whether arising at or after the Transfer Time, in each case relating to the preparation, filing, approval, maintenance, or compliance of any petition or application seeking immigration related benefits before U.S. Citizenship and Immigration Services, the U.S. Department of Labor, or the U.S. Department of State on behalf of any Transferred Employee to the extent directly arising solely out of or required by the change in ownership or control contemplated by this Agreement or any material post-Closing changes. Buyer shall take all actions reasonably necessary to effectuate and maintain such successor in interest treatment and continued compliance with applicable U.S. immigration Laws, including, as required, the filing of amended, successor, or new petitions and applications with the applicable Governmental Authorities to the extent required as a result of any material post-Closing changes. Seller shall provide Buyer with a list of any Business Employees who require a work permit, employment pass, visa or other legal or regulatory approval for employment with Buyer or its Subsidiaries as of the Signing Date, updated as reasonably necessary prior to the Closing Date.
Section 7.08Vacation. Except as otherwise required by Law, Buyer shall assume, or cause its Affiliates or any relevant EOR to assume, all obligations with respect to the accrued and unused paid time off, sick leave and vacation which has accrued to each Transferred Employee through the Closing Date, with such accrued and unused paid time off, sick leave and vacation to be made available to each such Transferred Employee on or following the Closing in a manner consistent with the terms under which these were accrued or as may be required by applicable Law.
Section 7.09Retirement Plans. Buyer shall cause a defined contribution plan maintained by Buyer or its Affiliates that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Buyer 401(k) Plan”) to allow each Transferred Employee that is a US Business Employee to make a “direct rollover” to the Buyer 401(k) Plan of the account balances of such Transferred Employee (including promissory notes evidencing any outstanding loans) under any Employee Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code in which such Transferred Employee participated prior to the Closing if such direct rollover is elected in accordance with applicable Law by such Transferred Employee and provided such rollovers shall be subject to the review and discretion of the plan administrator of the Buyer plans and subject to the terms of such plans. The rollovers described herein shall comply with applicable Law.
Section 7.10Health and Welfare Benefits.
(a)Other than with respect to any Purchased Subsidiary Plan and except as set forth in the Transition Services Agreement, Seller shall be, or shall cause the Retained Entities or any relevant EOR to be, responsible for all (a) medical, vision, dental and prescription drug claims incurred by any Transferred Employee or his or her dependents, (b) claims for short-term and long-term disability income benefits incurred by any Transferred Employee and (c) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, on or prior to the Transfer Time. Without limiting any obligations under any Purchased Subsidiary Plan and except as set forth in the Transition Services Agreement, Buyer shall be, or shall cause its Affiliates to be (in accordance with the applicable benefit plan terms of Buyer’s plans), responsible for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (ii) claims for short-term and long-term disability income benefits incurred by any Transferred Employee and (iii) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, after the Transfer Time. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (x) medical, vision, dental or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits and (y) short- and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident first giving rise to such benefits.
(b)Other than with respect to any Purchased Subsidiary Plan, Buyer or its Affiliates shall, or shall cause each relevant EOR to, use commercially reasonable efforts to cause its health and welfare benefit plans to (A) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or any of its Affiliates or each relevant EOR for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have been applicable under a similar benefit plan, benefit agreement or any plan, program, agreement, arrangement or understanding that is required by applicable Laws immediately prior to the Closing and (B) provide full credit for any co-payments, deductibles or similar out-of-pocket payments made or incurred by Transferred Employees under an Employee Plan for the plan year in which the Closing occurs.
Section 7.11Workers’ Compensation. Other than with respect to any Purchased Subsidiary Plan, Seller and the Retained Entities shall be responsible for all claims for workers compensation benefits that are incurred prior to the Transfer Time by any Transferred Employee to the extent such claims are covered under a workers’ compensation plan or policy maintained or owned by Seller or one of the Retained Entities. Without limiting any obligations under any Purchased Subsidiary Plan, Buyer and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred on or after the Transfer Time by any Transferred Employee. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs. If the Workers Compensation Event occurs over a period both preceding and within thirty (30) days following the Transfer Time, the claim shall be the joint responsibility and liability of Seller and Buyer and shall be equitably apportioned between Seller, on the one hand, and Buyer, on the other, based upon the relative periods of time that the Workers Compensation Event transpired preceding and during the thirty (30) day period following the Transfer Time. If the Workers Compensation Event occurs over a period of more than thirty (30) days following the Transfer Time, the claim shall be the sole responsibility of Buyer.
Section 7.12Employment Tax Reporting Responsibility. Seller and Buyer hereby agree to follow the standard procedure for employment tax withholding as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-35. Accordingly, Seller shall have employment tax reporting responsibilities for the wages and other compensation it pays to US Business Employees and Buyer shall have employment tax reporting responsibilities for the wages and other compensation it pays to US Business Employees who are Transferred Employees.

Section 7.13WARN. Seller agrees to provide any required notice under and to otherwise comply with, and to retain all Liabilities relating to, the federal Worker Adjustment and Retraining Notification Act, and any similar state, local or foreign laws, and the regulations implemented thereto (“WARN”), with respect to any event affecting Business Employees on or prior to the Closing Date (including as a result of the transactions contemplated by this Agreement), except that Buyer shall retain all Liability under WARN arising out of or resulting from Buyer’s failure to offer employment to the Business Employees in accordance with Section 7.02. Further, Buyer agrees to provide any required notice under and to otherwise comply with, and to assume all Liabilities relating to WARN with respect to any event affecting Transferred Employees after the Closing Date. Between five (5) and (10) Business Days prior to the Closing Date, Seller will provide to Buyer a list of any employees of the Purchased Subsidiaries that have suffered an “employment loss” (as defined under WARN) within the ninety (90) days preceding the date thereof.
Section 7.14Third-Party Rights. The provisions contained in this Agreement with respect to any Business Employee are included for the sole benefit of the Parties and shall not create any right in any other Person, including any Business Employee (or dependent or beneficiary of any of the foregoing), including any right to employment or continued employment for a specified period. Nothing herein shall be deemed an amendment to or creation of any employee benefit plan or program or shall be deemed to prohibit or restrict Buyer or any of its Subsidiaries from terminating the employment of any Transferred Employee following the Transfer Time. Nothing herein shall be construed as requiring the continued employment or engagement of any employee or other service provider after the Closing Date.
ARTICLE VIII
Conditions to Closing
Section 8.01Conditions to the Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate, or cause to be consummated, the purchase and sale of the Purchased Interests and the India Business for which all applicable conditions precedent set forth in the India Business Transfer Agreement have been satisfied are subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived in writing by the Parties:
(a)(i) All necessary consents or approvals under the Competition Laws and Foreign Investment Control Laws set forth on Section 8.01(a) of the Disclosure Schedule shall have been obtained or the applicable waiting period shall have expired or been terminated, as applicable; and
(b)No Law or Governmental Order shall be in effect enjoining, making illegal, restraining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”).
Section 8.02Conditions to the Obligations of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived in writing by Buyer:

(a)Seller shall have performed in all material respects all of its obligations hereunder, and complied in all material respects with all of its covenants hereunder, in each case required to be performed or complied with by it at or prior to the Closing;
(b)(i) the Fundamental Representations shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct in all material respects only as of such date), and (ii) the representations and warranties of Seller contained in Article III of this Agreement (other than the Fundamental Representations), without giving effect to materiality or Material Adverse Effect qualifications, shall be true and correct at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties described in this clause (ii) to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;
(c)The Closing Date Cash shall be no less than the Minimum Cash. For the avoidance of doubt, if Buyer elects to waive the requirements set forth under Section 2.03(f)(xiv) and Section 8.02(c) and proceed to Closing notwithstanding a shortfall in Closing Date Cash below the Minimum Cash, the Minimum Cash Adjustment Amount shall be deducted from the Purchase Price pursuant to Section 2.02(a)(iii) and Section 2.04(f).
(d)The MCJ Closing Date Cash shall be no less than the MCJ Minimum Cash. For the avoidance of doubt, if Buyer elects to waive the requirements set forth under Section 2.03(f)(xiv) and Section 8.02(d) and proceed to Closing notwithstanding a shortfall in MCJ Closing Date Cash below the MCJ Minimum Cash, the MCJ Minimum Cash Adjustment Amount shall be deducted from the Purchase Price pursuant to Section 2.02(a)(ii) and Section 2.04(f).
(e)Seller shall have delivered to Buyer a certificate signed by an officer of Seller, dated as of the Closing Date, certifying that conditions specified in Section 8.02(a), Section 8.02(b), Section 8.02(c), and Section 8.02(d) have been fulfilled;
(f)Seller shall have delivered (or cause to be delivered) all agreements, instruments, certificates and documents to be delivered by Seller under Section 2.03(f); and
(g)The Transition Services Agreement and all schedules, annexes and exhibits thereto (including the service description attachments) shall have been delivered to Buyer in a form and substance that is reasonably satisfactory to Buyer.
Section 8.03Conditions to the Obligations of Seller. The obligations of Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived in writing by Seller:
(a)Buyer shall have performed, in all material respects, all of its obligations hereunder, and complied in all material respects with all its covenants hereunder, in each case required to be performed or complied with by it at or prior to the Closing;

(b)(i) the representations and warranties of Buyer contained in Section 4.01 (Existence and Power), Section 4.02 (Authorization), Section 4.05 (Sufficiency of Funds; Solvency), and Section 4.08 (Finders’ Fees) shall be true and correct in all respects and (ii) the other representations and warranties set forth in Article IV shall be true and correct in all material respects (if such representations and warranties do not contain materiality or similar qualifiers) or in all respects (if such representations and warranties do so contain such materiality or similar qualifiers), in each case of (i) and (ii), at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall have been true and correct in all material respects or all respects, as the case may be, only as of such date);
(c)Buyer shall have delivered to Seller a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled;
(d)Buyer shall have delivered (or cause to be delivered) all payments, agreements, instruments, certificates and documents to be delivered by Buyer under Section 2.03(b) and Section 2.03(f); and
(e)The Transition Services Agreement and all schedules, annexes and exhibits thereto (including the service description attachments) shall have been delivered to Seller in a form and substance that is reasonably satisfactory to Seller.
Section 8.04Frustration of Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 8.02 or Section 8.03 to be satisfied if such failure was primarily caused by the failure of Buyer, on the one hand, or Seller, on the other hand, respectively, to comply with its covenants contained in Section 5.03.
ARTICLE IX
Termination
Section 9.01Termination. Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)by mutual written agreement of Seller and Buyer;
(b)by written notice from Buyer to Seller or from Seller to Buyer, if any Governmental Authority has issued a final, non-appealable Governmental Order (other than a temporary restraining order) or Law permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that, this right of termination shall not be available to any Party whose material breach of any covenant or agreement set forth in this Agreement has proximately caused, or primarily resulted in, the issuance, promulgation, enforcement or entry of any such Governmental Order;
(c)by written notice from Buyer to Seller, if there is a material breach of any representation or warranty set forth in Article III hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.02(a) or Section 8.02(b), as applicable, to be satisfied at the Closing; provided that, in each case under this clause (c), Buyer may not terminate this Agreement unless (i) Buyer has given written notice of such material breach to Seller and Seller has not cured (or Buyer has not waived in writing, email being sufficient) such material breach by the earlier of thirty (30) days after receipt of such notice and one (1) Business Day prior to the Outside Date or (ii) such material breach is not capable of being cured; provided, further, that Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(d)by written notice from Seller to Buyer, if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.03(a) or Section 8.03(b), as applicable, to be satisfied at the Closing; provided that, in each case under this clause (d), Seller may not terminate this Agreement unless (i) Seller has given written notice of such material breach to Buyer and Buyer has not cured (or Seller has not waived in writing, email being sufficient) such material breach by the earlier of thirty (30) days after receipt of such notice and one (1) Business Day prior to the Outside Date or (ii) such material breach is not capable of being cured; provided, further, that Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(e)by written notice from either Party to the other Party, if the transactions contemplated by this Agreement shall not have been satisfied or waived by (i) 5:00 p.m. (New York time) on November 30, 2026 with respect to the Closing (the “Outside Date”); provided, that Buyer and Seller may mutually agree in writing to extend the Outside Date if all conditions in Article VIII (other than the conditions set forth in Section 8.01(a) and Section 8.01(b)) have been satisfied at the time of such extension (or would be capable of satisfaction if the Closing were to occur at such time); provided, further that the Outside Date shall automatically be extended one (1) time for a period of 90 days if, as of the then-current Outside Date, (x) all conditions to Closing set forth in Article VIII (other than the conditions in Section 8.01(a) and Section 8.01(b) and those conditions that by their nature are to be satisfied at the Closing) have been satisfied or are then capable of being satisfied if the Closing were to occur, and (y) the only conditions that remain unsatisfied are those in Section 8.01(a) and Section 8.01(b); provided, however, that, the right to terminate this Agreement pursuant to this Section 9.01(e) (taking into account any such extension) shall not be available to Buyer or Seller if the Party seeking to terminate or extend has breached in any material respect any covenant or agreement set forth in this Agreement and such breach shall have proximately caused, or primarily resulted in, the failure of Closing to have occurred on or prior to the Outside Date, as it may be extended (including by resulting in a failure of any conditions to the Closing to not be satisfied) and (ii) solely in respect of the India Delayed Closing, December 31, 2026 (the “Non-US Outside Date”); provided, that such termination shall be solely in respect of the India Business for which the India Delayed Closing shall not have occurred as of the Non-US Outside Date; or
(f)by Seller, if (i) the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived (other than those conditions which by their terms are to be satisfied at the Closing), (ii) Seller has irrevocably confirmed by notice to Buyer that all conditions set forth in Section 8.03 have been satisfied (other than those conditions which by their terms are to be satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 8.03 and (iii) the Closing shall not have been consummated on the third Business Day following the delivery of such notice.
Section 9.02Notice of Termination; Effect of Termination and Abandonment.
(a)In the event Buyer or Seller intends to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.01, Buyer or Seller, as applicable, shall give written notice to the other Party or Parties (as the case may be) specifying the provision or provisions of this Agreement pursuant to which such termination and abandonment is intended to be effected.
(b)Except as otherwise set forth in this Section 9.02, (a) in the event this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 9.01 (other than Section 9.01(e)(ii)), this Agreement shall become void and of no effect, without any Liability on the part of any Party or its Affiliates, or its or their respective Representatives or equityholders and (b) in the event of the termination of this Agreement pursuant to Section 9.01(e)(ii), the portions of this Agreement solely pertaining to the India Delayed Closing and the sale of the India Business (as may be applicable) shall become void and of no effect, without any Liability on part of any Party or its Affiliates, or its or their respective Representatives or equityholders, provided, that in each case of clause (a) and (b), (i) no such termination shall relieve any Party of any Liability to any other Party resulting from any Fraud or Knowing and Intentional breach of this Agreement; and (ii) the provisions set forth in this Section 9.02 shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.13 in lieu of terminating this Agreement pursuant to this Article IX. Accordingly, following any breach of this Agreement giving a Party the right to terminate this Agreement in accordance with the terms hereof, such Party shall, in addition to and not in replacement of any recourse available to them under Section 11.13 immediately have the right to (a) commence an Action against the other Party hereto pursuant to this Section 9.02 to recover all damages resulting from such other Party’s breach of its obligation to consummate the Closing when required under Section 2.03(a), and/or (b) terminate this Agreement, it being agreed that any Party shall be entitled to pursue each of the foregoing remedies (including under Section 11.13) concurrently and not exclusively from one another. For the elimination of doubt, any termination pursuant to Section 9.01(e)(ii) shall not impact the Closing in respect of the Purchased Subsidiaries and related provisions in this Agreement. As used in this Agreement, the phrase “Knowing and Intentional” means, with respect to any act or omission, the taking of a deliberate act, or omission, which act or failure to act constitutes in and of itself a material breach of this Agreement, with the actual knowledge that the taking of, or failure to take, such act would cause a breach of this Agreement.
ARTICLE X
Indemnification
Section 10.01Survival.

(a)Subject to the limitations and other provisions of this Agreement, the representations, warranties and covenants of the Parties contained herein shall survive the Closing for the periods specified in this Section 10.01 and shall thereafter expire and be of no further force or effect, and no claim for indemnification with respect thereto may be brought after the expiration of the applicable survival period, except to the extent a claim for indemnification has been in accordance with this Agreement prior to such expiration.
(b)The covenants and agreements, to the extent such covenant or agreement contemplates or requires performance by Buyer or Seller prior to the Closing, will immediately terminate as of the Closing, and following the Closing there shall be no Liability in respect thereof.
(c)The representations and warranties of Seller set forth in Article III and the representations of Buyer set forth in Article IV of this Agreement shall survive until the date that is twelve (12) months from the Closing Date.
(d)Unless a specified period is set forth in this Agreement (in which event such specified period will control), the right to assert claims for indemnification under Section 10.02(b) and Section 10.03(b) shall survive until the agreement or obligation has been fully performed in accordance with the applicable terms and conditions set forth herein.
(e)The right to assert claims for indemnification under Section 10.02(c) shall survive the Closing until the expiration of the applicable statute of limitations, plus sixty (60) days thereafter.
(f)The right to assert claims for indemnification under Section 10.02(d) and Section 10.03(c) shall survive the Closing without any time limitation.
(g)Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the survival periods set forth in this Section 10.01 (i) have been specifically negotiated and agreed upon by the Parties at arms’ length and are an integral part of the transactions contemplated hereby and (ii) are intended by the Parties to expressly shorten, modify, and supersede any statute of limitations or prescriptive period that would otherwise be applicable to any Action arising out of, relating to, or in connection with the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or instrument delivered pursuant hereto, whether such Action is based in contract, tort, strict liability, or otherwise. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right to assert that any longer statute of limitations or prescriptive period should apply to any such Action.
(h)Notwithstanding anything to the contrary in this Agreement, the survival periods set forth in this Section 10.01 shall not in any way affect or otherwise limit any claim made or available under the RWI Policy.
Section 10.02Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE X, from and after Closing, Seller shall indemnify and defend Buyer, its Affiliates, and its and their directors, managers, officers, members, employees, agents, successors and assigns (“Buyer Indemnitees”) against, and shall hold Buyer Indemnitees harmless from and against, any and all losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), resulting from, arising out of or incurred with respect to:
(a)any inaccuracy in or breach of any of the representations or warranties contained in ARTICLE III of this Agreement or any other any certificate delivered in connection with this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or its Affiliates, as applicable, pursuant to this Agreement or any certificate delivered in connection with this Agreement or any Transaction Document;
(c)those matters set forth on Schedule 10.02(c); or
(d)any Retained Liability; provided, that Seller shall have no obligation under this Section 10.02(d) for any Loss arising from any matter set forth in Section 10.03(a), Section 10.03(b) or Section 10.03(c); provided, further, for the avoidance of doubt, nothing in this Section 10.02(d) shall preclude or otherwise limit Buyer from making indemnification claims under Section 10.02(a), Section 10.02(b), or Section 10.02(c).
Section 10.03Indemnification by Buyer
. Subject to the other terms and conditions of this ARTICLE X, from and after Closing, US Buyer and French Buyer shall, jointly and severally, indemnify, defend and hold harmless Seller, and its Affiliates, and its and their respective directors, managers, officers, members, employees, agents, successors and assigns from and against, any and all Losses resulting from, arising out of or incurred with respect to:
(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any certificate delivered in connection with this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any certificate delivered in connection with this Agreement or any Transaction Document; or
(c)any Assumed Liability; provided, that Buyer shall have no obligation under this Section 10.03(c) for any Loss arising from any matter set forth in Section 10.02(b), Section 10.02(c), or Section 10.02(d); provided, further, for the avoidance of doubt, nothing in this Section 10.03(c) shall preclude or otherwise limit Seller from making indemnification claims under Section 10.03(a) or Section 10.03(b).
Section 10.04Certain Limitations. The Party making a claim under this ARTICLE X is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE X is referred to as the “Indemnifying Party.” Except for any Action based on Fraud the indemnification rights and obligations of the Parties provided for in Section 10.02 and Section 10.03 shall be subject to the following limitations:
(a)Seller shall not be required to indemnify, defend or hold harmless Buyer Indemnitees against, or reimburse Buyer Indemnitees for, any Losses, and there shall be no recovery for any Losses by the Buyer Indemnitees pursuant to this ARTICLE X, to the extent the amount of such Losses are expressly included in the calculation of the Closing Date NTA.

(b)An Indemnified Party shall not be entitled to assert any right of indemnification pursuant to Section 10.02 and Section 10.03, as applicable, and the Indemnifying Party shall have no further liability or obligation to the Indemnified Party, whether for indemnification, contribution, breach of contract or otherwise, and no Action of any kind may thereafter be commenced, maintained, or prosecuted by such Indemnified Party with respect thereto, for any Loss after the date on which the rights to assert a claim for indemnification for the applicable representation, warranty, covenant or agreement terminates pursuant to Section 10.01, provided that if a Notice of Claim (as defined below) shall have been given before such termination date, the Indemnified Party shall continue to have the right to be indemnified with respect thereto.
(c)No indemnification claim may be made against Seller for indemnification pursuant to Section 10.02(a) (except with respect to a Fundamental Representation) unless and until the aggregate Losses of the Buyer Indemnitees that are indemnifiable under Section 10.02(a) exceeds the Seller Retention Amount (the “Deductible Amount”), in which event Seller will be obligated to indemnify the Buyer Indemnitees for all such Losses in excess of the Deductible Amount subject to the limitations in this ARTICLE X; provided, that in no event shall the aggregate Liability of Seller under Section 10.02(a) exceed the Seller Retention Amount (“Cap”). For the avoidance of doubt, (i) the Cap limitation shall apply for Losses resulting from breach of the Fundamental Representations, (ii) the Deductible Amount shall not apply for Losses resulting from breach of the Fundamental Representations, and (iii) the Cap limitation shall not apply to the indemnification rights of the Parties for Losses resulting from Section 10.02(b) through Section 10.02(d), and Section 10.03(b) through Section 10.03(c), or for Fraud.
(d)Except in the case of Fraud and subject to the terms and conditions set forth on Schedule 10.02(c), in no event shall the aggregate liability of (i) Seller under Section 10.02(b) through Section 10.02(d) exceed the Purchase Price actually paid by Buyer, without reduction for Closing Date Indebtedness or Closing Date Transaction Expenses, and (ii) Buyer under Section 10.03 exceed the Purchase Price actually paid by Buyer, without reduction for Closing Date Indebtedness or Closing Date Transaction Expenses.
(e)Payments by Seller pursuant to Section 10.02 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds (including from the RWI Policy) actually received by Buyer Indemnitees in respect of any such claim, net of all deductibles, co-payments and increases in premium attributable thereto and all reasonable costs of collection of any such proceeds actually paid. Buyer Indemnitees shall use their commercially reasonable efforts to recover under insurance policies (including the RWI Policy) for any Losses; provided, however, that no Buyer Indemnitee shall have any obligation to threaten or commence any Action against any third-party or insurance company for such recovery.
(f)For purposes of (i) determining whether or not an inaccuracy, misrepresentation or breach of any representation and warranty has occurred and (ii) calculating any Losses arising from such inaccuracy, misrepresentation or breach, such representation, warranty, covenant or agreement shall be read as if it were not qualified by any concept of “material,” “materiality” or “Material Adverse Effect” or a similar qualification.

(g)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages (except to the extent to which a Third Party Claim includes such damages). To the extent any Indemnified Party is entitled to indemnification under Section 10.02(d) or Section 10.03(c), as applicable, in no event shall the Indemnifying Party be liable to such Indemnified Party thereunder for any punitive damages, exemplary or consequential damages, diminution in value, lost profits or similar damages (except to the extent to which a Third Party Claim includes such damages). Notwithstanding any other provision herein to the contrary, no Indemnifying Party shall be required to indemnify, defend or hold harmless any Indemnified Party against, or reimburse such Party for, any Losses to the extent such Indemnified Party has been indemnified or reimbursed for such amount under any other provision of this Agreement or any other agreement between such Parties or their Affiliates in respect of the same subject matter, or the RWI Policy.
Section 10.05Indemnification Procedures.
(a)Whenever any claim shall arise for indemnification pursuant to this ARTICLE X, the Indemnified Party shall promptly, and in any event within thirty (30) days, provide written notice of such claim (“Notice of Claim”) to the Indemnifying Party. Such Notice of Claim by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of any Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that (and only to the extent that) such failure or delay shall have prejudiced the Indemnifying Party’s ability to defend against, settle, mitigate or satisfy any Loss for which the Indemnified Party is entitled to indemnification hereunder.
(b)In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party (except that the defense or prosecution of such claim shall be tendered to the insurance carrier of the RWI Policy if such carrier has assumed the defense thereof under the RWI Policy) by notice in writing to the Indemnified Party within thirty (30) days after the date of the Notice of Claim only if the Indemnifying Party acknowledges that it is obligated to indemnify the Indemnified Party in respect of such claim or Action and confirms in writing to the Indemnified Party that such Indemnifying Party shall be responsible for all Losses relating to such claim for indemnification and that it will provide indemnification to the extent required hereunder to the Indemnified Party with respect to such claim giving rise to such claim for indemnification hereunder. Notwithstanding the foregoing and except for the matters set forth under Section 10.02(c), the Indemnifying Party shall not be entitled to assume control of the defense if (i) the Notice of Claim relates to or arises in connection with any criminal Action, indictment or allegation; (ii) such claim seeks an injunction or equitable relief against the Indemnified Party, or (iii) if any Buyer Indemnitee is the Indemnified Party, the Action or other claim giving rise to such Notice of Claim for indemnification is asserted directly by or on behalf of a Person that is a supplier or customer of Buyer or Seller. Notwithstanding the right of the Indemnified Party to retain its own counsel described below, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any reasonable settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which unconditionally and expressly releases all Indemnified Parties completely in connection with such Third Party Claim, provided that such settlement, compromise or discharge does not impose any equitable or other non-monetary remedies or obligations on any Indemnified Party, or include any statement as to any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party, but involves exclusively the payment of money damages for which the Indemnified Parties will be indemnified hereunder. The Indemnified Party shall be entitled to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party is not contesting such Third Party Claim in good faith or in a timely manner, or if there are one or more legal defenses available to the Indemnified Party that conflict with or are in addition to those available to the Indemnifying Party then the Indemnified Party may conduct and control, in addition to any other right or remedy it may have hereunder, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith; provided that the Indemnified Party may not, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed) settle or compromise any action, consent to the entry of any judgment or forego any appeal with respect thereto.
(c)Notwithstanding anything in Section 10.05(b) to the contrary, any Third Party Claims for indemnification under Section 10.02(c), Section 10.02(d) and Section 10.03(c) shall be governed by the terms and subject to the conditions set forth on Exhibit I, provided, that, for the avoidance of doubt, in the event there is a dispute between the Parties which relates to whether the terms and conditions set forth on Exhibit I apply to or were followed with respect to an indemnification claim hereunder, then such dispute shall be subject to Section 5 of Exhibit I.
Section 10.06Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.
Section 10.07Manner of Payment; Effect of Indemnity Payments.
(a)Any indemnification payments required to be made pursuant to this ARTICLE X shall be paid within ten (10) Business Days of the final determination of the amount of an indemnification claim in accordance with this ARTICLE X.
(b)Subject to Section 10.04(c),
(i)Any indemnification obligation of Seller hereunder pursuant to Section 10.02(a), other than Fundamental Representations, with respect to any representation or warranty, including Fraud, shall be satisfied: (A) first, from the Seller

Retention Amount until the Seller Retention Amount has been exhausted, and (B) second, by the insurer under the RWI Policy.
(ii)Any indemnification obligation of Seller hereunder pursuant to Section 10.02(a), with respect to a Fundamental Representation, including Fraud, shall be satisfied: (A) first, from the Seller Retention Amount until the Seller Retention Amount has been exhausted, (B) second, at the election of Seller (i) by setoff against the Purchase Price Holdback Amount or (ii) in cash by wire transfer of immediately available funds from Seller to an account designated by Buyer, until satisfaction of any applicable retention under the RWI Policy, and (C) third, by the insurer under the RWI Policy.
(iii)Any indemnification obligation of Seller hereunder pursuant to Section 10.02(b) shall be satisfied in cash by wire transfer of immediately available funds from Seller to an account designated by Buyer; provided, however, that if a particular Loss may be indemnifiable under Section 10.02(a) with respect to a representation or warranty, then Buyer shall seek indemnification in accordance with Section 10.02(a).
(iv)Any indemnification obligation of Seller hereunder pursuant to Section 10.02(c) or Section 10.02(d) shall be satisfied: (i) first, by setoff against the Purchase Price Holdback Amount until the Purchase Price Holdback has been exhausted or released in accordance with Section 2.03(e), (ii) second, in cash by wire transfer of immediately available funds from Seller to an account designated by Buyer, subject to the limitations in Section 10.04; provided, however, that if a particular Loss may be indemnifiable under Section 10.02(a) with respect to a representation or warranty, then Buyer shall seek indemnification in accordance with Section 10.02(a).
(v)Notwithstanding anything to the contrary in this Agreement, nothing in this Section 10.07 shall limit Buyer’s ability to recover Losses under the RWI Policy in accordance with the terms thereof or for Fraud.
(c)Any indemnification obligation of Buyer pursuant to this ARTICLE X shall be satisfied, jointly and severally by US Buyer and French Buyer, in cash by wire transfer of immediately available funds from Buyer or its designee to an account designated by Seller.
Section 10.08Exclusive Remedies. The Parties acknowledge and agree that from and after the Closing (a) their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement and any certificate delivered in connection with this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE X and (b) the RWI Policy and the Seller Retention Amount are the sole and exclusive remedy of Buyer with respect to any and all claims for any breach of the representations and warranties of Seller set forth in this Agreement (other than Fundamental Representations, which, for the avoidance of doubt are subject to the Cap). In furtherance of the foregoing, should the Closing occur, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE X. Nothing in this Section 10.08 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall in any way (i) affect the ability of Buyer to make any claim and recover Losses under the RWI Policy in accordance with the terms thereof, (ii) interfere with or impede the operation of the provisions of Section 2.04 providing for the resolution of certain disputes relating to the Final Closing Statement, or (iii) limit any Action based on Fraud.
ARTICLE XI
Miscellaneous
Section 11.01Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service; or (c) when sent by email (without receipt of an automated notice of failure of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, addressed as follows:
if to Buyer, to:

c/o Modaxo Group, Inc.
5060 Spectrum Way, Suite 100
Mississauga, Ontario L4W 5N5
Attention: Steve Cimicata, General Counsel | Volaris Group
Email: Steve.Cimicata@volarisgroup.com
with a copy (which shall not constitute notice) to:

Constellation Software Inc.
20 Adelaide Street E., Suite 1200
Toronto, Ontario, Canada M5C 2T6
Attention: Mark Dennison, General Counsel
Fax: (416) 861-2287
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attention: Aaron Dixon
Email: aaron.dixon@alston.com
if to Seller, to:

Conduent Incorporated
100 Campus Drive, Suite 200
Florham Park, NJ 07932

Attention: Michael Krawitz,
Executive Vice President, General Counsel and Secretary; and
Michael Fisherman,
Vice President, Associate General Counsel, and Assistant
Secretary
Email:    michael.krawitz@conduent.com; and
    mike.fisherman@conduent.com
with a copy (which shall not constitute notice) to:

Holland & Knight LLP
515 East Las Olas Boulevard, Suite 1200
Fort Lauderdale, FL 33301
Attention: Tammy Knight
Email: tammy.knight@hklaw.com
or to such other address or addresses as a Party may from time to time designate in writing.
Section 11.02Waiver. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver. The failure or delay of any Party to exercise any of its rights or remedies hereunder shall not constitute a waiver of such rights or remedies; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.
Section 11.03Expenses. Except as otherwise provided in this Agreement (including Section 2.04, Section 5.03(b), Section 5.11, Section 5.17, Section 5.23, Section 6.01 and Section 7.05) each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that Buyer may pay any such fees or expenses incurred by Buyer or on its behalf directly or through one of its Affiliates (including the Purchased Subsidiaries following the Closing).
Section 11.04Assignment. Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that, without obtaining the written consent of Seller, Buyer may assign some or all of its rights hereunder (including its rights to acquire the Purchased Interests) to (a) one or more of its Affiliates or one or more of its direct or indirect wholly owned Subsidiaries as of the Closing and (b) in connection with a sale of all or substantially all of the assets of Buyer or other disposition of all or substantially all of the assets of the Business; provided, further, that any such buyer shall assume the obligations under this Agreement and no such assignment shall relieve Buyer of its Liabilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.05Governing Law. This Agreement, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in Contract or tort, or at Law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, including its statutes of limitation, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 11.06Jurisdiction; Waiver of Jury Trial.
(a)The Parties hereby irrevocably agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any Action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any Party or its Affiliates against the other Party or its Affiliates. In furtherance of the foregoing, each of the Parties hereto (a) irrevocably waives the defense of inconvenient forum, (b) agrees not to commence any Action arising out of this Agreement or any transactions contemplated hereby other than in any such court and (c) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING AGAINST ANY OTHER PARTY WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH PROCEEDING. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE INSTRUMENTS OR OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 11.06(B).
Section 11.07Captions; Counterparts. The captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, DocuSign, other means of electronic transmission or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.
Section 11.08Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the entities expressly named as Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) the past, present and future directors, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and other Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14, (b) Prior Business Counsel and the Designated Persons shall be intended third party beneficiaries of, and may enforce, Section 11.15, and (c) after the Closing, the Indemnified Persons shall be intended third party beneficiaries of, and may enforce, ARTICLE X.
Section 11.09Entire Agreement. The Transaction Documents and the Confidentiality Agreement, along with the Annexes, Schedules and Exhibits hereto and thereto, constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by any of the Parties or any of their respective Affiliates or Representatives relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by the Transaction Documents exist between the Parties except, in each case, as expressly set forth in the Transaction Documents and the Confidentiality Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the bodies of the other Transaction Documents or the Confidentiality Agreement or the Annexes, Schedules and Exhibits hereof or thereof (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 11.10Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner and by the same Parties (but not necessarily by the same individuals) as this Agreement and which makes reference to this Agreement. No course of dealing between the Parties shall be deemed effective to modify, amend or discharge any part of the Transaction Documents and the Confidentiality Agreement or any rights or obligations of any Party under or by reason of the Transaction Documents and the Confidentiality Agreement.
Section 11.11Severability. If any provision of this Agreement is held illegal, invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held illegal, invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held illegal, invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 11.12Disclosure Schedules. Inclusion of a matter in any section of the Disclosure Schedules in relation to a representation, warranty, or covenant which addresses matters having a Material Adverse Effect, material and adverse effect, or which is qualified by materiality, shall not be deemed an indication that such matter does or does not, or may or may not, have a Material Adverse Effect, material and adverse effect, or that such matter is or is not material. Likewise, the inclusion of a matter in any section of the Disclosure Schedules in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would or would not, or may or may not, breach such representation or warranty absent its inclusion on such section of the Disclosure Schedules. Neither the specification of any dollar amount in the representations and warranties contained in the Agreement nor the inclusion of any specific item in any Disclosure Schedule is intended to imply that such amounts (or any higher or lower amounts), or the items so included in such Disclosure Schedule (or any other items), in each case, are or are not material or within or outside the Ordinary Course of Business. The Parties acknowledge and agree that (a) the inclusion of any item, information or other matter in the Disclosure Schedules that is not required by this Agreement to be so included is solely for the convenience of Buyer, (b) the disclosure by Seller of any item, information or other matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by Seller that such item, information or other matter is required to be disclosed by the terms of this Agreement or that such item, information or other matter is material, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of Article III reasonably apparent from the face of such disclosure, such item or information shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of Seller except as and to the extent provided in this Agreement. The information contained in the Disclosure Schedules is provided solely for purposes of making disclosures to Buyer under the Agreement. Seller does not assume any responsibility to any Person that is not a party to the Agreement for the accuracy or completeness of any information therein. Except for the Parties, without the prior written consent of Seller, no Person may rely on the Disclosure Schedules for any purpose. In disclosing such information, Seller does not waive any attorney-client privilege to the extent applicable to such information or any protection afforded by the work-product doctrine to the extent applicable to any of the matters disclosed in these Schedules. Any item or information disclosed in the Disclosure Schedules shall be subject to the terms of the Confidentiality Agreement.
Section 11.13Enforcement. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of each of Seller and Buyer to cause the transactions hereunder to be consummated in accordance with the terms of this Agreement); and (B) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the Parties would not have entered into this Agreement. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such equitable remedies, or for proving inadequacy of monetary damages in order to enforce its rights under this Section 11.13. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. By seeking the remedies provided for in this Section 11.13, no Party shall in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) if this Agreement has been terminated or if the remedies provided for in this Section 11.13 are not available or otherwise are not granted, and nothing set forth in this Section 11.13 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.13 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination subject to and in accordance with Section 9.02), nor shall the commencement of any Action pursuant to this Section 11.13 or anything set forth in this Section 11.13 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter. For the avoidance of doubt, if a court of competent jurisdiction declines to specifically enforce the obligations of a Party to consummate the transactions hereunder, such decision shall in no event affect the other Party’s rights under Section 9.02 (and such other Party may at any time during the pendency of the relevant Action exercise its rights under Section 9.02). If, before the Outside Date, any Party hereto brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party then the Outside Date will automatically be extended (i) for the period during which such Action is pending and until such action has been finally resolved by a non-appealable ruling by a court of competent jurisdiction in accordance with the terms hereof, plus ten (10) Business Days, or (ii) by such greater time period established by the court presiding over such action.
Section 11.14Non-Recourse. Except as set forth in Section 11.08, this Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties (together with any assignee of Buyer pursuant to Section 11.04) and then only with respect to the specific obligations set forth herein with respect to such named Party. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor or other Representative of any Party, or Affiliate of any of the foregoing (excluding Seller and Buyer), shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of Seller or Buyer under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of or related to this Agreement. Nothing in this Section 11.14 or elsewhere in this Agreement (including

Sections 3.28 or 4.09 or Article X) shall be deemed to limit, prohibit or impact any rights or claims of any party to (or third party beneficiary of) a Transaction Document or the Confidentiality Agreement against any other party thereto pursuant to the terms thereof.
Section 11.15Privileged Matters; Conflicts of Interest.
(a)The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to the other Parties with respect to the Business and the Retained Businesses (collectively, “Privileges”) shall be governed by the provisions of this Section 11.15(a). With respect to matters relating to the Retained Businesses, and with respect to all Business Records, documents, communications or other information of Seller or any of its Affiliates prepared in connection with this Agreement or the transactions contemplated hereby (collectively, “Information”), Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Subsidiaries. Buyer shall not, and shall cause its Subsidiaries (including, after the Closing, the Purchased Subsidiaries) not to, take any action without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to or belonging to the Business (except for Information prepared by Seller or its Affiliates in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby). However, Buyer may not assert any such Privileges of the Business related to pre-Closing advice or communications relating to the Business against Seller and its Affiliates. Seller shall not, and shall cause the Retained Entities not to, take any action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer or the Business. The rights and obligations created by this Section 11.15 shall apply to all documents and information as to which Seller or its Affiliates or Buyer or its Subsidiaries (including, after Closing, the Purchased Subsidiaries) would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by Seller or its Affiliates, or Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiaries), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Seller or its Affiliates or Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiaries), as the case may be, obtains knowledge that any current or former employee of Seller, its Affiliates or the Purchased Subsidiaries has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Privileged Information and to assert any rights it may have under this Section 11.15 or otherwise to prevent the production or disclosure of Privileged Information. Seller’s transfer of any Business Records or other Information to Buyer in accordance with this Agreement and Seller’s agreement to permit Buyer to obtain Information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in Section 5.14 and this Section 11.15, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or its Affiliates, or Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiaries), as the case may be. The access to Business

Records and other Information being granted pursuant to Section 5.02 and 5.13 and Article VI, and the disclosure to Seller or its Affiliates, or Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiaries) of Privileged Information relating to the Business or the Retained Businesses pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by Seller or Buyer to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 11.15 or otherwise.
(b)Conflicts of Interest. Buyer hereby waives and agrees not to assert, and after the Closing, Buyer shall cause the Purchased Subsidiaries to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Seller or any of the Retained Entities or Seller’s other Affiliates, or any of their respective officers, employees, directors, managers, or equityholders, and each of their successors and assigns (any such person, a “Designated Person”) in any matter involving this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby, by any legal counsel (“Prior Business Counsel”) currently representing any Designated Person in connection with this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby by reason of the fact that such Prior Business Counsel may have represented a Purchased Subsidiary in a matter substantially related to such dispute. Without limiting the foregoing, Buyer and Seller agree that, following the Closing, it will not object to Prior Business Counsel serving as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any Action or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Business Counsel prior to the Closing, on the basis that such Prior Business Counsel may have represented a Purchased Subsidiary in a matter substantially related to such dispute, and Buyer (on behalf of itself and its Subsidiaries (including, after the Closing, the Purchased Subsidiaries)) hereby agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Subsidiaries (including, after the Closing, the Purchased Subsidiaries), on the one hand, and any Designated Person, on the other hand, Buyer will not object to Prior Business Counsel representing one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiaries) on the basis that Prior Business Counsel may have represented such Purchased Subsidiary in a matter substantially related to such dispute.
Buyer, on behalf of itself and on behalf of its Affiliates, hereby irrevocably acknowledges and agrees that all communications between or among the Purchased Subsidiaries prior to the Closing, Seller and Prior Business Counsel made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement or the transactions contemplated hereby, or any matter relating to the foregoing, are privileged communications between Seller and such counsel (notwithstanding that the Purchased Subsidiaries participated in, were party to or were furnished such communications nor that the Purchased Subsidiaries are also a client of such counsel), and from and after the Closing, neither Buyer nor the Purchased Subsidiaries nor any Person purporting to act on behalf of or through Buyer or the Purchased Subsidiaries, will seek to obtain the same by any process. From and after the Closing, Buyer, on behalf of itself and on behalf of its Affiliates, waives and will not assert any attorney-client privilege with respect to any communication between Prior Business Counsel, the Purchased Subsidiaries or Seller occurring prior to the Closing in any

Action against any Designated Person arising out of or relating to this Agreement or the transactions contemplated by this Agreement. From and after the Closing, Buyer acknowledges and agrees that, with respect to with respect to any communication between or among Prior Business Counsel, the Purchased Subsidiaries and Seller occurring prior to the Closing, the expectation of client confidence belongs to Seller and shall be controlled by Seller and shall not pass to or be claimed by Buyer, the Purchased Subsidiaries or by and of their respective Affiliates. In connection with any dispute that may arise between Seller, on the one hand, and Buyer or the Purchased Subsidiaries, on the other hand, Seller (and not Buyer or the Purchased Subsidiaries) will have the right to decide whether or not to waive any attorney-client privilege that may apply to any communications between Prior Business Counsel and the Purchased Subsidiaries that occurred before the Closing. Notwithstanding the foregoing, in the event a dispute arises between Buyer or the Purchased Subsidiaries, on the one hand, and a Person other than Seller (or any Affiliate thereof), on the other hand, after the Closing, the Purchased Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Prior Business Counsel to such Person; provided, however, that the Purchased Subsidiaries may not waive such privilege without the prior written consent of Seller.
In the event that any third party commences an Action seeking to obtain from Buyer or its Affiliates (including, after the Closing, the Purchased Subsidiaries) attorney-client communications involving Prior Business Counsel made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement or the transactions contemplated hereby, Buyer shall promptly notify Seller so as to permit Seller to participate in any such Action.
Section 11.16Currency. Unless otherwise specified in this Agreement or as required by applicable Law, all references currency, monetary values and dollars and the symbol “$” set forth herein shall mean United States (U.S.) Dollars and all payments hereunder shall be made in U.S. Dollars. The Parties agree that to the extent this Agreement provides for (x) any costs, fees or expenses incurred by any Party pursuant to this Agreement denominated in a currency other than U.S. Dollars or (y) any valuation, measurement or test as of a given date based on an amount specified in U.S. Dollars and the subjects of such valuation, measurement or test are comprised of items or matters that are, in whole or in part, denominated other than in U.S. Dollars, then such non-U.S. dollar amounts for such costs, fees, expenses, valuations, measurements or tests shall be converted into U.S. Dollars using the foreign exchange rates published by Bloomberg as the Composite 5:00 p.m. New York closing rates (CMPN) one (1) Business Day prior to the date in question; provided, however, that for purposes of any calculation or estimate to be provided by one Party to another Party hereunder, such calculation or estimate shall be made using the foreign exchange rates published by Bloomberg as the Composite 5:00 p.m. New York closing rates (CMPN) one (1) Business Day prior to the delivery of such calculation or estimate.
Section 11.17Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Seller to take any action, such requirement shall be deemed to include an undertaking on the part of Seller to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action and, after the Closing Date, on the part of the Purchased Subsidiaries to cause such Subsidiary to take such action. Any obligation of one Party to any other Party under this Agreement, which obligation is performed, satisfied or properly fulfilled by a Subsidiary of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 11.18Modaxo Group Guarantee.
(a)Modaxo Group unconditionally and irrevocably guarantees (the “Holdings Guarantee”) to Seller the (i) due, complete, and punctual payment, observance, performance and discharge of the payment obligations of Buyer set forth in Section 5.09, on a joint and several basis, and (ii) full and timely performance of the other obligations of Buyer set forth in this Agreement (the “Guaranteed Obligations”). Modaxo Group acknowledges and agrees that its guaranty is full, absolute and unconditional, is a guaranty of payment and performance and is in no way conditioned or contingent upon any attempt to collect from Buyer, and no extension, increase, modification, amendment, waiver, consent, release or extinguishment of the Guaranteed Obligations, or other change in the Guaranteed Obligations, whether by agreement of the Parties hereto, decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of its guaranty, nor will such validity and enforceability be affected by any lack of validity or enforceability of any obligation of Buyer as a result of the application of any bankruptcy, insolvency, moratorium or other similar Law relating to creditors’ rights and general principles of equity to Buyer.
(b)(i) Modaxo Group hereby waives, for the benefit of Seller, to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, including those which would otherwise require any election of remedies by Seller (other than payment of the applicable Guaranteed Obligations); (ii) Modaxo Group further waives any notice (including notice of acceptance or nonpayment), presentment, demand, performance, protest, suit or other action as the same pertains to Seller or the Guaranteed Obligations, or any right to require Seller to proceed against Buyer or to exhaust any security held by Seller, or to pursue any other remedy with respect to any of the applicable Guaranteed Obligations; provided, however, with respect to each of (i) and (ii), that before initiating any Action under the Holdings Guarantee, Seller must give Modaxo Group at least ten (10) Business Days prior written notice. Modaxo Group hereby agrees that its obligations hereunder shall not be impaired, diminished or discharged by any amendment of this Agreement (with or without the consent of Modaxo Group), by any course of dealing between the Parties, or by any other events or circumstances that operate or that may operate to discharge a guarantor. Notwithstanding anything to the contrary in this Section 11.18, any payment made by or on behalf of Modaxo Group by or on behalf of Buyer, with respect to an obligation or liability shall reduce the total obligations or liabilities of Modaxo Group relating to the Guaranteed Obligations accordingly. Notwithstanding any other provision of this Section 11.18 or this Agreement to the contrary, the Parties hereby agree that Modaxo Group may assert, as a defense to such payment or performance by Modaxo Group under this Section 11.18, or as an affirmative claim against Seller or its Affiliates, or any person or entity claiming by, through or on behalf of any of them, (A) any rights, remedies, and defenses that Buyer could assert pursuant to the terms of this Agreement or pursuant to any applicable Law in connection therewith (other than any such rights, remedies, and defenses arising out of, due to, or as a result of, the breach, insolvency or bankruptcy of Buyer), in each case subject to the applicable limitations in this Agreement, and (B) any breach by Seller of this Agreement or any Transaction Document.
(c)Modaxo Group represents and warrants to Seller that (i) it is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) it has all requisite entity power and authority to (A) execute and deliver this Agreement, and (B) perform its respective obligations hereunder, (iii) this Agreement has been duly executed and delivered by it, and (iv) assuming the due authorization, execution, and delivery by Buyer and Seller, this Agreement constitutes the legal, valid and binding obligation of Modaxo Group, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.
(d)A separate right of Action shall arise each time there is a demand for payment under any Unreleased Business Guarantee and that separate and successive Actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. For the avoidance of doubt, nothing in this Section 11.18(d) shall expand the Guaranteed Obligations, waive or limit any rights, remedies or defenses available to Modaxo Group under this Section 11.18 or applicable Law, or permit Seller or its Affiliates to recover more than once for the same Losses, obligations or demands.
Section 11.19Release.
(a)Seller Release. Effective as of the Closing, Seller shall, on behalf of itself and its Affiliates, and each of its and their respective past, present and/or future officers, managers, directors, members, employees equityholders, controlling Persons, management companies, predecessors and successors and permitted assigns and other Representatives (collectively, the “Seller Releasing Parties”), absolutely, unconditionally and irrevocably, now and forever, release, acquit, satisfy and discharge the Purchased Subsidiaries and their respective past, present and/or future Representatives, Subsidiaries, successors and permitted assigns, directors, managers, officers, employees or agents of such Person (each, a “Purchased Subsidiary Released Party”), of, from and against, and hereby absolutely, unconditionally and irrevocably waives, any and all actions, causes and causes of action, suits, proceedings, settlements, debts, dues, accounts, sums of money, bonds, bills, contracts, covenants, obligations, promises or omissions, trespasses, damages, Liabilities, breaches (express, implied, oral, written or otherwise), judgments, claims and demands whatsoever, in Law or in equity, including, but not limited to, those arising under Law, contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, known or unknown, disclosed or undisclosed, determined, determinable or otherwise (collectively, the respective “Purchased Subsidiary Released Claims”) that such party ever had, now has or ever may have or claim to have against any Purchased Subsidiary Released Party, in each case, occurring or arising on or prior to the Closing Date. For the avoidance of doubt, nothing in this Section 11.19(a) shall release Buyer and its Affiliates from any obligation (i) set forth in this Agreement or any other Transaction Document to cause any Purchased Subsidiary Released Party to take any action or (ii) to otherwise perform and discharge any obligations of Buyer and its Affiliates in this Agreement or any other Transaction Document to cause any Purchased Subsidiary Released Party to take any action. The Seller Releasing Parties expressly waive all rights afforded by any Law which limits the effect of a release with respect to unknown claims. The Seller Releasing Parties understand the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims and acknowledge and agree that this waiver is an essential and material term of this Agreement. The Seller Releasing Parties acknowledge that Buyer will be relying on the waiver and release provided in this Section 11.19(a) in connection with entering into this Agreement. From and after the Closing, Seller, on behalf of itself and the Seller Releasing

Parties, covenants and agrees that no Person from whom a claim has been released above, shall sue or make any claim against any of the Purchased Subsidiary Released Parties on the basis of any of the Purchased Subsidiary Released Claims herein released and discharged. Notwithstanding the foregoing, each Seller Releasing Party that is or has been an employee of the Purchased Subsidiaries and each of their respective successors and assigns retain, and do not release, their rights and interests (i) to receive accrued salary, benefits, bonuses, commissions, vacation pay and vested benefits in any Employee Plan, and expense reimbursement subject to the terms and conditions of this Agreement (as may be applicable) (ii) to any agreement entered into with any Purchased Subsidiary and (iii) with respect to exculpation or indemnification, under (I) the Organizational Documents of Purchased Subsidiaries as in effect prior to Closing or (II) any director/officer insurance policies of Purchased Subsidiaries, in each case of clauses (I) and (II), as provided in Section 5.17.
(b)Civil Code § 1542 Waiver. The Parties each acknowledge and agree that the releases provided in this Section 11.19 extend to all known and unknown claims. The Parties, on behalf of themselves and the Seller Releasing Parties expressly acknowledge that they are familiar with and expressly and irrevocably waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims, including under California Civil Code Section 1542 or any other similar or comparable statute that may be applicable. Section 1542 reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Notwithstanding Section 1542, and for the purpose of implementing a full and complete release and discharge under this Section 11.19, each of the Parties hereby expressly acknowledges, waives and relinquishes all rights and benefits which such Party has or may have under Section 1542 or the law of any other jurisdiction to the same or similar effect, to the full extent they may waive all such rights and benefits relating to the claims and interests released herein, and this Agreement contemplates the extinguishment of all such claims. Each of the Parties agrees, represents and warrants that (i) such Party realizes and acknowledges that factual matters now unknown to them may have given or may hereafter give rise to claims that are presently unknown and unanticipated, and (ii) the releases provided herein have been agreed upon in light of that realization and they nevertheless intend to release and discharge the released Party(ies) from any such unknown claims.
SELLER, ON BEHALF OF THE SELLER RELEASING PARTIES EXPRESSLY IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. SELLER, ON BEHALF OF THE SELLER RELEASING PARTIES ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. SELLER, ON BEHALF OF THE SELLER RELEASING PARTIES, AS APPLICABLE, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized directors or officers as of the day and year first above written.
CONDUENT BUSINESS SERVICES, LLC
By:     /s/ HARSHA V. AGADI
Name: Harsha V. Agadi
Title:    President and Chief Executive Officer

MODAXO USA HOLDINGS, INC.
By: /s/ WILLIAM DELANEY
Name:    William Delaney
Title:    Chief Executive Officer
MODAXO FRANCE HOLDINGS SAS
By: /s/ WILLIAM DELANEY
Name:    William Delaney
Title:    Chief Executive Officer

                    SOLELY FOR SECTION 11.18 HEREIN:

MODAXO GROUP, INC.
By: /s/ WILLIAM DELANEY
Name:    William Delaney
Title:    Chief Executive Officer